   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998

                                                REGISTRATION NO. 333-52597
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              DRYPERS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     2676                   76-0344044
      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION                INDUSTRIAL            IDENTIFICATION NO.)
    OF INCORPORATION OR        CLASSIFICATION CODE
       ORGANIZATION)                 NUMBER)

                        5300 MEMORIAL DRIVE, SUITE 900
                             HOUSTON, TEXAS 77007
                                (713) 869-8693
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                WALTER V. KLEMP
                              DRYPERS CORPORATION
                        5300 MEMORIAL DRIVE, SUITE 900
                             HOUSTON, TEXAS 77007
                                (713) 869-8693
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

                           ROBERT F. GRAY, JR., ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                (713) 651-5151

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


PROSPECTUS
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                               Offer to Exchange
                                all outstanding
                         10 1/4% Senior Notes due 2007
                  ($30,000,000 principal amount outstanding)
                                      for
                    10 1/4% Series B Senior Notes due 2007
                        ($30,000,000 principal amount)
                                      of

                  [Logo of Drypers Corporation appears here]

 The Exchange Offer will expire at 5:00 p.m., New York City time, on July 13,
                            1998, unless extended.
--------------------------------------------------------------------------------
  Drypers Corporation, a Delaware corporation ("Drypers"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 10 1/4% Series B Senior Notes due 2007 (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 10 1/4% Senior Notes due 2007 (the "Outstanding Notes"), of which $30,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Outstanding Notes are sometimes referred to herein collectively as the "Notes."

  Drypers will accept for exchange any and all Outstanding Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be July 13, 1998 unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by Drypers and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Outstanding Notes may be tendered only in denominations of $1,000 and integral multiples thereof. Drypers has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to Drypers from the Exchange Offer. See "Use of Proceeds."

  The Exchange Notes will be obligations of Drypers entitled to the benefits of the indenture relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Outstanding Notes provided for under certain circumstances will be eliminated. Following the Exchange Offer, any holders of Outstanding Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, Drypers will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Outstanding Notes held by them. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                                                       (continued on next page)

                               ----------------

SEE "RISK FACTORS" ON PAGES 17 TO 22 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is June 8, 1998

(continued from page 1)

  The Outstanding Notes were sold by Drypers on March 17, 1998 to Prudential Securities, Inc. (the "Initial Purchaser") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchaser placed the Outstanding Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"). Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of Drypers under the Registration Rights Agreement.

  The Exchange Notes will bear interest at a rate of 10 1/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998. Holders of Exchange Notes of record on December 1, 1998, will receive on December 15, 1998, an interest payment in an amount equal to
(x) the accrued interest on such Exchange Notes from the date of issuance thereof to December 15, 1998, plus (y) the accrued interest on the previously held Outstanding Notes from June 15, 1998 to the date of exchange thereof. Interest will not be paid on Outstanding Notes that are accepted for exchange. The Notes mature on June 15, 2007.

  Outstanding Notes were initially represented by a single, global Outstanding Note (the "Outstanding Global Note") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. The Exchange Notes exchanged for Outstanding Notes represented by the Outstanding Global Note will be initially represented by a single, global Exchange Note (the "Exchange Global Note") in registered form, registered in the name of the Depositary. See "Description of the Exchange Notes--Book-Entry, Delivery and Form." References herein to "Global Note" shall be references to the Outstanding Global Note and the Exchange Global Note.

  Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from Drypers for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Drypers), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Outstanding Notes wishing to accept the Exchange Offer must represent to Drypers that such conditions have been met.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Drypers has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Outstanding Notes or the Exchange Notes. Drypers does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as Drypers' results of operations and its financial condition. See "Risk Factors."

  Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes are not tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes that are not tendered and accepted will continue to be subject to the existing restrictions on transfer thereof.

  The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined under the caption "Description of the Exchange Notes"), which will be deposited with, or on behalf of the DTC and registered in its name or in the name of Cede & Co., the DTC's nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to Qualified Institutional Buyers will be effected through, records maintained by the DTC and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of the Exchange Notes-Book-Entry, Delivery and Form."

                               ----------------
  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DRYPERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF DRYPERS SINCE THE DATE HEREOF.

                               ----------------

                      SPECIAL CAUTIONARY NOTICE REGARDING
                          FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, among other things, the Company's business strategy. These statements are based on the Company's expectations and are subject to various risks and uncertainties. Actual results could differ materially from those anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

                               ----------------

  Drypers(R), Comfees(R), Baby's Choice(R) and Wee-Fits(R) are U.S. registered trademarks and Puppet is a Brazilian federally registered trademark owned by the Company. Sesame Street(R) is a trademark licensed to the Company by The Children's Television Workshop. All other trademarks or service marks referred to in this Prospectus are the property of their respective owners and are not the property of the Company.

  UNTIL SEPTEMBER 6, 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DRYPERS CORPORATION, 5300 MEMORIAL DRIVE, SUITE 900, HOUSTON, TEXAS 77007,
ATTENTION: INVESTOR RELATIONS (TELEPHONE NUMBER: (713) 869-8693). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JULY 6, 1998.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto set forth in this Prospectus. As used herein, the terms "Company" and "Drypers" mean Drypers Corporation and its subsidiaries, except as the context may otherwise require. Unless otherwise specified, all U.S. market share and market position data in this Prospectus for the Company's brands and products and for its competitors are based upon retail dollar sales that are derived from A.C. Nielsen data. Such data represent A.C. Nielsen's estimates based upon data gathered by A.C. Nielsen from market samples and, in the case of grocery store sales in the United States, are based on samples taken from stores with sales in excess of $2.0 million per year. Such data are therefore subject to some degree of variance. Unless otherwise indicated, all sales and market share information in this Prospectus referring to the United States excludes Puerto Rico.

                                  THE COMPANY

  Drypers is a leading manufacturer and marketer of premium quality, value-priced disposable baby diapers and training pants sold under the Drypers brand name in the United States and under the Drypers and other brand names internationally. The Company also manufactures and sells lower-priced diapers under other brand names in the United States and internationally, as well as private label diapers and training pants and pre-moistened baby wipes. The Company's Drypers brand is the fourth largest selling diaper brand in the United States, and the second largest selling training pant brand in U.S. grocery stores. The Company's net sales and EBITDA (as defined herein) were $287.0 million and $28.8 million, respectively, for the year ended December 31, 1997.

  Drypers has historically marketed its products primarily in grocery stores in the United States and Puerto Rico and in certain international markets, including Latin America and the Pacific Rim. The U.S. disposable diaper and training pant market (the "U.S. diaper market") for products sold in grocery stores in 1997 totaled approximately $2.0 billion or 51.2% of the estimated $3.8 billion total U.S. diaper market. As of December 20, 1997, the Company sold its products throughout the United States to approximately 635 grocery retailers with an estimated 20,000 retail outlets. These retailers had an estimated 66% share of total U.S. grocery store sales of all products at that date. Drypers believes that its brands represented 6.4% of the dollar volume and 6.6% of the unit volume in the U.S. grocery store diaper market during 1997, and that its market share exceeded 10% in 15 of the 50 major markets as defined by A.C. Nielsen, including such markets as Phoenix, Kansas City, Minneapolis, Pittsburgh and Hartford. In addition, the Company believes that it has an approximate 26% market share of the disposable diaper category in Puerto Rico. In 1997, domestic operations, including Puerto Rico and export sales, represented 66.7% of the Company's net sales and 71.1% of its EBITDA, with the balance of its sales and EBITDA generated by its international operations.

  The Company has been exporting diapers to Latin America and the Pacific Rim since the early 1980s and since 1993 has significantly expanded its international presence. In 1993, the Company began operations in Puerto Rico, both to serve Puerto Rico and to better serve the Latin American export market. In 1994, the Company acquired an interest in an existing disposable diaper producer in Argentina, and in 1995 such producer became a wholly-owned subsidiary of the Company. In 1996, the Company entered into a contract manufacturing arrangement with a Mexican diaper producer and, in December 1996, acquired substantially all of the assets of this producer. In early 1997, the Company acquired the rights to the Puppet brand name (the third largest selling diaper brand in Brazil), established a majority-owned subsidiary to market its products in Brazil, entered into a supply arrangement with a local diaper manufacturer, and entered into an agreement with Wal-Mart International to carry the Puppet brand in its Brazilian stores. Wal-Mart International, a division of Wal-Mart Stores, Inc., has also selected the Company to be its exclusive private label supplier of disposable diapers to Wal-Mart stores throughout Latin America, which are currently located in Argentina, Brazil and Mexico, and in Puerto Rico. Net sales for the Company's international operations, excluding Puerto Rico and exports, grew from 13.4% of the Company's total net sales in 1996 to 33.3% in 1997. International EBITDA grew from 1.2% of the Company's total EBITDA for 1996 to 28.9% for 1997.

  Drypers targets the value segment of the U.S. diaper market by offering products with features and quality comparable to the premium-priced national brands at generally lower prices. The Company seeks to position its products to provide enhanced profitability for retailers and better value to consumers. The Company continually seeks to expand its extensive grocery store sales and distribution network, while increasing its limited penetration of the mass merchant and drugstore chain markets, in order to capture a greater share of the U.S. diaper market. At the same time, the Company intends to continue to expand its international operations and pursues, on a selective basis, private label programs to enhance its customer relationships.

  After incurring an operating loss in 1995, the Company returned to profitability in 1996 and substantially improved its results of operations in 1997. The Company's net sales increased 26.3% to $207.0 million during 1996 and 38.6% to $287.0 million during 1997. The Company's EBITDA increased from a loss of $5.0 million during 1995 to $17.4 million during 1996 and increased 65.5% to $28.8 million during 1997. In each of the eight consecutive quarters ended December 31, 1997, the Company's EBITDA exceeded its EBITDA for the same quarter of the prior year.

  The Company's executive offices are located at 5300 Memorial, Suite 900, Houston, Texas 77007 and its telephone number is (713) 869-8693.

BUSINESS STRATEGY

  The Company's business strategy is to maintain high growth in sales while maximizing its EBITDA and profitability by focusing on the following key strategic elements:

  . Continued product innovation to differentiate the Drypers brand. Drypers has successfully differentiated its diaper and training pant products from the other national brands through the selective development of cost-effective innovative product features. For example, Drypers began to promote its diapers as the only perfume-free national brand in 1994. In 1996, Drypers introduced the first odor-control diaper Drypers with Natural Baking Soda, and in 1997, the Company launched Drypers with Aloe Vera as well as entered into a licensing agreement to use the Sesame Street trademark and characters on the Company's products, packaging and advertising materials. In addition to positioning Drypers as a national brand with these premium quality product features and innovations, the Company believes that the launch of these new products was in large part responsible for its increased penetration of the U.S. grocery store market from an estimated 54% in December 1995 to 66% as of December 1997.

  . Increase brand awareness and retail penetration through a targeted advertising and promotional campaign. The Company continually seeks to expand its sales and distribution network in the United States, Puerto Rico and certain international markets. The Company believes that marketing its premium quality products with features comparable to the leading premium-priced national brands will increase consumer awareness of its products in the U.S. market and ultimately its penetration of the grocery and mass-merchant channels. In this regard, during February 1998, the Company commenced its first national television advertising campaign through a cost-effective, targeted series of commercials aimed at increasing brand awareness and penetration of U.S. retail channels. As a result, the Company believes that it is well positioned to increase its extensive penetration of the grocery store market, as well as its limited penetration of the mass-merchant and drugstore chain markets, which currently account for approximately 46% of the total U.S. diaper market.

  . Offer "Every Day Value" branded products to consumers. The Company's premium quality, value-priced diapers and training pants are designed to offer consumers the recognition and reliability of a national brand name together with product quality and features comparable to the premium-priced national brands at generally lower prices. Drypers believes that this combination of brand name, premium product quality and "Every Day Value" prices offers consumers an attractive alternative to the premium-priced brands.

  . Provide higher margin products for retailers. The manufacturers of the leading national brands typically sell their premium-priced products to retailers at prices above those of other diaper manufacturers. Retailers generally price the premium-priced diaper brands with relatively little margin to attract customers into their stores. Drypers sells its products to retailers at a generally lower price than the leading premium-priced national brands, which allows retailers to offer a lower price to customers while achieving substantially higher margins, increasing their category profitability. The Company believes that it is able to maintain attractive profit margins for retailers while offering consumers a better price/value relationship as compared with the premium-priced national brands as a result of the Company's emphasis on (i) selective development of innovative product features which distinguish its products from the premium-priced brands, (ii) manufacturing high quality products at substantially the same costs as the leading national brand manufacturers, (iii) significantly lower advertising, promotion and research and development expenses and (iv) maintaining a substantially lower corporate overhead structure.

  . Continue to pursue international expansion opportunities. Management believes there continue to be substantial growth opportunities for producers of disposable baby diapers and training pants in the developing markets in Latin America, the Pacific Rim and Eastern Europe. This opportunity reflects the current low levels of consumer penetration for those products (from less than 5% to 35% in those markets compared to approximately 95% in the United States, Western Europe and Japan) and the rapid increase in the standard of living in those regions in recent years. The Company intends to continue to expand its operations in Argentina, Mexico and Brazil and is actively seeking further expansion opportunities through acquisition, joint venture and other arrangements in Latin America and elsewhere. The Company believes that increased geographic diversity should help to reduce its sensitivity to competitive pressures in any one specific market in the future.

  . Expand product lines to include additional consumer products. The Company seeks to produce and market additional high quality consumer products, which would be sold primarily through grocery stores, drug stores and mass merchants and which it believes offer opportunities for growth by occupying specialty niches in large and fragmented consumer product categories. By expanding into additional product lines, the Company believes it could improve its ability to provide logistical support to retailers, which it believes will become increasingly important to retailers, while improving its leverage on overhead costs. In October 1997, the Company acquired an option to purchase NewLund Laboratories, Inc. which has developed and test marketed an innovative new product under the brand name XClaim aimed at the $4 billion U.S. laundry detergent category. See "Recent Developments."

RECENT DEVELOPMENTS

 New Revolving Credit Facility

  On April 1, 1998, the Company entered into a three-year $50.0 million Senior Secured Revolving Credit Facility (the "New Credit Facility") with BankBoston, N.A., to replace the Company's existing $21.0 million revolving credit facility (the "Revolving Credit Facility"), which would have expired in February 1999. The New Credit Facility permits the Company to borrow under a borrowing base formula equal to the sum of 75% of the aggregate net book value of its accounts receivable and 50% of the aggregate net book value of its inventory on a consolidated basis, subject to additional limitations on incurring debt. The New Credit Facility bears interest in the range of prime to prime plus 3/4% or LIBOR plus 1 1/2% to LIBOR plus 2 1/2%, in each case based on the Company's debt to EBITDA ratio determined on a quarterly basis. The New Credit Facility is secured by substantially all of the Company's assets.

 National Advertising Campaign

  In February 1998, the Company launched a national television advertising campaign for its Drypers brand diapers as part of the Company's strategy of building the Drypers national brand. The Company believes that building brand recognition through advertising should allow the Company to gradually reduce its dependence on direct promotional spending and should increase the distribution of Drypers brand diapers, thus increasing sales in the second half of 1998.

 New Detergent Product

  In October 1997, the Company acquired an option, exercisable in 1998, to purchase all of the outstanding stock of NewLund Laboratories, Inc., the developer and marketer of a new concept in laundry detergents. If the Company exercises this option, it will acquire NewLund for a total of $4.2 million. The new product allows a single, small sheet of nonwoven fabric coated with detergent, whitener, fabric softener and static guard to be used in both the washer and the dryer. This product, which is currently in limited distribution under the brand name XClaim in the southeastern United States, was cited in Advertising Age in December 1997 as one of America's top 10 "hottest new products". The Company believes that the specialty nature of this product gives it an opportunity to develop a profitable niche within the $4 billion consumer laundry detergent business. The Company has redesigned the packaging for the product and has an agreement to purchase the product from a third party who is responsible for manufacturing XClaim and for further research and development and capital expenditures related thereto. The Company plans to expand the distribution of XClaim in 1998 and believes that this product will further leverage the existing Drypers' sales and marketing organization.

  The Company incurred cost increases of approximately $8 million in the first quarter of 1998, resulting in a net loss of $5.7 million, and expects to incur approximately $2 million in the second quarter of 1998. The majority of these increases represent the cost of the Company's new advertising campaign (in connection with which there will be no near-term corresponding reduction of promotional expenses), while the remainder relate to the costs associated with the new laundry detergent business and the expansion of capacity in several Latin American markets.

 Acquisition of Brazilian Manufacturer

  On April 6, 1998, the Company exercised its fair value option to acquire the remaining equity interest in the parent company of the Brazilian manufacturer of its diapers. The transaction is subject to approval by the Brazilian government. The transaction gives the Company a 100% ownership interest in the Brazilian manufacturing facility for its diapers.

                      TRANSACTIONS RELATED TO THE OFFERING

  On March 17, 1998, the Company issued the Outstanding Notes to the Initial Purchaser (the "Note Offering") pursuant to a Purchase Agreement dated March 12, 1998.

                            TERMS OF EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $30,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Outstanding Notes. The Exchange Notes will be obligations of Drypers entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Outstanding Notes provided for under certain circumstances will be eliminated. See "Description of the Exchange Notes."

Registration Rights
Agreement...................  The Outstanding Notes were sold by Drypers on
                              March 17, 1998 to the Initial Purchaser pursuant to a Purchase Agreement, dated March 12, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Drypers and the Initial Purchaser entered into the Registration Rights Agreement which, among other things, grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of Drypers under the Registration Rights Agreement.

The Exchange Offer..........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Outstanding Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $30,000,000 in aggregate principal amount of Outstanding Notes are outstanding. Drypers will issue the Exchange Notes to tendering holders of Outstanding Notes promptly following the Expiration Date.

                              The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except that the Outstanding Notes provide that if (i) the Exchange Offer has not been consummated within 60 days of the effectiveness of the registration statement or
                              (ii) a shelf registration statement has not been declared effective by August 14, 1998, the interest rate on the Outstanding Notes will increase by an amount ranging from 0.25% to 1.50% per annum, from and including the applicable date as described in the Registration Rights Agreement until but excluding the date of the consummation of the Exchange Offer.

                              In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the Exchange Notes prior to offering or selling such Exchange Notes. Drypers has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, Drypers does not intend to register or qualify the offer or sale of the Exchange Notes in any such jurisdiction.

Resale......................  Based on existing interpretations of the
                              Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Drypers believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from Drypers for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities
                              Act) of Drypers), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of Drypers or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Outstanding Notes from Drypers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters,
                              (ii) will not be able to tender its Outstanding Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Drypers does not intend to seek its own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Drypers has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date.............  5:00 p.m., New York City time, on July 13, 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Outstanding Notes..........  The Exchange Notes will bear interest at a rate of 10 1/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998. Holders of Exchange Notes of record on December 1, 1998, will receive on December 15, 1998, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to December 15, 1998, plus (y) the accrued interest on the previously held Outstanding Notes from June 15, 1998 to the date of exchange thereof. Interest will not be paid on Outstanding Notes that are accepted for exchange. The Notes mature on June 15, 2007.

Conditions to the Exchange
Offer.......................  Drypers may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. Drypers does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Outstanding Notes will have certain rights under the Registration Rights Agreement should Drypers fail to consummate the Exchange Offer. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 Outstanding Notes..........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes to be exchanged and any other required documentation, to Bankers Trust Company, as Exchange Agent, at the address set forth herein and therein or effect a tender of Outstanding Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to Drypers that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Drypers. See "The Exchange Offer--Procedures for Tendering."

                              Following the consummation of the Exchange Offer, holders of Outstanding Notes not tendered as a general matter will not have any further registration rights, and the Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such holder's name or obtain a properly completed bond power from the registered holder or endorsed certificates representing the Outstanding Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures..................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and who cannot complete the procedure for book-entry transfer and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes.............  Subject to certain conditions (as summarized above in "Conditions to the Exchange Offer" and described more fully in "The Exchange Offer-- Conditions to the Exchange Offer"), Drypers will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Exchange Agent..............  Bankers Trust Company, the Trustee under the
                              Indenture, is serving as exchange agent (the
                              "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is BT

                              Services Tennessee, Inc. Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737; the
                              address for deliveries by overnight courier is BT Services Tennessee, Inc. Reorganization Unit, Grassmere Park Drive, Nashville, TN 37211; and the address for hand deliveries is Bankers Trust Company, Corporate Trust and Agency Unit, 123 Washington Street, First Floor Window, New York, NY 10008. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (615) 835-3572 or (800) 735-7777, and
                              the facsimile number for the Exchange Agent is
                              (615) 835-3701.

Effect on Holders of
 Outstanding Notes..........  Holders of Outstanding Notes who do not tender their Outstanding Notes in the Exchange Offer will continue to hold their Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Outstanding Notes will continue to be subject to the restrictions on transfer provided for in the Outstanding Notes and the Indenture. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Outstanding Notes could be adversely affected. See "Risk Factors-- Consequences of Exchange and Failure to Exchange."

  See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

Securities Offered..........  $30,000,000 aggregate principal amount of 10 1/4%
                              Series B Senior Notes due 2007.

Maturity Date...............  June 15, 2007.

Interest Payment Dates......  June 15 and December 15, commencing December 15,
                              1998.

Optional Redemption.........  The Exchange Notes will be redeemable at the option of Drypers, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, Drypers may, at its option, redeem prior to June 15, 2000, up to 34.78% of the original principal amount of the Exchange Notes at 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, with the net proceeds of one or more Public Equity Offerings (as defined). See "Description of the Exchange Notes--Redemption."

Ranking.....................  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu with all existing and future unsubordinated debt of the Company. The Exchange Notes will be effectively subordinated to all of the Company's secured debt, including loans under the New Credit Facility (as defined herein), to the extent of the assets securing such debt and will be structurally subordinated to all liabilities, including trade payables, of the Company's subsidiaries that did not guarantee the Notes. As of March 31, 1998, the Company had $120.6 million of debt outstanding other than the Notes ($5.6 of which was debt of its subsidiaries) and its subsidiaries had approximately $14.9 million of accounts payable and third party debt. See "Capitalization" and Note 3 of the Notes to Consolidated Financial Statements.

Change of Control...........  Upon a Change of Control, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase. See "Description of the Exchange Notes."

Certain Covenants...........  The Indenture contains certain covenants, including, but not limited to, covenants with limitations on the following: (i) the incurrence of additional debt; (ii) restricted payments;
                              (iii) asset dispositions; (iv) transactions with affiliates; (v) dividend and other payment restrictions affecting subsidiaries; (vi) liens; and (vii) the merger, consolidation or sale of assets of the Company. In addition, subsidiaries of the Company may, in the future, be required to guarantee payment of the Notes. See "Description of the Exchange Notes".

Use of Proceeds.............  Drypers will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Drypers will receive in exchange Outstanding Notes in like principal amount.

Risk Factors................  Prospective purchasers of the Exchange Notes should carefully consider all of the information contained in this Prospectus, including the information set forth under the caption "Risk Factors", before making an investment in the Exchange Notes.

                         SUMMARY FINANCIAL INFORMATION

  The following summary historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, included elsewhere herein.

                                                                                     THREE MONTHS
                                    YEAR ENDED DECEMBER 31                          ENDED MARCH 31
                         ------------------------------------------------------     ----------------
                           1993        1994         1995        1996     1997        1997     1998
                         --------    --------     --------    -------- --------     -------  -------
                                    (DOLLARS IN THOUSANDS)                            (UNAUDITED)
STATEMENT OF EARNINGS
 DATA(1):
 Net sales.............. $156,079    $173,552     $163,947    $207,014 $287,010     $60,161  $78,592
 Cost of goods sold.....   95,295     106,130      114,075     126,128  175,545      36,756   47,249
                         --------    --------     --------    -------- --------     -------  -------
   Gross profit.........   60,784      67,422       49,872      80,886  111,465      23,405   31,343
 Selling, general and
  administrative
  expenses..............   46,231      48,081       53,691      70,333   89,973      18,961   32,477
 Unusual expenses.......    2,376(2)    1,141(3)     3,185(4)       --       --          --       --
 Restructuring charge...       --          --        4,255(5)       --       --          --       --
                         --------    --------     --------    -------- --------     -------  -------
 Operating income
  (loss)................   12,177      18,200      (11,259)     10,553   21,492       4,444   (1,134)
 Interest expense, net..   11,115       7,685        8,035       8,931    9,957       2,198    3,450
 Other income
  (expense).............       --         434           --          --      253        (123)      56
                         --------    --------     --------    -------- --------     -------  -------
 Income (loss) before
  income tax provision
  (benefit) and
  extraordinary items...    1,062      10,949      (19,294)      1,622   11,788       2,123   (4,528)
 Income tax provision
  (benefit).............    1,370       4,151       (3,829)        309    2,344         150    1,141
                         --------    --------     --------    -------- --------     -------  -------
 Income (loss) before
  extraordinary items...     (308)      6,798      (15,465)      1,313    9,444       1,973   (5,669)
 Extraordinary items....       --      (3,688)(6)       --          --   (7,769)(7)      --       --
                         --------    --------     --------    -------- --------     -------  -------
 Net income (loss)...... $   (308)   $  3,110     $(15,465)   $  1,313 $  1,675     $ 1,973  $(5,669)
                         ========    ========     ========    ======== ========     =======  =======
FINANCIAL RATIOS AND
 OTHER DATA:
 EBITDA(8).............. $ 16,594    $ 23,333     $ (4,959)   $ 17,412 $ 28,807     $ 6,189  $   836
 Adjusted EBITDA(9).....   18,970      24,474        2,481      17,412   28,807       6,189      836
 Capital expenditures...    6,157       7,079        8,896       5,931   21,598       3,440    7,222
 Depreciation and
  amortization..........    5,017       5,799        7,068       7,624    8,220       2,041    2,080
 Ratio of EBITDA to pro
  forma interest
  expense, net(8)(10)...                                                   2.1x                  .2x
 Ratio of earnings to
  fixed charges(11).....     1.1x        2.3x           --        1.2x     2.1x        1.9x       --

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital......................................    $ 48,728    $ 68,563
 Property, and equipment, net.........................      53,270      58,890
 Total assets.........................................     205,232     239,713
 Short-term debt, including current
  portion of long-term debt...........................       1,593       2,377
 Long-term debt, less current portion.................     116,755     149,318
 Stockholders' equity.................................      55,580      50,917

--------
 (1) The Company acquired two U.S. regional diaper manufacturing operations in 1992. In 1994, the Company acquired a preferred stock interest in an Argentine diaper manufacturer, which became a wholly owned subsidiary of the Company in July 1995. In December 1996, the Company acquired a diaper manufacturing operation in Mexico. The Company established operations in Brazil in February 1997. The results of these operations have been included since their respective dates of acquisition or establishment.
 (2) Includes unusual expenses of $1,536,000 to reflect the costs associated with the Company's repositioning of its premium brand diaper products and $840,000 of legal fees and expenses in connection with a patent infringement lawsuit in which the Company settled by entering into a license agreement and agreed to pay a royalty if the Company should use the other party's patented technology.
 (3) Includes legal fees and expenses of $1,141,000 incurred in connection with a patent infringement lawsuit, which was settled during the second quarter of 1994 with no payment by the Company or the other party.
 (4) Includes unusual expenses of $2,358,000 to reflect the costs associated with the Company's repositioning/brand transition of its premium brand diaper products and unusual expenses of $827,000 related to costs associated with the Company's refinancing described in Note 1 of the Notes to Consolidated Financial Statements.
 (5) Includes a noncash restructuring charge of $4,255,000 related to the write-down of idled equipment to net realizable value and lease termination costs related to the closure of the Houston facility.
 (6) Includes a noncash extraordinary expense of $2,014,000, net of taxes, for the write-off of capitalized debt issuance costs and original issue discount, and a cash extraordinary expense of $1,674,000, net of taxes, for prepayment fees in connection with the redemption of $30,000,000 principal amount of 12 1/2% Senior Notes from the proceeds of the Company's initial public offering.
 (7) Includes a noncash extraordinary expense of $3,745,000 for the write-off of capitalized debt issuance costs and a cash extraordinary expense of $4,024,000 for prepayment and other fees in connection with the application of the net proceeds of the offering of the $115,000,000 10 1/4% Senior Notes (the "Existing Notes").
 (8) EBITDA represents income from operations plus depreciation and amortization (excluding the portion of amortization included in interest expense). The Company has included EBITDA data (which is not a measure of financial performance under generally accepted accounting principles) because such data are used by certain investors to measure a company's ability to service debt and because a comparable measure will be a factor in certain incurrence tests included in the Indenture. EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.
 (9) Adjusted EBITDA represents EBITDA plus unusual expenses and restructuring charges.
(10) The calculation of pro forma interest expense gives effect to the Note Offering, the offering of the Existing Notes and the application of the estimated net proceeds therefrom as if they had occurred on January 1, 1997, and includes pro forma interest income for the period earned on cash balances at an assumed annual rate of 3%. This pro forma information is not necessarily indicative of the financial results that might have occurred had the transactions actually taken place on January 1, 1997, or of future results of operations.
(11) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income (loss) before income tax provision (benefit) and extraordinary items plus fixed charges. "Fixed charges" consist of interest on all debt and amortization of deferred financing costs and original issue discounts/premiums plus the interest component of rental expense under operating leases (assumed to equal one-third of rental expense). Earnings were not adequate to cover fixed charges by $10,669,000 for the year ended December 31, 1995 and by $733,000 for the three months ended March 31, 1998. After giving pro forma effect to the Note Offering, the offering of the Existing Notes and the application of the estimated net proceeds therefrom as if they had occurred on January 1, 1997, and including pro forma interest income for the period earned on cash balances at an assumed annual rate of 3%, the Company's ratio of earnings to fixed charges would have been 1.8x for the year ended December 31, 1997. Pro forma earnings were not adequate to cover pro forma fixed charges by $715,000 for the three months ended March 31, 1998.

                                 RISK FACTORS

  An investment in the Notes offered hereby involves a high degree of risk. Each prospective investor should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below before purchasing the Notes offered hereby.

  CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE. Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer to such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes that are not tendered, or are tendered but not accepted, may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Drypers does not currently anticipate that it will register the Outstanding Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Outstanding Notes which remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Outstanding Notes could be adversely affected. The Outstanding Notes provide that if (i) the Exchange Offer has not been consummated within 30 days of the effectiveness of the Registration Statement or (ii) a shelf registration statement has not been declared effective by August 14, 1998, the interest rate on the Outstanding Notes will increase by an amount ranging from 0.25% to 1.50% per annum from and including the applicable date as described in the Registration Rights Agreement until but excluding the date on which the Exchange Offer is consummated or a shelf registration statement is declared effective.

  LEVERAGE AND DEBT SERVICE. The Company is highly leveraged. As of March 31, 1998 the Company's total debt and stockholders' equity was $151.7 million and $50.9 million, respectively, and its ratio of debt to stockholders' equity was
3.0 to 1. See "Capitalization". In addition, the Company is party to the Revolving Credit Facility under which up to $21.0 million may be borrowed on a secured basis, subject to certain conditions, including without limitation, the maintenance by the Company of a sufficient level of accounts receivable and inventories. On April 1, 1998, the Company entered into a three-year credit facility for $50.0 million with BankBoston, N.A. to replace the Revolving Credit Facility. See "Recent Developments--New Revolving Credit Facility". At March 31, 1998, the Company's borrowing base of accounts receivable and inventories would have permitted the Company to borrow up to $42.4 million under the New Credit Facility. All outstanding borrowings under the Revolving Credit Facility were repaid with the net proceeds of the Note Offering.

  The Company's level of debt will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition opportunities, and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired. Management believes that, excluding acquisitions, future cash flow from operations, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's anticipated cash requirements, including for working capital, capital expenditures and debt service, for the foreseeable future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources".

  In 1995, the Company's liquidity was adversely affected by a confluence of unusual events and, among other things, it (i) obtained various amendments and waivers from the lender under the Revolving Credit Facility and term loan and
(ii) deferred payment of the interest due on November 1, 1995 under its $45.0 million of outstanding 12 1/2% Senior Notes, which default was cured by the payment of overdue interest on February 29,

1996 as part of the refinancing described in Note 1 of the Notes to Consolidated Financial Statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Unusual Industry Conditions in 1995" and "--Liquidity and Capital Resources".

  The Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon the Company's future performance, which will be subject to general economic conditions and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt, including the Notes, or to obtain additional financing. There can be no assurance that any such financing could be obtained on terms acceptable to the Company, if at all.

  COMPETITIVE INDUSTRY. In the United States, the Company experiences substantial competition from a number of producers of disposable baby diapers and training pants, including larger manufacturers of the leading national brands and other private label manufacturers. For the 52 weeks ended December 20, 1997, The Procter & Gamble Company ("Procter & Gamble"), which manufactures Pampers and Luvs, and Kimberly-Clark Corporation ("Kimberly-Clark"), which manufactures Huggies, held 78.9% of the total U.S. diaper market and 74.7% of the domestic grocery store market for disposable diapers. One or both of Procter & Gamble and Kimberly-Clark also dominate most of the international markets, including those in which the Company currently competes. Both Procter & Gamble and Kimberly-Clark have substantially greater manufacturing, marketing and financial resources than the Company and thus are able to exert significant influence on the worldwide markets in which they compete. Actions by the Company's competitors could have a material adverse effect on the Company. See "Business--Industry Conditions".

  PRICE CHANGES BY COMPETITORS. The disposable diaper industry is characterized by substantial price competition, which is effected through price changes, product count changes and promotions. Typically, because of their large market share, one of the Company's larger competitors initiates such pricing changes. The Company may respond to these pricing changes with changes to its own prices, product counts or promotional programs. The process of fully implementing such changes may require a number of months and the Company's operating results may be adversely affected. For example, a price per package and product count reduction by Procter & Gamble in the first quarter of 1995 led to a subsequent repositioning of the Company's Drypers brand, which adversely affected the Company's results of operations during that period. There can be no assurance that these or future price or product changes by the Company's larger competitors will not have a material adverse effect on the Company or that the Company will be able to react with price or product changes of its own to maintain its current market position. In addition, there can be no assurance that the major producers of private label diapers will not price or position their products in such a manner as to have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Industry Conditions".

  DEPENDENCE ON KEY PRODUCTS AND ACCEPTANCE OF PRODUCT INNOVATIONS. Sales of the Company's Drypers brand premium diapers and training pants in the United States accounted for 61.3%, 62.0% and 52.3% of the Company's net sales for the years ended December 1995, 1996 and 1997, respectively. The Company has made substantial investments in manufacturing equipment and processes for these products. In addition, the Company from time to time has introduced product innovations that are incorporated into all of the Company's premium products. The Company is substantially dependent on the continued success of sales of these products and customer acceptance of its product innovations. A number of factors could materially reduce sales by the Company of its products, or the profitability of such sales, including actions by its competitors, shifts in consumer preferences or the lack of acceptance of the Company's product innovations. There can be no assurance that in the future such factors will not have a material adverse effect on the Company. See "Business--Products".

  COSTS OF CERTAIN RAW MATERIALS. Raw materials, especially pulp, superabsorbent polymers and polypropylene nonwoven fabric, are significant components of the Company's products and packaging. An industry-wide shortage or a significant increase in the price of any of these components could adversely affect the Company's ability to maintain its profit margins in the event price competition does not permit the Company to increase prices. Beginning in late 1994, pulp prices rose dramatically with quoted market prices rising from $575 per ton in September 1994 to a high price of $975 per ton in October 1995. These increases in pulp prices had a material adverse effect on the Company in 1995. Since March 1996, the quoted market price for pulp has ranged between $550 per ton and $650 per ton. The Company has reduced the pulp content (as measured by weight) in its premium brand diaper by 30% since 1995. However, there can be no assurance that a sustained high level in the cost of pulp or any other raw material will not have a material adverse effect on the Company in the future.

  INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS, DEVALUATIONS AND RESTRICTIONS. The Company currently has operations in Argentina, Mexico and Brazil and expects its international operations to become a larger contributor to sales and profitability in the future. The Company also exports products from the United States and Puerto Rico primarily to Latin America and the Pacific Rim. The success of the Company's sales to, operations in and expansion into international markets depends on numerous factors, many of which are beyond the Company's control. Such factors include economic conditions in the foreign countries in which the Company operates and to which it sells its products. In addition, international operations and expansion may increase the Company's exposure to certain common risks in the conduct of business outside the United States, including currency exchange rate fluctuations, restrictions on the repatriation of profits and assets, compliance with foreign laws and standards, political risks and risks of increases in duties, taxes and governmental royalties. Moreover, the level of the Company's exports is impacted by the relative strength or weakness of the U.S. dollar. Other than the United States, each country in which the Company operates has experienced political and economic instability in recent years. Moreover, as recent events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political crises elsewhere in the region. The economies of Latin America are characterized by extensive government intervention in the economy; inflation and, in some cases, hyperinflation; currency devaluations, fluctuations, controls and shortages; troubled and insolvent financial institutions; capital flight; political instability, turmoil and violence; and economic contraction and unemployment. Any of the foregoing could have a material adverse effect on the Company.

  INTELLECTUAL PROPERTY RISKS. The Company's larger branded competitors normally seek U.S. and foreign patent protection for the product enhancements they develop. The Company believes it has been able to introduce product features comparable to those introduced by its competitors by using manufacturing methods or materials that are not protected by patents, although there can be no assurance that the Company will be able to continue to do so in the future. To the extent the Company is not able to introduce comparable products on a timely basis, its financial position and results of operations could be materially adversely affected.

  In addition, the Company from time to time has received, and may receive in the future, communications from third parties asserting that the Company's products, trademarks, designs, labels or packaging infringe upon such third parties' intellectual property rights. There can be no assurance that third parties will not successfully assert claims against the Company with respect to existing or future products or packaging. Should the Company be found to infringe upon the intellectual property rights of others, the Company could be required to cease use of certain products, trademarks, designs, labels or packaging or pay damages to the affected parties, any of which could have a material adverse effect on the Company. Substantial costs also may be incurred by the Company in redesigning its labels or packaging, in selecting and clearing new trademarks or in defending any legal action. In 1994, the Company settled a patent infringement lawsuit with a competitor.

  TECHNOLOGICAL CHANGES. The disposable baby diaper industry is subject to frequent technological innovations, with the Company's larger branded competitors having been the leaders in product design and development historically. The large research and development departments of these companies have developed most of the important product enhancements in the disposable baby diaper industry in the past several years. The Company believes that by working closely with its suppliers, distributors and other industry participants it has been able to introduce product enhancements comparable to those introduced by its competitors when needed to maintain the Company's competitive position, although there can be no assurance that the Company will be able, or will have adequate resources, to do so in the future. To the extent the Company is not able or does not have adequate resources to introduce comparable products on a timely basis, its financial position and results of operations could be materially adversely affected.

  COVENANT LIMITATIONS. The New Credit Facility and the Indenture contain numerous financial and operating covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional debt, to create liens or other encumbrances, to pay dividends and make other investments and restricted payments, and to sell or otherwise dispose of assets and to merge or consolidate with other entities. See "Description of Certain Debt" and "Description of the Notes--Certain Covenants". The New Credit Facility requires the Company to meet certain financial ratios and tests. A failure to comply with the obligations contained in these instruments could result in an event of default thereunder, which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing debt that may contain cross-acceleration or cross-default provisions. If, as a result thereof, a default occurs with respect to the New Credit Facility the lender thereunder will have a prior claim with respect to assets pledged as security by the Company, the effect of which could be to restrict payments to the holders of the Notes.

  ENCUMBRANCES ON ASSETS TO SECURE NEW CREDIT FACILITY; EFFECTIVE SUBORDINATION. The Notes will be unsecured. The Company's obligations under the New Credit Facility are secured by a first priority lien on the receivables, inventory, financial assets and general intangibles of the Company. The Indenture also permits the Company to incur certain additional secured debt subject to the conditions specified therein. If the Company becomes insolvent or is liquidated, or if payment under the New Credit Facility is accelerated, the lender under the New Credit Facility will have a prior claim with respect to such assets and will be entitled to exercise the remedies available to a secured lender under applicable law. See "Description of Certain Debt".

  The Notes are also effectively subordinated to all existing and future debt and other liabilities of the Company's subsidiaries that do not guarantee the Notes. While the Company's subsidiaries do not presently carry a significant amount of debt, the Indenture permits the existing subsidiaries to incur additional debt under certain circumstances. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, creditors of such subsidiaries, including trade creditors, would be entitled to payment in full from the assets of such subsidiaries before the Company, as a stockholder, would be entitled to receive any distribution therefrom.

  CONTROL BY MAJOR STOCKHOLDERS. As of April 15, 1998, Equus II Incorporated and its affiliates beneficially owned 23.3% of the outstanding common stock of the Company. Because a majority of the capital stock of the Company is held by a limited number of holders, such holders, if acting together, have the ability to exercise control over the business and affairs of the Company because of their ability to elect the Company's Board of Directors and their voting power with respect to actions requiring stockholder approval. As a result, circumstances could arise in which the interests of the major stockholders could be in conflict with the interests of the holders of the Notes. For example, if the Company were to encounter financial difficulties or were unable to pay its debts as they mature, the interests of the major stockholders might conflict with the interests of the holders of the Notes. In addition, the major stockholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes.

  DEPENDENCE ON KEY PERSONNEL. The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its senior management. The loss of the services of any one or more of such key personnel could have an adverse effect on the Company and there can be no assurance that the Company would be able to find suitable replacements for such key personnel. The Company has employment agreements with certain of its senior executives. The Company does not maintain key man life insurance on any of its executives.

  INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL. Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes tendered, or that restrictions in the New Credit Facility will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes--Certain Covenants--Purchase of Notes upon a Change of Control."

  LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES. The Outstanding Notes currently are owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchaser has advised the Company that, following consummation of the Exchange Offer, they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed in the Exchange Act, and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

  EXCHANGE OFFER PROCEDURES. Issuance of the Exchange Notes in Exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of the Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender their Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof. On consummation of the Exchange Offer, the registration rights under the Registration Agreement will terminate except that if (i) the Company determines that the Exchange Offer may not be consummated as soon as practicable after the Expiration Date because it would violate applicable law or the applicable interpretations of the staff of the Commission, (ii) the Initial Purchaser so requests with respect to the Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or (iii) any holder of an Outstanding Note (other than a broker-dealer exchanging Outstanding Notes that were acquired as a result of market making or other trading activities) is not eligible to participate in the Exchange Offer or, in the case of any holder of Outstanding Notes (other than a broker-dealer exchanging Outstanding Notes that were acquired as a result of market making or other trading activities) that participates in the Exchange Offer, such holder does not receive freely tradeable Exchange Notes on the date of the exchange for validly tendered (and not withdrawn) Outstanding Notes, the Company has agreed to file and maintain a shelf registration statement that would allow resales or transfer of restricted Outstanding Notes or Exchange Notes owned by such holders. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution." To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer."

  CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF OUTSTANDING NOTES. The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Agreement. If the Exchange Offer is consummated, the Company does not, except in very limited circumstances set forth in the Registration Agreement, intend to file additional registration statements for the sale or other disposition of Outstanding Notes. Consequently, following completion of the Exchange Offer, holders of Outstanding Notes seeking liquidity in their investment would have to rely on an exemption from the registration requirements of applicable securities laws, including the Securities Act, with respect to any sale or other disposition of Outstanding Notes.

                               ----------------

                      SPECIAL CAUTIONARY NOTICE REGARDING
                          FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including, among other things, the Company's business strategy. These statements are based on the Company's expectations and are subject to various risks and uncertainties. Actual results could differ materially from those anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were sold by Drypers on March 17, 1998, to the Initial Purchaser pursuant to a Purchase Agreement, dated March 12, 1998, between Drypers and the Initial Purchaser (the "Purchase Agreement"). The Initial Purchaser subsequently resold all of the Outstanding Notes to Qualified Institutional Buyers, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Outstanding Notes by the Initial Purchaser, Drypers entered into a Registration Rights Agreement with the Initial Purchaser, which requires, among other things, that promptly following the issuance and sale of the Outstanding Notes, Drypers file with the SEC the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Outstanding Notes the opportunity to exchange their Outstanding Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Outstanding Notes are registered on Drypers' books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Outstanding Notes are held of record by the Depositary who desires to deliver such Outstanding Notes by book-entry transfer of the Depositary. The Outstanding Notes provide that if
(i) the Exchange Offer has not been consummated within 30 days of the effectiveness of the Registration Statement or (ii) a shelf registration statement has not been declared effective by August 14, 1998, the interest rate on the Outstanding Notes will increase by an amount ranging from 0.25% to 1.50% per annum from and including the applicable date as described in the Registration Rights Agreement until but excluding the date the Exchange Offer is consummated or a shelf registration statement is declared effective.

  Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Drypers believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Outstanding Notes directly from Drypers for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Drypers), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Outstanding Notes who is an affiliate of Drypers or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Outstanding Notes from Drypers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Outstanding Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Outstanding Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

  As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, Drypers will not be required to pay an increased interest rate on the Outstanding Notes. Following the consummation of the Exchange Offer, holders of Outstanding Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined herein), and the Outstanding Notes will continue to be subject to certain restrictions on transfer. See

"Description of the Exchange Notes." Accordingly, the liquidity of the market for the Outstanding Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Drypers will accept all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, Drypers will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

  Each holder of Outstanding Notes (other than certain specified holders) who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of Drypers, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act,
(ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Outstanding Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $30,000,000 aggregate principal amount of the Outstanding Notes is outstanding. In connection with the issuance of the Outstanding Notes, Drypers arranged for the Outstanding
Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

  This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Outstanding Notes as of the close of business on June 1, 1998. Drypers intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered, and holders of the Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture in connection with the Exchange Offer. Drypers shall be deemed to have accepted validly tendered Outstanding Notes when, as and if Drypers has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from Drypers and delivering Exchange Notes to such holders.

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Outstanding Notes will be returned, at Drypers' cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. Drypers will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF DRYPERS NOR DRYPERS MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on July 13, 1998, unless Drypers, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Drypers may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

  Drypers expressly reserves the right, in its sole discretion (i) to delay acceptance of any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Outstanding Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by Drypers (if permitted to be waived by Drypers), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by Drypers to the registered holders of the Outstanding Notes. If the Exchange Offer is amended in a manner determined by Drypers to constitute a material change, Drypers will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and Drypers will extend the Exchange Offer to the extent required by law.

  Without limiting the manner in which Drypers may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Drypers shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate of 10 1/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998. Holders of Exchange Notes of record on December 1, 1998, will receive on December 15, 1998, an interest payment in an amount equal to
(x) the accrued interest on such Exchange notes from the date of issuance thereof to December 15, 1998, plus (y) the accrued interest on the previously held Outstanding Notes from June 15, 1998 to the date of exchange thereof. Interest will not be paid on Outstanding Notes that are accepted for exchange. The Notes mature on June 15, 2007.

PROCEDURES FOR TENDERING

  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes to be exchanged and any other required documentation, to Bankers Trust Company, as Exchange Agent, at the address set forth herein and therein or effect a tender of Outstanding Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to Drypers that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Drypers.

  Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Outstanding Notes by causing the Depositary to transfer such Outstanding Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Only a holder may tender its Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a holder will constitute an agreement between such holder, Drypers and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Outstanding Notes are tendered, a tendering holder should fill in the amount of Outstanding Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO DRYPERS THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF DRYPERS AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (A) IT ACQUIRED THE OUTSTANDING NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH DRYPERS OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OUTSTANDING NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN

"UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO DRYPERS. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

  Any beneficial owner whose Outstanding Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Outstanding Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Notes. If the Letter of Transmittal or any Outstanding Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Drypers, evidence satisfactory to Drypers of their authority to so act must be submitted with such Letter of Transmittal.

  The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Outstanding Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Outstanding Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Outstanding Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Outstanding Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Notes will be determined by Drypers in its sole discretion, which determination will be final and binding. Drypers reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes Drypers' acceptance of which would, in the opinion of counsel for Drypers, be unlawful. Drypers also reserves the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Notes. Drypers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as Drypers shall determine. Although Drypers intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither Drypers, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that Drypers determines are not properly tendered or the tender of which is otherwise rejected by Drypers and as to which the defects or irregularities have not been cured or waived by Drypers will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, Drypers reserves the right in its sole discretion (a) to purchase or make offers for any Outstanding Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Conditions to the Exchange Offer," terminate the Exchange Offer and (b) to the extent permitted by applicable law, to purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

  Drypers understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Outstanding Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer.

  ALTHOUGH DELIVERY OF OUTSTANDING NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITHIN THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Outstanding Notes and the principal amount of such Outstanding Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Outstanding Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Outstanding Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Notes or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Outstanding Notes to register the transfer of such Outstanding Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Drypers, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, Drypers will not be required to accept for exchange, or to issue Exchange Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes if, in Drypers' judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the SEC, (ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of Drypers to proceed with the Exchange Offer,
(iv) that there has been declared by United States federal or Texas or New York state authorities a banking moratorium; or (v) that trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental agency.

  If Drypers determines that it may terminate the Exchange Offer for any of the reasons set forth above, Drypers may (i) refuse to accept any Outstanding Notes and return any Outstanding Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Outstanding Notes to withdraw their tendered Outstanding Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Drypers will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and Drypers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Bankers Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of Drypers. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

              By Mail:                    BT Services Tennessee, Inc.
                                              Reorganization Unit
                                                P.O. Box 292737
                                            Nashville, TN 37229-2737

        By Overnight Courier:             BT Services Tennessee, Inc.
                                              Reorganization Unit
                                              Grassmere Park Drive
                                              Nashville, TN 37211

          By Hand Delivery:                  Bankers Trust Company
                                        Corporate Trust and Agency Unit
                                             123 Washington Street
                                               First Floor Window
                                               New York, NY 10006

                    Facsimile Transmission: (615) 835-3701
                   Confirmation by Telephone: (615) 835-3572
                          Information: (800) 735-7777

  Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Drypers. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Drypers and its affiliates in person, by telegraph, telephone or telecopier.

  Drypers has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Drypers will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. Drypers may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Outstanding Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by Drypers.

  Drypers will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if tendered Outstanding Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by Drypers directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, as reflected in Drypers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Drypers as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by Drypers over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, this Exchange Offer, Drypers will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Outstanding Notes who do not tender their Outstanding Notes in the Exchange Offer will continue to hold such Outstanding Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Exchange Notes." All untendered Outstanding Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Outstanding Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of March 17, 1998 and the last date on which Drypers or any "affiliate" (within the meaning of Rule 144 of the Securities Act) of Drypers was the owner of such Outstanding Note except (i) to Drypers, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to Qualified

Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) to Institutional Accredited Investors in transactions exempt from the registration requirements of the Securities Act, (v) in transactions complying with the provisions of Regulation S under the Securities Act or (vi) pursuant to any other available exemption from the registration requirements under the Securities Act. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Outstanding Notes could be adversely affected.

  Drypers may in the future seek to acquire untendered Outstanding Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. Drypers intends to make any such acquisitions of Outstanding Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. Drypers has no present plan to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Outstanding Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

  Drypers will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Drypers will receive in exchange Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Outstanding Notes provided for under certain circumstances will be eliminated. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of Drypers.

  The net proceeds from the sale of the Outstanding Notes were approximately $30.1 million. These net proceeds were used in the manner described below.

  A portion of the net proceeds was used to repay in full all amounts outstanding under the Revolving Credit Facility, which totaled $5.0 million at March 17, 1998. The remaining net proceeds are to be used for general corporate purposes, including capital expenditures (estimated to be $20.0 million for 1998).

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998. See "Use of Proceeds" and the Consolidated Financial Statements, including the notes thereto, included elsewhere herein.

                                                                  MARCH 31, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
                                                                   (UNAUDITED)
Short-term debt:
  New Credit Facility (1)........................................    $     --
  Current portion of other long-term debt........................       2,377
                                                                     --------
    Total short-term debt........................................    $  2,377
                                                                     ========
Long-term debt, less current portion:
  10 1/4% Senior Notes due 2007..................................    $146,078
  Other long-term debt...........................................       3,240
                                                                     --------
    Total long-term debt, less current portion...................     149,318
Stockholders' equity:
  Common stock, $.001 par value, 20,000,000 shares authorized;
   16,818,923 shares issued and outstanding (2)..................          17
  Additional paid-in capital (2).................................      71,091
  Warrants.......................................................       1,084
  Retained deficit...............................................     (21,275)
                                                                     --------
    Total stockholders' equity...................................      50,917
                                                                     --------
      Total capitalization.......................................    $200,235
                                                                     ========

--------
(1) On April 1, 1998, the Company entered into a three-year $50.0 million new credit facility (the "New Credit Facility") with BankBoston, N.A. to replace the revolving credit facility. The New Credit Facility permits the Company to borrow under a borrowing base formula equal to the sum of 75% of the aggregate net book value of its accounts receivable and 50% of the aggregate net book value of its inventory on a consolidated basis, subject to additional limitations on incurring debt, which would have permitted the Company to borrow up to $42.4 million at March 31, 1998.
(2) Does not include (a) up to 2,100,130 shares of common stock that may be issued upon exercise of stock options under various stock option plans at a weighted average exercise price of $3.01 per share; and (b) up to 676,890 shares of common stock issuable upon exercise of common stock warrants at a weighted average exercise price of $2.59 per share.

                            SELECTED FINANCIAL DATA

  The following summary historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, included elsewhere herein.

                                                                                      THREE MONTHS
                                     YEAR ENDED DECEMBER 31                          ENDED MARCH 31
                          ------------------------------------------------------     ----------------
                            1993        1994         1995        1996     1997        1997     1998
                          --------    --------     --------    -------- --------     -------  -------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                                                                                       (UNAUDITED)
STATEMENT OF EARNINGS
 DATA(1):
Net sales...............  $156,079    $173,552     $163,947    $207,014 $287,010     $60,161  $78,592
Cost of goods sold......    95,295     106,130      114,075     126,128  175,545      36,756   47,249
                          --------    --------     --------    -------- --------     -------  -------
Gross profit............    60,784      67,422       49,872      80,886  111,465      23,405   31,343
Selling, general and
 administrative
 expenses...............    46,231      48,081       53,691      70,333   89,973      18,961   32,477
Unusual expenses........     2,376(2)    1,141(3)     3,185(4)       --       --          --       --
Restructuring charge....        --          --        4,255(5)       --       --          --       --
                          --------    --------     --------    -------- --------     -------  -------
Operating income (loss).    12,177      18,200      (11,259)     10,553   21,492       4,444   (1,134)
Interest expense, net...    11,115       7,685        8,035       8,931    9,957       2,198    3,450
Other income (expense)..        --         434           --          --      253        (123)      56
                          --------    --------     --------    -------- --------     -------  -------
Income (loss) before
 income tax provision
 (benefit) and
 extraordinary items....     1,062      10,949      (19,294)      1,622   11,788       2,123   (4,528)
Income tax provision
 (benefit)..............     1,370       4,151       (3,829)        309    2,344         150    1,141
                          --------    --------     --------    -------- --------     -------  -------
Income (loss) before
 extraordinary items....      (308)      6,798      (15,465)      1,313    9,444       1,973   (5,669)
Extraordinary items.....        --      (3,688)(6)       --          --   (7,769)(7)      --       --
                          --------    --------     --------    -------- --------     -------  -------
Net income (loss).......  $   (308)   $  3,110     $(15,465)   $  1,313 $  1,675     $ 1,973  $(5,669)
                          ========    ========     ========    ======== ========     =======  =======
Common shares
 outstanding............     2,989       5,777        6,588       6,694    8,879       7,838   12,540
                          ========    ========     ========    ======== ========     =======  =======
Common and potential
 common shares
 outstanding............     2,989       6,302        6,588      15,065   18,470      17,925   12,540
                          ========    ========     ========    ======== ========     =======  =======
Income (loss) per common
 share(/8/):
 Income (loss) before
  extraordinary items:
  Basic.................  $   (.10)   $   1.18     $  (2.35)   $    .11 $   1.00     $   .23  $  (.46)
                          ========    ========     ========    ======== ========     =======  =======
  Diluted...............  $   (.10)   $   1.08     $  (2.35)   $    .09 $    .51     $   .23  $  (.46)
                          ========    ========     ========    ======== ========     =======  =======
 Extraordinary items:
  Basic.................        --    $   (.64)          --          -- $   (.88)         --       --
                          ========    ========     ========    ======== ========     =======  =======
  Diluted...............        --    $   (.59)          --          -- $   (.42)         --       --
                          ========    ========     ========    ======== ========     =======  =======
 Net income (loss):
  Basic.................  $   (.10)   $    .54     $  (2.35)   $    .11 $    .12     $   .23  $  (.46)
                          ========    ========     ========    ======== ========     =======  =======
  Diluted...............  $   (.10)   $    .49     $  (2.35)   $    .09 $    .09     $   .23  $  (.46)
                          ========    ========     ========    ======== ========     =======  =======

                                                                   THREE MONTHS
                                                                       ENDED
                                  YEAR ENDED DECEMBER 31             MARCH 31
                          ---------------------------------------- -------------
                           1993    1994    1995     1996    1997    1997   1998
                          ------- ------- -------  ------- ------- ------ ------
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                                                                    (UNAUDITED)
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(9)...............  $16,594 $23,333 $(4,959) $17,412 $28,807 $6,189 $  836
Adjusted EBITDA(10).....   18,970  24,474   2,481   17,412  28,807  6,189    836
Capital expenditures....    6,157   7,079   8,896    5,931  21,598  3,440  7,222
Depreciation and
 amortization...........    5,017   5,799   7,068    7,624   8,220  2,041  2,080
Ratio of EBITDA to pro
 forma interest expense,
 net(9)(11).............                                      2.1x          .2x
Ratio of earnings to
 fixed charges(12)......     1.1x    2.3x      --     1.2x    2.1x   1.9x     --


                                         DECEMBER 31
                         ---------------------------------------------  MARCH 31,
                           1993     1994     1995      1996     1997      1998
                         -------- -------- --------  -------- -------- -----------
                                              (IN THOUSANDS)
                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Working capital
 (deficit).............. $  8,587 $ 17,962 $ (3,597) $  8,707 $ 48,728  $ 68,563
Property and equipment,
 net....................   31,271   34,853   34,208    35,154   53,270    58,890
Total assets............  115,905  131,731  137,420   150,555  205,232   239,713
Short-term debt,
 including current
 portion of long-term
 debt...................    6,807    6,813   12,064    16,567    1,593     2,377
Long-term debt, less
 current portion........   75,510   46,632   47,350    48,647  116,755   149,318
Stockholders'
 equity(13).............   13,997   56,767   41,822    53,608   55,580    50,917

--------
 (1) The Company acquired two U.S. regional diaper manufacturing operations in 1992. In 1994, the Company acquired a preferred stock interest in an Argentine diaper manufacturer, which became a wholly-owned subsidiary of the Company in July 1995. In December 1996, the Company acquired a diaper manufacturing operation in Mexico. The Company established operations in Brazil in February 1997. The results of these operations have been included since their respective dates of acquisition or establishment.
 (2) Includes unusual expenses of $1,536,000 to reflect the costs associated with the Company's repositioning of its premium brand diaper products and $840,000 of legal fees and expenses in connection with a patent infringement lawsuit in which the Company settled by entering into a license agreement and agreed to pay a royalty if the Company should use the other party's patented technology.
 (3) Includes legal fees and expenses of $1,141,000 incurred in connection with a patent infringement lawsuit which was settled during the second quarter of 1994 with no payment by the Company or the other party.
 (4) Includes unusual expenses of $2,358,000 to reflect the costs associated with the Company's repositioning/brand transition of its premium brand diaper products and unusual expenses of $827,000 related to costs associated with the Company's refinancing described in Note 1 of the Notes to Consolidated Financial Statements.
 (5) Includes a noncash restructuring charge of $4,255,000 related to the write-down of idled equipment to net realizable value and lease termination costs related to the closure of the Company's Houston facility.
 (6) Includes a noncash extraordinary expense of $2,014,000, net of taxes, for the write-off of capitalized debt issuance costs and original issue discount, and a cash extraordinary expense of $1,674,000, net of taxes, for prepayment fees in connection with the redemption of $30,000,000 principal amount of 12 1/2% Senior Notes from the proceeds of the Company's initial public offering.
 (7) Includes a noncash extraordinary expense of $3,745,000 for the write-off of capitalized debt issuance costs and a cash extraordinary expense of $4,024,000 for prepayment and other fees in connection with the application of the net proceeds of the offering of the Existing Notes.
 (8) The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the fourth quarter of 1997. Accordingly, income (loss) per share data for all prior periods presented has been restated.
 (9) EBITDA represents income from operations plus depreciation and amortization (excluding the portion of amortization included in interest expense). The Company has included EBITDA data (which is not a measure of financial performance under generally accepted accounting principles) because such data are used by certain investors to measure a company's ability to service debt and because a comparable measure will be a factor in certain incurrence tests included in the Indenture. EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.
(10) Adjusted EBITDA represents EBITDA plus unusual expenses and restructuring charges.
(11) The calculation of pro forma interest expense gives effect to the Note Offering, the offering of the Existing Notes and the application of the estimated net proceeds therefrom as if they had occurred on January 1, 1997, and includes pro forma interest income for the period earned on cash balances at an assumed annual rate of 3%. This pro forma information is not necessarily indicative of the financial results that might have occurred had the transactions actually taken place on January 1, 1997, or of future results of operations.
(12) For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income (loss) before income tax provision (benefit) and extraordinary items plus fixed charges. "Fixed charges" consist of interest on all debt and amortization of deferred financing costs and original issue discounts/premiums plus the interest component of rental expense under operating leases (assumed to equal one-third of rental expense). Earnings were not adequate to cover fixed charges by $10,669,000 for the year ended December 31, 1995 and by $733,000 for the three months ended March 31, 1998. After giving pro forma effect to the Note Offering, the offering of the Existing Notes and the application of the estimated net proceeds therefrom as if they had occurred on January 1, 1997, and including pro forma interest income for the period earned on cash balances at an assumed annual rate of 3%, the Company's ratio of earnings to fixed charges would have been 1.8x for the year ended December 31, 1997. Pro forma earnings were not adequate to cover pro forma fixed charges by $715,000 for the three months ended March 31, 1998.
(13) The Company has never declared a cash dividend on its common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis, together with the accompanying Consolidated Financial Statements and related notes, is intended to aid in understanding the Company's results of operations as well as its financial position, cash flows, debt and other key financial information.

OVERVIEW

  Drypers is a leading manufacturer and marketer of premium quality, value-priced disposable baby diapers and training pants sold under the Drypers brand name in the United States and under the Drypers and other brand names internationally. The Company also manufactures and sells lower-priced diapers under other brand names in the United States and internationally, as well as private label diapers and training pants and pre-moistened baby wipes. During 1995, the Company successfully integrated its four regional brands under the Drypers brand name which it believes has increased the awareness of the Company's products with retailers and consumers while generating operating efficiencies. The Company currently sells its products principally to approximately 635 U.S. grocery retailers with an estimated 20,000 retail outlets. The Company continually seeks to expand its U.S. grocery store distribution network while increasing its limited penetration of the mass merchant and drugstore chain markets. In 1997, sales of branded products represented 88.9% of the Company's net sales in the United States and sales of private label and other products represented 11.1% of net sales in the United States.

  The Company's annual net sales increased to $287.0 million in the year ended December 31, 1997 from $156.1 million in the year ended December 31, 1993. This sales growth has been achieved by (i) the expansion of international sales through exports, contract manufacturing and acquisitions of diaper manufacturing operations, particularly in Latin America, (ii) the increased share in existing retail accounts and expanded penetration into new accounts in part due to the introduction of several new product features such as Drypers with Natural Baking Soda, and (iii) the increase in sales of training pants. The Company seeks to expand both its domestic and international sales and operations.

  In June 1997, the Company introduced Drypers with Aloe Vera, the first diapers and training pants to contain aloe vera, an herbal extract recognized for its ability to help soothe skin. The improved diaper also featured a breathable, cloth-like outer cover typically only found on premium-priced branded diapers. In addition, the Company entered into an exclusive licensing arrangement with The Children's Television Workshop under which the Company's products, packaging, advertising and promotional materials feature Big Bird, Elmo and other familiar characters from the children's television show Sesame Street.

  The Company's domestic operations include sales in the United States, Puerto Rico and exports from these manufacturing operations. The following table sets forth the Company's domestic and international net sales for each of the last three years and the three-month periods ended March 31, 1997 and 1998.

                                                                        THREE MONTHS
                                 YEAR ENDED DECEMBER 31                ENDED MARCH 31
                         ----------------------------------------  ------------------------
                             1995          1996          1997         1997         1998
                         ------------  ------------  ------------  -----------  -----------
                                             (DOLLARS IN MILLIONS)
Domestic................ $154.5  94.3% $179.2  86.6% $191.3  66.7% $45.6  75.8% $51.0  64.9%
International...........    9.4   5.7    27.8  13.4    95.7  33.3   14.6  24.2   27.6  35.1
                         ------ -----  ------ -----  ------ -----  ----- -----  ----- -----
  Total Net Sales....... $163.9 100.0% $207.0 100.0% $287.0 100.0% $60.2 100.0% $78.6 100.0%
                         ====== =====  ====== =====  ====== =====  ===== =====  ===== =====

  Among the factors that have a direct bearing on the Company's results of operations are price and product changes and promotional activity by competitors, increases in costs of raw materials, timing of technological advances by the Company and its competitors, lack of acceptance by consumers of product features and innovations, foreign governmental monetary and policy changes and other factors discussed herein.

  Gross profit margins vary significantly across the Company's product lines, as do the levels of promotional and marketing support. Accordingly, gross profit margins fluctuate with changes in the relative sales mix of the Company's various product lines. Since the differences in gross profit margins are generally offset by differences in promotional spending levels, changes in sales mix do not necessarily cause significant fluctuations in operating margins.

  Unusual Industry Conditions in 1995. A confluence of unusual events adversely impacted the Company's financial performance in 1995. In December 1994, the Mexican peso was devalued and, because Drypers did not have a plant in Mexico at that time and was instead exporting to Mexico from its Houston, Texas plant, an estimated $10 million in annual sales were lost almost immediately. The effect of the economic crisis in Mexico later adversely impacted the Argentine economy as well, reducing the Company's ability to maintain sales volumes and margins in its then recently acquired operations in Buenos Aires.

  Beginning in the first quarter of 1995, Procter & Gamble and Kimberly-Clark increased their rates of promotional spending on their premium-priced brands more aggressively than the Company. In addition, Procter & Gamble repositioned Luvs, its national value-priced brand, after having already reduced prices substantially within the previous 18 months, with a reduction in the number of diapers per package and a reduction in price per package. The Company responded with a repositioning of its own, lowering the number of diapers per package and the price per package and, as a result, recognized $2.4 million in unusual expenses in the first quarter of 1995.

  Throughout 1995, the industry experienced substantial price increases in pulp, a major component of the total cost to produce diapers and training pants. Beginning in late 1994, pulp prices rose dramatically with quoted market prices rising from $575 per ton in June 1994 to $650 per ton in March 1995, $850 per ton in June 1995 and $975 per ton in September 1995. Due to the competitive environment, the 1995 increases in pulp prices were not passed on to consumers, thus reducing gross profit margins. These increases in pulp prices had a material adverse effect on the Company in 1995. A decline in the quoted market price of pulp began in November 1995 with the quoted market price of pulp ranging between $550 and $650 per ton since March 1996.

  These external events happened at a particularly vulnerable point in the Company's own development. As a final step to complete the Company's planned transition to one national brand throughout the United States, the Company converted, during the first quarter of 1995, its four regional brands (Drypers, Comfees, Baby's Choice and Wee-Fits) into one common package design and brand name, Drypers. This conversion meant that the Company's brand awareness was unusually low in roughly three-quarters of the United States until consumers became accustomed to the new brand and package. In response to rising pulp prices, the Company accelerated the conversion of its premium diaper products to include a thinner absorbent core that is less reliant on pulp. The initial version of this "ultra-thin" product met with slow initial consumer acceptance.

  The matters discussed above had a material adverse impact on the Company's financial position and results of operations. In addition, the Company's liquidity was adversely affected, which required it to, among other things, obtain various amendments and waivers from the lenders under its existing revolving credit facility and defer payment of the interest due on November 1, 1995 under its $45.0 million of outstanding 12 1/2% Senior Notes, which default was cured by the payment of overdue interest on February 29, 1996 as part of the refinancing described in Note 1 of the Notes to Consolidated Financial Statements.

  Improved Recent Performance. In response to these events, management implemented a plan to improve sales and margins, increase operating efficiency and substantially reduce costs throughout the Company's operations. The major components of the cost reduction program included the closure of the Company's Houston manufacturing facility, reduction of manufacturing and general overhead costs and a redesigned premium diaper, which reduced overall product cost. Between January 1995 and January 1996, the Company's redesign of its premium diaper to an "ultra-thin" configuration reduced pulp content (as measured by weight) by 30%. In response to initial slow consumer acceptance, this product was subsequently modified resulting in increased consumer acceptance. The full benefit of the cost reduction plan was not reflected in operating income until the third quarter of 1996, as the Company invested heavily in promotional spending to rebuild market share during the first half of 1996. In the second half of 1996, promotional spending returned to normal levels. To offset its loss of export sales to Mexico, the Company re-entered the Mexican diaper market in the second quarter of 1996 through contract manufacturing arrangements with a local producer. The Company acquired the manufacturing operations of this producer in December 1996. In addition, the Company introduced Drypers with Natural Baking Soda in May 1996. As a result of the combined effect of these initiatives, the Company experienced a significant recovery of sales volume and a return to profitability.

  In 1996, the Company experienced improved financial performance, in part due to the successful introduction of Drypers with Natural Baking Soda in May of that year and a full year of consolidated operations in Argentina. Net sales increased by 26.3% to $207.0 million in 1996 from $163.9 million in 1995. As a result of the new product launch, the improved competitive pricing environment, the effects of its cost reduction program and lower pulp prices, the Company increased its national market share and returned to profitability, generating EBITDA of $17.4 million in 1996 as compared with a loss of $5.0 million in 1995.

  The Company continued its improved financial performance in 1997 as its net sales and EBITDA increased to $287.0 million and $28.8 million, respectively, for the year ended December 31, 1997 from $207.0 million and $17.4 million, respectively, for the year ended December 31, 1996. In each of the eight consecutive quarters ended December 31, 1997, the Company's EBITDA exceeded its EBITDA for the same quarter of the prior year.

  The foregoing factors should be taken into account, along with the other factors discussed below and elsewhere in this Prospectus, in comparing the Company's results during the past three years and the three months ended March 31, 1997 and 1998, and in understanding the results that may be expected in the future.

RESULTS OF OPERATIONS

  The following table sets forth the specified components of income and expense for the Company expressed as a percentage of net sales for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998.

                                                                    THREE
                                                                   MONTHS
                                              YEAR ENDED            ENDED
                                              DECEMBER 31         MARCH 31
                                           --------------------  ------------
                                           1995    1996   1997   1997   1998
                                           -----   -----  -----  -----  -----
Net sales................................. 100.0%  100.0% 100.0% 100.0% 100.0%
Cost of goods sold........................  69.6    60.9   61.2   61.1   60.1
                                           -----   -----  -----  -----  -----
Gross profit..............................  30.4    39.1   38.8   38.9   39.9
Selling, general and administrative ex-
 penses...................................  32.8    34.0   31.3   31.5   41.3
Unusual expenses..........................   1.9      --     --     --     --
Restructuring charge......................   2.6      --     --     --     --
                                           -----   -----  -----  -----  -----
Operating income (loss)...................  (6.9)    5.1    7.5    7.4   (1.4)
Interest expense, net.....................   4.9     4.3    3.5    3.7    4.4
Other income (expense)....................    --      --    0.1   (0.2)   0.1
                                           -----   -----  -----  -----  -----
Income (loss) before income tax provision
 (benefit) and extraordinary item......... (11.8)    0.8    4.1    3.5   (5.7)
Income tax provision (benefit)............  (2.4)    0.2    0.8    0.2    1.5
Extraordinary item........................    --      --   (2.7)    --     --
                                           -----   -----  -----  -----  -----
Net income (loss).........................  (9.4)%   0.6%   0.6%  3.3%   (7.2)%
                                           =====   =====  =====  =====  =====

 Three Months Ended March 31, 1998 Compared to the Three Months Ended March 31, 1997.

  Net Sales. Net sales increased 30.6% to $78.6 million for the three months ended March 31, 1998 from $60.2 million for the three months ended March 31, 1997. Domestic sales increased 11.8% to $51.0 million for the three months ended March 31, 1998 from $45.6 million for the three months ended March 31, 1997. This increase was primarily the result of the June 1997 introduction of Drypers with Aloe Vera and the launch of the licensing arrangement for the Sesame Street characters, in addition to the national media campaign in the United States for the Company's premium brand diapers, and increased distribution in the training pant and private label categories. The Company believes that the national media campaign and the introduction of the new product contributed to an increased share in existing retail accounts and expanded penetration into new accounts in the United States. The increase in U.S. sales between periods was mitigated by a decline in export sales resulting from pricing pressures in Asia due to recent currency declines. Net sales in the international sector grew to $27.6 million for the three months ended March 31, 1998 from $14.6 million in the prior comparable period. This substantial increase primarily reflected the continued growth in sales volume for the Company's operations in Argentina and Mexico and the growth of business from the Company's operations in Brazil, which began in March 1997.

  Cost of Goods Sold. Cost of goods sold decreased slightly as a percentage of net sales to 60.1% for the three months ended March 31, 1998 compared to 61.1% for the three months ended March 31, 1997. This decrease reflected an increase in price per pad for the North American business and the benefits of higher volumes over the Company's fixed cost base offset by growth in international sales which have generally lower gross profit margins (and correspondingly lower selling and promotional costs).

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased as a percentage of net sales to 41.3% for the three months ended March 31, 1998 compared to 31.5% for the three months ended March 31, 1997. The increase reflected the costs associated with the Company's national television advertising campaign in the United States, which began in February 1998 and a slight increase in promotional costs in Mexico due to price competition from Procter & Gamble occurring late in the quarter, offset by increases in international sales which have lower selling and promotional costs.

  Operating Income. As a result of the above factors, the Company's operating income decreased $5.5 million to an operating loss of $1.1 million for the three months ended March 31, 1998 from operating income of $4.4 million for the three months ended March 31, 1997.

  Interest Expense, net. Interest expense, net increased to $3.5 million for the three months ended March 31, 1998 as compared to $2.2 million for the three months ended March 31, 1997. The increase was primarily due to the June 1997 issuance of $115.0 million of 10 1/4% Senior Notes due 2007 and amortization of additional deferred loan costs related to this transaction.

  Income Taxes. The Company recorded a provision of $1.1 million related to foreign taxes for the three months ended March 31, 1998, compared to a provision of $150,000 in 1997. The increase is related to the increase in international earnings during 1998.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Net Sales. Net sales increased 38.6% to $287.0 million for the year ended December 31, 1997 from $207.0 million for the year ended December 31, 1996. Domestic sales increased 6.7% to $191.3 million for the year ended December 31, 1997 from $179.2 million for 1996. This increase was primarily the result of the June 1997 introduction of Drypers with Aloe Vera and the launch of the licensing arrangement for the Sesame Street characters, as well as the introduction of the baking soda product in May 1996, and the continued growth in training pant and private label sales. The Company believes that the introduction of the new product innovations contributed to an increased share in existing retail accounts and expanded penetration into new accounts in the United States. The increase in U.S. sales between periods was mitigated by a decline during the third quarter of 1997 in net sales in Puerto Rico due to price competition from Procter & Gamble and a decline in export sales resulting from pricing pressures in Asia due to recent currency declines. Net sales in the international sector grew to $95.7 million for the year ended December 31, 1997 from $27.8 million in the prior comparable period. This substantial increase reflected primarily the improved sales volume for the Company's operations in Argentina, the growth of business in Mexico and the Company's majority-owned consolidated venture in Brazil, which began operations in March 1997.

  Cost of Goods Sold. Cost of goods sold increased slightly as a percentage of net sales to 61.2% for the year ended December 31, 1997 compared to 60.9% for the year ended December 31, 1996. This increase reflected growth in international sales which have generally lower gross profit margins (and correspondingly lower selling and promotional costs) partially offset by lower raw material costs and the benefits of higher volumes over the Company's fixed cost base.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased as a percentage of net sales to 31.3% for the year ended December 31, 1997 compared to 34.0% for the year ended December 31, 1996. The decrease reflected the Company's efforts and focus on reducing domestic per pad selling costs, including but not limited to reducing the face value and volume of coupons, in-store promotions and slotting fees and improved management and monitoring of, and controls over, promotional allowances. Increases in international sales which have lower selling and promotional costs also contributed to this decrease.

  Operating Income. As a result of the above factors, the Company's operating income increased $10.9 million to $21.5 million for the year ended December 31, 1997 from $10.6 million for the year ended December 31, 1996. Operating income as a percentage of net sales was 7.5% for the year ended December 31, 1997 versus 5.1% in the prior year.

  Interest Expense, net. Interest expense, net increased to $10.0 million for the year ended December 31, 1997 as compared to $8.9 million for the year ended December 31, 1996. The increase was due to the issuance of $115.0 million of 10 1/4% Senior Notes due 2007 in June 1997 and amortization of additional deferred loan costs related to this transaction.

  Income Taxes. The Company recorded a provision of $2.3 million related to state and foreign taxes for the year ended December 31, 1997, compared to a provision of $309,000 in 1996. The increase is related to the increase in international earnings during 1997.

  Extraordinary Item. In connection with the Company's financing transactions completed during the second quarter of 1997, the Company recognized an extraordinary item of $7.8 million for the write-off of capitalized debt issuance costs and prepayment and other fees.

 Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

  Net Sales. Net sales increased 26.3% to $207.0 million for the year ended December 31, 1996 from $163.9 million for the year ended December 31, 1995. Domestic sales increased 16.0% to $179.2 million in 1996 from $154.5 million in 1995, primarily as a result of increased promotional spending at the beginning of the year, the introduction of the new baking soda product in May 1996, and continued growth in training pants sales. Net sales in the international sector grew significantly to $27.8 million in 1996 from $9.4 million in 1995. Most of this increase came from the inclusion of the results of the Company's operations in Argentina for a full year in 1996 as compared to five months during 1995, with the balance generated by the establishment of a contract manufacturing relationship in Mexico.

  Cost of Goods Sold. Cost of goods sold decreased as a percentage of net sales to 60.9% for 1996 compared to 69.6% for the prior year. A major component of the cost of goods sold is the cost of pulp, which accounted for approximately 10% and 7% of cost of goods sold in 1995 and 1996, respectively. Of the 8.7 percentage point improvement, approximately 3.0 percentage points resulted from a reduction in the average cost of pulp content in the Company's products in 1996 with the balance resulting from efficiency improvements. The quoted market price of pulp began 1996 at $925 per ton and fluctuated between $550 per ton and $650 per ton for most of the year as compared to 1995 when the quoted market price began the year at $650 per ton but fluctuated between $850 per ton and $975 per ton for most of the year. The major components of improved efficiency included closure of the Houston manufacturing facility and increased sales and production volumes. This reduction in cost of goods sold as a percentage of net sales came despite an increase in international sales which have generally lower gross profit margins.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased as a percentage of net sales to 34.0% for the year ended December 31, 1996 compared to 32.8% of net sales for 1995. The total increase reflected higher couponing and promotional spending as well as an increase in the percentage of premium domestic diaper and training pant sales relative to total net sales, offset by a decrease in general and administrative expenses as a percentage of net sales and by the increases in international sales which have inherently lower selling and promotional costs. Selling, general and administrative expenses as a percentage of net sales declined during 1996, however, from 38.0% of net sales in the first quarter to 31.6% of net sales in the fourth quarter, due to the Company's focus on reducing per pad selling costs. The reduction in per pad selling costs was made possible by the increased demand for the Company's new baking soda diaper.

  Operating Income. As a result of the above factors, the Company's operating income in 1996 increased to $10.6 million from an operating loss of $11.3 million in 1995, a period affected by $7.4 million in nonrecurring charges associated with the Company's restructuring. Operating income as a percentage of net sales was 5.1% in 1996.

  Interest Expense. Interest expense was $8.9 million for the year ended December 31, 1996, as compared to $8.0 million for the year ended December 31, 1995. The increase reflects increased borrowings under the new revolving credit facility and amortization of additional deferred loan costs related to the refinancing.

  Income Taxes. The Company recorded a provision related to state and foreign taxes of $309,000 for the year ended December 31, 1996. A portion of the Company's available net operating loss carryforwards offset the need for any federal tax provision related to domestic operations.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity requirements include, but are not limited to, the payment of principal and interest on its debt; the funding of working capital needs, primarily inventory, accounts receivable and advertising and promotional expenses; the funding of capital investments in machinery, equipment and computer systems; and the funding of acquisitions. Historically, the Company has financed its debt service, working capital and capital expenditure requirements through a combination of internally generated cash flow, borrowings under the Company's revolving credit facility and other sources and proceeds from private and public offerings of debt and equity securities.

  The Company's operations provided $3.7 million of cash during the three months ended March 31, 1997 and used $10.8 million of cash during the three months ended March 31, 1998. The use of cash during the three months ended March 31, 1998 primarily reflected costs related to the national television campaign in the United States, the increase in inventory to support the increased sales volume, expenditures related to the development of the Xclaim product, and international capital expenditures. The Company's operations used $6.9 million of cash during the year ended December 31, 1997, reflecting the cash portion of the extraordinary item and increases in working capital primarily for the growth in the Mexico and Brazil operations, the latter including advances to the Company's contract manufacturer for future inventory purchases.

  The Company's capital expenditures were $7.2 million for the three months ended March 31, 1998 and $3.4 million for the three months ended March 31, 1997. The significant increase between periods in capital expenditures related primarily to international production capacity increases. The Company's capital expenditures were $21.6 million for the year ended December 31, 1997 reflecting machine enhancements incurred in connection with the launch of Drypers with Aloe Vera and production capacity increases. The

Company financed its capital expenditures in 1997 and the first quarter of 1998 through borrowings under its former revolving credit facility and from the proceeds of the $115.0 million and $30.0 million offerings of 10 1/4% Senior Notes in June 1997 and March 1998, respectively.

  The Company incurred significant cost increases of approximately $8 million in the first quarter of 1998 and expects to incur approximately $2 million in the second quarter of 1998. The majority of these increases represent the cost of the Company's new advertising campaign (in connection with which there will be no near-term corresponding reduction of promotional expenses), while the remainder relates to the costs associated with the new laundry detergent business and the expansion of capacity in several Latin American markets.

  The Company's estimated cash requirements during 1998, excluding the aforementioned cost increases, are primarily the funding of working capital needs, payment of debt service and planned capital expenditures of approximately $20.0 million for the entire fiscal year. The planned capital expenditures in 1998 are primarily related to the expansion of international capacity and modifications to existing domestic equipment to enable the Company to make future product enhancements.

  The Company operates in an industry in which patents relating to products, processes, apparatus and materials are more numerous than in many other fields. The Company takes careful steps to design, produce and sell its baby diapers and other products so as to avoid infringing any valid patents of its competitors. There can be no assurance that the Company will not be held to be infringing existing patents in the future. Any such holding could result in an injunction, damages and/or an increase in future operating costs as a result of design changes or payment of royalties with respect to such patents, which might have a material adverse effect on the financial condition or results of operations of the Company. In addition, as the Company continues to introduce new products and product innovations the Company may incur expenses related to additional license agreements and/or additional patent infringement insurance coverage.

  The Company's working capital was $68.6 million as of March 31, 1998 compared to $48.7 million as of December 31, 1997. The Company's current assets increased from $77.0 million as of December 31, 1997 to $104.7 million as of March 31, 1998 and current liabilities increased from $28.3 million as of December 31, 1997 to $36.2 million as of March 31, 1998. Total debt increased from $118.3 million at December 31, 1997 to $151.7 million as of March 31, 1998.

  On April 1, 1998, the Company entered into a new three-year $50.0 million credit facility to replace the former revolving credit facility. The new credit facility permits the Company to borrow under a borrowing base formula equal to the sum of 75% of the aggregate net book value of its accounts receivable and 50% of the aggregate net book value of its inventory on a consolidated basis, subject to additional limitations on incurring debt. The new credit facility bears interest in the range of prime to prime plus 3/4%, or LIBOR plus 1 1/2% to LIBOR plus 2 1/2%, in each case based on the Company's debt to EBITDA ratio determined on a quarterly basis. The new credit facility is secured by substantially all of the Company's assets. At March 31, 1998, the Company's borrowing base would have permitted the Company to borrow up to $42.4 million. No borrowings were outstanding under the former revolving credit facility as of March 31, 1998.

  On March 17, 1998, the Company closed its private issuance of an additional $30.0 million of 10 1/4% Senior Notes (the "Outstanding Notes") at a price of 103.625% of the principal amount thereof. The Outstanding Notes were issued under the same indenture as the June 1997 issuance of 10 1/4% Senior Notes. Proceeds from the issuance of the Outstanding Notes were $30.4 million ($30.1 million, net), $5.0 million of which was used to repay all outstanding indebtedness under the revolving credit facility and the remaining proceeds will be used for general corporate purposes, including capital expenditures.

  In October 1997, the Company acquired an option for $1.5 million, exercisable in 1998, to purchase all of the outstanding stock of NewLund Laboratories, Inc., the developer and marketer of a new concept in laundry detergents. The exercise price for the option to acquire NewLund is $2.7 million.

  On June 24, 1997, the Company closed its private issuance of $115.0 million aggregate principal amount of 10 1/4% Senior Notes. Proceeds from the offering of the 10 1/4% Senior Notes were used to repurchase $43.4 million of the $45.0 million in principal amount of the Company's outstanding 12 1/2% Senior Notes pursuant to a tender offer therefor, to repay a $10.0 million working capital facility, to repay borrowings outstanding under the Company's former revolving credit facility, to repay a term loan with a bank, to repay the Company's junior subordinated debt and other indebtedness and for general corporate purposes. In connection with these transactions, the Company recognized an extraordinary expense of $7.8 million for the write-off of capitalized debt issuance costs and prepayment and other fees, of which $3.7 million was non-cash. On December 10, 1997, the Company redeemed the remaining $1.6 million of 12 1/2% Senior Notes pursuant to an optional redemption provision.

  In February 1997, the Company began a series of transactions in which it established a 51% owned subsidiary in Brazil to market its products, acquired the rights to the Puppet brand name and entered into a supply arrangement with a Brazilian manufacturer. The Company initially paid 1.0 million shares of common stock and canceled an outstanding $2.2 million receivable from such manufacturer as consideration for the transactions. The sellers of the Puppet brand name exercised an option to receive $4.0 million in cash in lieu of the
1.0 million shares, and such cash was paid to the sellers in May 1997. During the second quarter of 1997, the Company also exercised a portion of its fair value option to purchase 44% of the remaining 49% interest in its Brazilian subsidiary for $5.3 million in cash. On April 6, 1998, the Company exercised its fair value option to acquire the remaining equity interest in the parent company of the Brazilian manufacturer of its diapers. The acquisition will be accounted for as a purchase, and the purchase price of approximately $5.2 million will be allocated to the acquired assets and liabilities assumed based on their estimated fair values. The transaction is subject to approval by the Brazilian government. The transaction gives the Company a 100% ownership interest in the Brazilian manufacturing facility of its diapers. Following this transaction, the Company's total investment in Brazil is approximately $15.0 million.

  Management believes that future cash flow from operations, together with cash on hand, available borrowings under the new credit facility and the net proceeds of the Outstanding Notes described above will be adequate to meet the Company's anticipated cash requirements, including working capital, capital expenditures, debt service and acquisitions, for the foreseeable future.

INFLATION

  Inflationary conditions in the United States have been moderate and have not had a material impact on the Company's results of operations or financial position. Despite higher inflationary rates in Latin America, inflation has not had a material impact on the results of operations of the Company's operations located in that region because the Company has generally been able to pass on cost increases to its customers.

NEW ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement requires disclosure related to each segment of an enterprise's operations similar to that required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. The Company is required to adopt SFAS No. 131 for the fiscal year ending December 31, 1998.

  In April 1998, Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities", was issued by the American Institute of Certified Public Accountants. SOP 98-5 requires that all nongovernmental entities expense start-up activities as those costs are incurred. The Company is required to adopt SOP 98-5 for the fiscal year ending December 31, 1999. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial position or results of operations.

YEAR 2000

  The operation of the Company's business is dependent in part on its computer software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including materials purchasing, inventory management, pricing, sales, shipping and financial reporting, as well as in various administrative functions. The Company has been evaluating its Programs and Systems to identify potential year 2000 compliance problems. The year 2000 compliance issues exist because many computer systems and applications currently use two digit date fields to designate a year. Therefore, date sensitive systems may recognize the year 2000 as the year 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause the Programs and Systems to process critical financial and operational information incorrectly. It is anticipated that replacement of most of the Company's Programs and Systems will be necessary to make such Programs and Systems year 2000 compliant. The Company is also communicating with suppliers, financial institutions and others to coordinate year 2000 conversions.

  Based on present information, the Company believes that it will be able to achieve such year 2000 compliance through a replacement of existing Programs and Systems with new Programs and Systems that are already year 2000 compliant. However, no assurance can be given that these efforts will be successful. The Company expects that the expenses and capital expenditures associated with the replacement of the Company's Programs and Systems will be approximately $3 million over the next two years.

                                   BUSINESS

  Drypers is a leading manufacturer and marketer of premium quality, value-priced disposable baby diapers and training pants sold under the Drypers brand name in the United States and under the Drypers and other brand names internationally. The Company also manufactures and sells lower-priced diapers under other brand names in the United States and internationally, as well as private label diapers and training pants and pre-moistened baby wipes. The Company's Drypers brand is the fourth largest selling diaper brand in the United States, and the second largest selling training pant brand in U.S. grocery stores.

  Drypers targets the value segment of the U.S. diaper market by offering products with features and quality comparable to the premium-priced national brands at generally lower prices. The Company positions its products to provide enhanced profitability for retailers and better value to consumers. The Company continually seeks to expand its extensive grocery store sales and distribution network, while increasing its limited penetration of the mass merchant and drugstore chain markets, in order to capture a greater share of the U.S. diaper market.

  Since 1993, Drypers has significantly expanded its international presence, competing in the lower-priced branded and private label categories. The Company currently produces diapers in Puerto Rico, Argentina, Brazil and Mexico. Wal-Mart International has selected the Company to be its exclusive private label supplier of disposable diapers to Wal-Mart stores throughout Latin America (which are currently located in Argentina, Brazil and Mexico) and in Puerto Rico. The Company intends to continue to expand its operations in Argentina, Brazil and Mexico and is actively seeking further expansion opportunities through acquisition, joint venture or other arrangements in Latin America and the Pacific Rim.

INDUSTRY CONDITIONS

  U.S. Disposable Baby Diaper Market. The size of the U.S. diaper market measured by retail sales was approximately $3.8 billion in 1997. The Company believes the U.S. market has experienced little growth in recent years as a result of the already high level of market penetration of disposable diapers (estimated to be above 90%) and to a decrease in the number of diapers used per baby as a result of improvements in absorbency and leakage control. The principal manufacturers of disposable diapers in the United States can be grouped into three general categories: premium-priced branded producers, value-priced branded producers and private label producers.

  Procter & Gamble and Kimberly-Clark are the leading premium-priced branded producers and have tended to compete on the basis of product quality, features and price. As a result, they invest heavily both in research and development to design frequent product enhancements and in marketing and advertising to promote product sales and to increase consumer awareness of the benefits of disposable diapers and their new features. Although their products are generally priced above value-oriented brands and private label products to both retailers and consumers, retailers generally sell these brands at prices that provide them with relatively little margin in order to attract consumers into their stores.

  Historically, value-priced branded diapers such as those produced by the Company have been sold primarily through grocery stores because the manufacturers of these brands lacked national brand name recognition and the national production and distribution capabilities necessary to service mass-merchant and drugstore chains. The competitive strategies of value-priced brands vary significantly, ranging from a focus on quality and value to a simple low-price strategy, and the products vary from premium quality diapers to low quality diapers with few enhancements. Generally, value-priced brands compete by offering products that are priced below the premium-priced brands to both retailers and consumers and typically provide higher margins to retailers than the national brands. Value-priced brand name manufacturers do not generally engage in extensive research and development or national advertising and are generally marketed to a more defined audience than is reached by mass advertising, through the use of coupons, in-store promotions and cooperative programs with retailers.

  Private label diapers are marketed through various retail outlets under retailer-affiliated labels and are typically manufactured to the specifications of each retailer, resulting in significant quality differences among private label products. In addition, because their products are sold under retailer-affiliated labels, private label manufacturers spend minimal amounts on advertising and marketing of their diapers, although retailers may engage in promotional activities.

  The size of the U.S. disposable baby diaper and training pants market sold through grocery stores, measured by retail sales, was approximately $2.0 billion during 1997. Since 1989, the Company's larger branded competitors have lost grocery market share on a combined basis both to value-priced brands, which represented the fastest growing segment, and to private label products. In addition, grocery store distribution of diapers has been decreasing as a percentage of total diaper sales in the United States from 60% in 1994 to 51% in 1997, reflecting a shift in distribution to mass merchants.

  Procter & Gamble and Kimberly-Clark are the dominant companies in the disposable diaper market, with an estimated 37.7% and 41.2% share, respectively, of the total U.S. diaper market and an estimated 34.1% and 40.6% share, respectively, of the domestic grocery store market for disposable diapers for the 52 weeks ended December 20, 1997. There are also private label manufacturers with higher diaper sales than the Company. There has recently been consolidation among private label manufacturers in the United States, leaving fewer competitors in this market.

  The size of the U.S. disposable diaper market sold through mass-merchants and drugstore chain retailers, measured by retail sales, was approximately $1.9 billion during 1997, representing approximately 48.8% of the U.S. diaper market. The majority of the mass-merchant and drugstore chain retailers are national or super-regional in scope and are primarily interested in nationally distributed brands and private labels. Mass merchants have increased their percentage of total diaper sales in the United States from 30% in 1994 to 39.6% in 1997 while drug store market share has decreased from 10% to 9.2% over the same period.

  International Disposable Baby Diaper Markets. Although disposable baby diaper usage is significantly lower outside the United States, Western Europe, Japan and other developed countries, the Company estimates that the international disposable baby diaper market is approximately $12 billion in manufacturers' sales. Procter & Gamble and Kimberly-Clark have contributed to the development of the international market for disposable baby diapers by advertising heavily and by introducing their products in numerous markets. Although Procter & Gamble and Kimberly-Clark dominate worldwide sales of disposable diapers, in certain foreign markets there are local manufacturers which represent a significant portion of the market.

  In Japan and Western Europe, the disposable baby diapers sold by local producers are generally of a quality comparable to the premium products sold in the United States. However, in most other countries, local manufacturers generally sell a lower quality product with fewer product features. The Company believes that increased awareness outside the United States of the benefits of disposable diapers, combined with generally higher birth rates, should cause aggregate disposable diaper sales outside the United States to grow substantially faster than domestic sales.

BUSINESS STRATEGY

  The Company's business strategy is to maintain high growth in sales while maximizing its EBITDA and profitability by focusing on the following key strategic elements:

  Continued product innovation to differentiate the Drypers brand. Drypers has successfully differentiated its diaper and training pant products from the other national brands through the selective development of cost-effective innovative product features. For example, Drypers began to promote its diapers as the only perfume-free national brand in 1994. In 1996, Drypers introduced the first odor-control diaper, Drypers with Natural Baking Soda, and in 1997, the Company launched Drypers with Aloe Vera as well as entered into a licensing agreement to use the Sesame Street trademark and characters on the Company's products, packaging and advertising materials. In addition to positioning Drypers as a national brand with these premium quality product features and innovations, the Company believes that the launch of these new products was in large part responsible for its increased penetration of the U.S. grocery store market from an estimated 54% in December 1995 to 66% as of December 1997.

  Increase brand awareness and retail penetration through a targeted advertising and promotional campaign. The Company continually seeks to expand its sales and distribution network in the United States, Puerto Rico and certain international markets. The Company believes that marketing its premium quality products with features comparable to the leading premium-priced national brands will increase consumer awareness of its products in the U.S. market and ultimately its penetration of the grocery and mass-merchant channels. In this regard, during February 1998, the Company commenced its first national television advertising campaign through a cost-effective, targeted series of commercials aimed at increasing brand awareness and penetration of U.S. retail channels. As a result, the Company believes that it is well positioned to increase its extensive penetration of the grocery store market, as well as its limited penetration of the mass-merchant and drugstore chain markets, which currently account for approximately 48.8% of the total U.S. diaper market.

  Offer "Every Day Value" branded products to consumers. The Company's premium quality, value-priced diapers and training pants are designed to offer consumers the recognition and reliability of a national brand name together with product quality and features comparable to the premium-priced national brands at generally lower prices. Drypers believes that this combination of brand name, premium product quality and "Every Day Value" prices offers consumers an attractive alternative to the premium-priced brands.

  Provide higher margin products for retailers. The manufacturers of the leading national brands typically sell their premium-priced products to retailers at prices above those of other diaper manufacturers. Retailers generally price the premium-priced diaper brands with relatively little margin to attract customers into their stores. Drypers sells its products to retailers at a generally lower price than the leading premium-priced national brands, which allows retailers to offer a lower price to customers while achieving substantially higher margins, increasing their category profitability. The Company believes that it is able to maintain attractive profit margins for retailers while offering consumers a better price/value relationship as compared with the premium-priced national brands as a result of the Company's emphasis on (i) selective development of innovative product features which distinguish its products from the premium-priced brands, (ii) manufacturing high quality products at substantially the same costs as the leading national brand manufacturers, (iii) significantly lower advertising, promotion and research and development expenses and (iv) maintaining a substantially lower corporate overhead structure.

  Continue to pursue international expansion opportunities. Management believes there continue to be substantial growth opportunities for producers of disposable baby diapers and training pants in the developing markets in Latin America, the Pacific Rim and Eastern Europe. This opportunity reflects the current low levels of consumer penetration for those products (from less than 5% to 35% in those markets compared to approximately 95% in the United States, Western Europe and Japan) and the rapid increase in the standard of living in those regions in recent years. The Company intends to continue to expand its operations in Argentina, Mexico and Brazil and is actively seeking further expansion opportunities through acquisition, joint venture and other arrangements in Latin America and elsewhere. The Company believes that increased geographic diversity should help to reduce its sensitivity to competitive pressures in any one specific market in the future.

  Expand product lines to include additional consumer products. The Company seeks to produce and market additional high quality consumer products, which would be sold primarily through grocery stores, drug stores and mass merchants and which it believes offer opportunities for growth by occupying specialty niches in large and fragmented consumer product categories. By expanding into additional product lines, the Company believes it could improve its ability to provide logistical support to retailers, which it believes will become increasingly important to retailers, while improving its leverage on overhead costs. In October 1997, the Company acquired an option to purchase NewLund Laboratories, Inc. which had developed and test marketed an innovative new product under the brand name XClaim aimed at the $4 billion U.S. laundry detergent category. See "Recent Developments".

MARKET POSITION

  U.S. Grocery Store Market. The grocery store segment represented approximately 51.2% of the U.S. diaper market, or $2.0 billion of retail sales, in 1997. The Company estimates that its products are currently distributed through approximately 635 retailers with an estimated 20,000 retail outlets in the United States whose sales represented 66% of the total U.S. grocery store market for disposable diapers and training pants in December 1997, as compared to 54% in December 1995, and has achieved distribution levels in excess of 90% of the grocery stores in its most developed markets. The Company believes that its brands represented 6.4% of the total dollar volume and 6.6% of the total unit volume for disposable diapers and training pants in the total grocery store category during 1997. However, the Company estimates that its brands have market shares as high as 20% in its more established domestic grocery store markets.

  U.S. Mass-Merchant and Drugstore Chains. The mass-merchant and drugstore chain segments, in aggregate, represented approximately 48.8% of the U.S. diaper market, or $1.9 billion of retail sales in 1997. The majority of the mass-merchant and drugstore chain retailers are national or super-regional in scope and are primarily interested in nationally distributed, recognized brands. In late 1992, Drypers completed acquisitions that provided nationwide production and distribution capabilities and began a program of unifying its products nationwide under the Drypers brand name, which was completed in the first quarter of 1995. As a result of this program, Drypers has obtained distribution through certain mass-merchant and drugstore chains, including Super K-Mart stores of K-Mart, Venture, Meijer and Caldor. Drypers believes that its national branded focus will generate increased distribution opportunities with mass-merchants and drugstore chains.

  U.S. Private Label Customer Base. Private label products play an important role in maintaining profit within many retailers' stores. The Company believes that its private label products are complementary to the value-priced positioning of its premium branded products. The Company believes private label opportunities are enhanced by the Company's low cost structure and ability to provide products with features and performance characteristics substantially equivalent to the national brands. There has recently been consolidation among private label manufacturers in the United States, leaving fewer competitors in this market.

  International Operations. Industry sources estimate the international disposable diaper market to represent approximately $12 billion in annual manufacturers' sales, with current low levels of consumer penetration of those products (from less than 5% to 35% in Latin America, the Pacific Rim and Eastern Europe compared to approximately 95% in the United States, Western Europe and Japan). The Company's foreign produced and exported products are sold in over 28 countries and accounted for approximately 35.1% of the Company's net sales during 1997. The Company has focused its international efforts primarily in Latin America because of the relatively low but growing level of diaper market penetration, the rapid increase in the standard of living, the relatively higher birth rate and the resulting high level of market potential. In these markets, the Company predominantly competes in the lower-priced branded and private label categories. The Company, with operations in Argentina and Mexico, has established manufacturing capabilities outside of the United States. This capability was strengthened with the February 1997 acquisition of the Brazilian Puppet brand name and the resulting formation of a joint venture to market this brand in Brazil. In April 1998, the Company exercised its fair market value option to acquire the Brazilian manufacturer of its diapers. In addition, the Company is the exclusive private label diaper supplier to all Wal-Mart stores in Latin America (which are currently located in Argentina, Brazil and Mexico) and in Puerto Rico, and also supplies Drypers branded products to Wal-Mart stores in these markets. In Argentina, despite a lagging economy in 1996, the Company believes that it had an approximate 15% market share of the disposable diaper category in 1997. Furthermore, the Company believes that the acquired Puppet brand name has an approximate 12% market share in Brazil, largely through distribution to major grocery store chains and mass-merchants. The Company intends to continue to expand its operations in Argentina, Mexico and Brazil and is actively seeking further expansion opportunities through acquisition, joint venture or other arrangements in the Pacific Rim and Latin America.

PRODUCTS

 Disposable Baby Diapers

  There are significant quality differences among the various disposable diapers available to consumers. The most important quality features of disposable diapers are their ability to absorb and retain fluids, to prevent leakage through leg and waist openings by the use of elasticized bands and to be easily fitted and held in place by fastening systems which secure the diaper firmly without causing discomfort to the baby. Other features, such as thinner construction, odor control, perfume free, attractive designs, extra-dry sub-layers, gender-specific coloring, and packaging, help to differentiate products from one another.

  The Company manufactures and markets three types of disposable baby diapers in the United States: premium brand name diapers, lower-priced brand name diapers and private label diapers.

  Premium Brand Name Baby Diapers. The Company sells its premium brand name products under the brand name Drypers. The Company's premium quality brand diapers incorporate many of the product features that are offered by the leading national premium brands. The Company believes that the lower retail price and the combination of product features distinguish its premium quality value-priced brand name diapers in the market. These product features include multi-strand leg elastic for a wide soft cuff, a reinforced tape landing zone for more secure fastening, a soft elastic waistband, a thin overall profile, leakage barrier inner cuffs, and, beginning in 1997, a breathable, cloth-like outer cover. In addition, Drypers are differentiated by features not offered by some or all of the other national brands, such as "perfume free", baking soda for odor control and, beginning in 1997, aloe vera to soothe skin.

  Lower-priced Brand Name Baby Diapers. The Company's lower-priced products, sold under the brand name Comfees, incorporate some of the product features currently offered by the Company's premium brand. These product features include multi-strand leg elastic for a wide soft cuff, a reinforced tape landing zone for more secure fastening, a thin overall profile and compression packaging. The Company's lower-priced brand name baby diapers are sold in packages that contain fewer diapers, and at a package and per diaper cost to the consumer that is less than the Company's premium brands. The Company currently sells its lower-priced diapers in only limited U.S. markets.

  Private Label Baby Diapers. The Company's private label products are manufactured to the specifications of, and are sold under the labels of, major retailers. The private label products produced by the Company range in quality from the Company's premium brand products to the Company's lower-priced products. The Company believes private label opportunities are enhanced by the Company's low cost structure and its ability to provide products with features and performance characteristics substantially equivalent to the national brands.

  In addition to its premium and lower-priced branded products, the Company sells diapers outside of the United States with product specifications designed for particular foreign markets which address specific competitive and affordability factors in those markets.

 Disposable Training Pants

  The Company has developed a line of premium disposable training pants, marketed under the Drypers brand name for children of toilet-training age. The Company also produces and sells private label training pants which are manufactured to the specifications of and are sold under labels of various concerns. Training pants are a complementary product which may extend the period of time during which consumers purchase disposable infant wear. Since the introduction of the first premium disposable training pants by Kimberly-Clark, the domestic training pants market has grown to $529 million in 1997 retail sales.

  Drypers initially introduced its training pants into selected markets in late 1992, using several unique manufacturing processes. These processes encompass the same level of automation and quality control, and many of the same raw materials, as the baby diaper manufacturing process. The Company believes that its training pants were the first premium disposable training pants in the United States to offer a one-piece design with full circle elastic leg and waist bands, making it more like real underwear than other products available in the market. The Company believes these attributes are important to the success of disposable training pants since young children often display a desire to wear "real underwear". Typically, the Company's disposable training pants are sold at a substantially higher per unit price than the Company's premium disposable diapers, resulting in substantially higher gross profit margins than on premium disposable diapers.

  Significant product improvements were made to Drypers training pants in 1995: improved contouring in the core for better absorbency, Lycra Tummy Snugs for better fit around the waist and a new crotch design to eliminate bunching and prevent leakage. These product improvements contributed to a 26.4% increase in unit volume in 1995 despite the introduction of competitive brands. The Company believes its training pants represented 7.8% of the total training pants category on a unit volume basis during 1996. More recently, the Company added baking soda and aloe vera to its training pants, similar to its baby diapers. The Company's Drypers training pants are now the second leading brand of disposable training pants sold through grocery stores in the United States.

 Pre-moistened Baby Wipes

  The Company manufactures and markets pre-moistened baby wipes in the United States. The Company estimates the pre-moistened baby wipes retail market in the United States was approximately $550 million in 1997.

 New Detergent Product

  In October 1997, the Company acquired an option, exercisable in 1998, to purchase all of the outstanding stock of NewLund Laboratories, Inc., the developer and marketer of a new concept in laundry detergents. If the Company exercises this option, it will acquire NewLund for a total of $4.2 million. The new product allows a single, small sheet of nonwoven fabric coated with detergent, whitener, fabric softener and static guard to be used in both the washer and the dryer. This product, which is currently in limited distribution under the brand name XClaim in the southeastern United States, was cited in Advertising Age in December 1997 as one of America's top 10 "hottest new products". The Company believes that the specialty nature of this product gives it an opportunity to develop a profitable niche within the $4 billion consumer laundry detergent business. The Company has redesigned the packaging for the product and has an agreement to purchase the product from a third party who is responsible for manufacturing XClaim and for further research and development and capital expenditures related thereto. The Company plans to expand the distribution of XClaim in 1998 and believes that this product will further leverage the existing Drypers' sales and marketing organization.

PRODUCT DESIGN AND DEVELOPMENT

  Drypers seeks to enhance its products by adding cost effective product features and substituting materials and components to improve performance. Drypers works closely with its suppliers, distributors and other industry participants to identify, anticipate, and in some cases develop technological innovations so that the Company's products can incorporate the most advanced design features and also be clearly differentiated from the other national brands. The Company uses advanced manufacturing equipment and techniques that have proven to be adaptable to permit the introduction of new products using either new materials or production techniques. The Company believes that its approach to the introduction of innovative features for its core branded products minimizes its risk because it does not spend significant sums on research and development, limits the introduction of untried innovations and features and does not have to spend heavily to advertise new product developments or to educate consumers.

  In the first quarter of 1995, the Company converted its diaper products to an "ultra-thin" absorbent core, changed its diaper and training pants products' packaging to be consistent throughout the United States and completed the transition of its diaper and training pants products to the brand name Drypers. In the second quarter of 1996, Drypers launched the industry's first odor control diaper, Drypers with Natural Baking Soda. In June 1997, the Company introduced diapers and training pants that include aloe vera and launched a licensing arrangement to use the Sesame Street trademark and characters on the Company's products and packaging and in advertising and promotional materials.

SALES AND DISTRIBUTION

  In the United States, the Company uses in-house managers to coordinate brokerage companies which facilitate the distribution of the Company's products through grocery stores on a non-exclusive basis. The Company believes that this approach has expedited the Company's entry into grocery chains and independent grocers because of the strong long-term relationships that many of these brokers have with these retailers. This strategy minimizes corporate overhead. In addition, the location of its plants has enabled the Company to achieve average shipping times of one to two days for most destinations in the United States.

  Outside the United States, the Company tailors its approach to each foreign market, taking into consideration the political and cultural environment as well as the distribution infrastructures. In general, the Company works with independent local distributors; however, in Puerto Rico, it uses a direct sales force and, in Argentina, Mexico and Brazil, it uses a combination of a direct sales force and wholesalers that distribute to small independent retailers.

ADVERTISING AND PROMOTION

  In the United States, diapers are highly promoted since many retailers rely on their diaper products to attract customers to their stores. In addition, Procter & Gamble and Kimberly-Clark spend a significant amount on mass media advertising to create demand for their products. In contrast, Drypers has relied more heavily on promotional spending and cooperative merchandising arrangements with retailers. Promotional activity, such as couponing, is geared toward initiating consumer trial and has been especially effective at targeting spending when less than full distribution has yet to be achieved. As the Company's distribution continues to expand, a greater emphasis may be placed on advertising to build greater brand awareness for the Drypers name.

  The high level of branded promotion and advertising in the diaper category is reflected in generally higher wholesale prices and manufacturers' gross margins when compared to private label manufacturers, offset by correspondingly higher levels of selling, general and administrative expenses.

  In February 1998, the Company launched a national television advertising campaign for its Drypers brand diapers as part of the Company's strategy of building the Drypers national brand. The Company believes that building brand recognition through advertising should allow the Company to gradually reduce its dependence on direct promotional spending and should increase the distribution of Drypers brand diapers and, in turn, increase sales in the second half of 1998.

  Advertising and promotional activity varies greatly in international markets, but is generally lower than the level of activity in the United States. As a consequence, the Company's international business, similar to its domestic private label business, generally experiences lower gross margins and selling, general and administrative expenses than its U.S. branded business.

MANUFACTURING PROCESS

  Disposable diapers are manufactured on high speed lines beginning with the manufacture of an absorbent core which is constructed with a combination of wood pulp and superabsorbent polymers. Nonwoven and polyethylene liner layers, leg elastics, tape and other applicable features are then combined around the core in an automated continuous process, which shapes and produces the finished product. The Company believes it is able to purchase raw materials on substantially the same terms as its larger branded competitors, and that it is able to operate with proportionately lower corporate overhead because of its more focused value-oriented strategy.

  The Company maintains quality control procedures throughout the production process, commencing with the receipt of raw materials and continuing through shipment of the finished product. Each of the Company's production lines has on-line electronic detection devices built into the overall production control system that feed data to process control computers that automatically reject certain nonconforming products. In addition, each of the Company's diaper lines has a full-time inspector assigned to assure quality control at all stages of the production process. Finally, line inspections and batch testing are performed on a continuous basis. On-site testing labs are utilized to conduct thorough tests of quality attributes on a daily basis and to assist in the product development process.

RAW MATERIALS

  The raw materials used in the Company's manufacturing process include wood pulp, super absorbent polymer, polyethylene film, polypropylene nonwoven fabric, adhesive closure tape, hot melt adhesive, elastic, tissue, bags, boxes, baking soda and aloe vera. In general, the Company has at least two suppliers for each of the raw materials used in its manufacturing process. The Company believes that it maintains good relationships with all of its raw material suppliers and that it is able to purchase raw materials on substantially the same terms as its larger branded competitors.

TRADEMARKS AND PATENTS

  The Company has registered or has applications pending to register numerous trademarks in the United States, including Drypers. In addition, the Company has registered or applied for registration of certain of its trademarks in a number of foreign countries.

  Diaper manufacturers normally seek U.S. and foreign patent protection for the product enhancements that they develop, and there are numerous U.S. patents that relate to disposable diapers. The design and the technical features of the diapers produced by the Company are considered by patent counsel before the manufacture and sale of such products to avoid the features covered by unexpired patents. The Company believes it has been able to introduce product innovations comparable to those introduced by its competitors by using manufacturing methods or materials that are not protected by such patents.

INVENTORY PRACTICE AND ORDER BACKLOG

  The disposable diaper industry is generally characterized by prompt delivery by manufacturers and rapid movement of the product through retail outlets. The time between receipt of a customer's order and shipment to the customer averages two to seven days. The Company maintains varying levels of raw material and finished product inventory depending on lead times and shipping schedules. The Company's inventory levels generally vary between two and five weeks. As a result of the short lead time between order and delivery of product, the Company does not maintain a significant backlog.

INSURANCE

  All of the Company's plant, machinery and inventory are covered by fire and extended coverage insurance. Although the Company has never been named as a defendant in a product liability lawsuit, the Company maintains product liability insurance in amounts it believes to be adequate. In addition, the Company has obtained insurance for the collection of certain of its international accounts receivable and patent infringement related issues. There can be no assurance, however, that future claims will not exceed coverage.

EMPLOYEES

  As of March 31, 1998, the Company employed approximately 1,100 people on a full-time basis. None of the Company's employees are represented by a labor union except in Mexico where such representation is required by local law. The Company's Mexican employees are members of a syndicate and are employed under a one-year contract entered into with the syndicate. The Company believes its relationship with its employees is good.

LEGAL PROCEEDINGS

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

PROPERTIES

  The Company leases manufacturing, distribution and administrative space in seven locations in the United States, Brazil, Puerto Rico, Argentina and Mexico, as follows:

                            SQUARE   LEASE EXPIRATION
          LOCATION           FEET          DATE                      USE
   -----------------------  ------- ------------------ --------------------------------
   Vancouver, Washington     80,000 September 30, 2003 Manufacturing and Administrative
   Vancouver, Washington     22,000 April 1, 2000      Warehouse
   Marion, Ohio             440,000 October 31, 2007   Manufacturing and Administrative
   Houston, Texas            32,000 May 1, 2004        Administrative
   Mogi das Cruzes, Brazil   23,000 May 1, 1998        Warehouse and Administrative
   Toa Alta, Puerto Rico     51,000 November 30, 2003  Manufacturing and Administrative
   Buenos Aires, Argentina  116,000 September 30, 2002 Manufacturing and Administrative
   Guadalajara, Mexico       48,000 June 30, 1998      Manufacturing and Administrative

  The Company's equipment is highly automated and capable of continuous 24-hour, seven-day per week production. The Company has maintenance and machine shops which are capable of meeting the majority of the Company's equipment service requirements. The Company's Mexico operation will require additional manufacturing, warehouse and administrative space in 1998, and the Company is currently in the process of constructing a new facility. The Company believes that its other leased facilities are adequate for its current needs.

                                  MANAGEMENT

  Set forth below are the names, ages, and positions of the officers and directors of the Company. All directors are elected for a term of one year and serve until their successors are elected and qualified. All officers hold office until their successors are elected and qualified.

          NAME           AGE               POSITION WITH THE COMPANY
------------------------ --- ----------------------------------------------------
EXECUTIVE OFFICERS AND
 DIRECTORS:
Walter V. Klemp.........  38 Chairman of the Board, Co-Chief Executive Officer
Terry A. Tognietti......  41 Co-Chief Executive Officer, President--Drypers North
                              America, Secretary and Director
Raymond M. Chambers.....  42 Co-Chief Executive Officer, President--Drypers
                              International and Director
Joe D. Tanner...........  51 Executive Vice President and Chief Operating
                              Officer--Drypers International
Jonathan P. Foster......  34 Executive Vice President and Chief Financial Officer
Gary L. Forbes..........  54 Director
Nolan Lehmann...........  53 Director
Philip A. Tuttle........  56 Director
OTHER OFFICERS:
David M. Olsen..........  40 Vice President of Marketing
Chris R. Richards.......  32 Vice President Sales--Drypers North America

  Mr. Klemp has served as the Chairman of the Board and Co-Chief Executive Officer of Drypers since January 1995 and has served on its Board of Directors since its formation in February 1987. From February 1996 to July 1996, in addition to his duties as Chairman and Co-Chief Executive Officer, he served as Acting Chief Financial Officer. He served as the Managing Director--Finance of Drypers from its formation to December 1994. In 1984, Mr. Klemp participated in the formation of VMG Enterprises, Inc. ("VMG") and, in 1987, the formation of Drypers.

  Mr. Tognietti participated in the formation of Drypers and has served as Co-Chief Executive Officer, President of Drypers North America and Secretary since January 1995. Mr. Tognietti also has served as a director of Drypers since August 1991, and as Managing Director of Drypers from its formation to December 1994. From January 1994 to December 1994, he served as the Company's Managing Director--Domestic Operations. From June 1992 to December 1993, he served as President of the Company's Veragon division. From June 1979 to August 1987, Mr. Tognietti was involved in operations management within the baby diaper division of Procter & Gamble, serving in various positions, including Pampers operations department manager, Luvs operations department manager and Luvs manufacturing development manager.

  Mr. Chambers has served as Co-Chief Executive Officer, President of Drypers International and a director of Drypers since January 1995 and served as a Managing Director of Drypers from June 1992 to December 1994. In June 1992, he also became President of the Company's VMG division and served in such capacity until December 1993. From January 1994 to December 1994, he served as the Company's Managing Director--International Operations. From July 1989 until joining the Company in June 1992, Mr. Chambers served as Chief Executive Officer and President of VMG. Mr. Chambers also served as Vice President of Manufacturing of VMG from March 1986 to July 1989 and as Operations Manager of VMG from April 1985 to March 1986. From March 1979 to April 1985, Mr. Chambers served in various manufacturing management positions with Procter & Gamble, including process engineer with divisional responsibilities for specific Pampers product improvements.

  Mr. Tanner has served as Executive Vice President and Chief Operating Officer--Drypers International since February 1996. From February 1995 until February 1996, he served as the Company's Vice President, Chief Operating Officer--Drypers International. Mr. Tanner served as President of Hygienic Products

International, Inc., a subsidiary of the Company that was merged into Drypers in February 1996, from its inception in February 1992 to February 1995.

  Mr. Foster has served as Chief Financial Officer since July 1996 and as Executive Vice President of Drypers since November 1996. From September 1995 to July 1996, Mr. Foster was Chief Financial Officer of Dickson Weatherproof Nail Company, Inc., based in Chicago, Illinois. From September 1991 to August 1995, Mr. Foster was with Schlumberger, Ltd. as Controller and Treasurer for Global Tel*Link, Inc., a telecommunications subsidiary in Mobile, Alabama, and as Assistant Controller and Controller for Schlumberger's Measurement Division, a manufacturer and worldwide marketer of industrial flow measurement products, based in Greenwood, South Carolina. Mr. Foster is a certified public accountant.

  Mr. Forbes has served as a director of the Company since May 1996. Mr. Forbes has served as Vice President of Equus Capital Management Corporation since 1991 and also has served as Vice President of Equus II Incorporated ("Equus"). Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital Partners, L.P. ("Equus Capital"), one of several funds formed by Equus Capital Corporation. Equus Capital and its affiliate, Equus, are principal stockholders of the Company. Mr. Forbes is a director of Advanced Technical Products Inc., a manufacturer of perfomance composite products, Consolidated Graphics, Inc., a company involved in commercial and financial printing, and NCI Building Systems, Inc., a manufacturer of pre-engineered metal buildings. Mr. Forbes is a certified public accountant.

  Mr. Lehmann has served as a director of the Company since 1991. He has served as President and a director of Equus Capital Management Corporation, located in Houston, Texas, since 1983, and is also President and a director of Equus Capital Corporation. Mr. Lehmann also currently serves as President and a director of Equus. Mr. Lehmann also serves on the board of directors of Allied Waste Industries, Inc., a company involved in solid waste disposal, American Residential Services, Inc., a provider of residential services, Brazos Sportswear, Inc., a marketer of casual sportswear, and Garden Ridge Corporation, a specialty retail corporation. Mr. Lehmann is a certified public accountant.

  Mr. Tuttle has served as a director of the Company since 1991. Since May 1989, Mr. Tuttle has been a general partner of Davis Venture Group, the general partner of Davis Venture Partners, L.P. (collectively, "Davis"). Davis is a principal stockholder of the Company. Since May 1997, Mr. Tuttle has been a general partner of Davis, Tuttle Venture Group, the general partner of Davis, Tuttle Venture Partners, L.P., a private equity partnership. Mr. Tuttle also serves on the board of directors of Zydeco Energy, Inc., a drilling, exploration and energy services company. Mr. Tuttle is a certified public accountant and is a fellow of the Institute of Directors, London, England.

  Mr. Olsen has served as the Vice President of Marketing since March 1996 and in various management positions in the Marketing Department of Drypers since January 1992. Mr. Olsen worked at Johnson and Johnson from December 1988 to December 1991 as a Product Manager in their feminine hygiene business. From 1985 to 1988, Mr. Olsen worked at Saatchi and Saatchi Advertising where he was the account supervisor on the Procter & Gamble account.

  Mr. Richards has served as Vice President of Sales for Drypers North America since March 1996. Mr. Richards worked in the marketing and sales departments of a regional U.S. diaper manufacturer from March 1990 until the Company's acquisition of such manufacturer in 1992. Prior to March 1990, Mr. Richards worked at Revlon, Inc. in various sales and sales management positions.

                            PRINCIPAL STOCKHOLDERS

  The following table and the notes thereto set forth, as of April 15, 1998, the beneficial ownership of the Company's Common Stock ("Common Stock") by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and named executive officer of the Company, and (iii) all directors and executive officers of the Company as a group.

                                                             BENEFICIAL
                                                            OWNERSHIP(1)
                                                          ---------------------
                                                           COMMON
                          NAME                              STOCK       PERCENT
                          ----                            ---------     -------
Equus II Incorporated and affiliates(2) ................. 3,904,496      23.2
 2929 Allen Parkway, 25th Floor
 Houston, Texas 77019
Davis Venture Group and affiliates(3).................... 1,544,379       9.2
 12 Greenway Plaza, Suite 1100
 Houston, Texas 77046
Heartland Advisers, Inc.(4).............................. 1,449,776       8.6
 790 North Milwaukee Street
 Milwaukee, Wisconsin 53202
Meridian Fund, Ltd.(5)...................................   936,195       5.6
 601 Jefferson, Suite 4000
 Houston, Texas 77002
Walter V. Klemp..........................................   791,088(6)    4.5
 5300 Memorial, Suite 900
 Houston, Texas 77007
Terry A. Tognietti.......................................   673,846(7)    3.9
 5300 Memorial, Suite 900
 Houston, Texas 77007
Raymond M. Chambers......................................   596,765(8)    3.4
 5300 Memorial, Suite 900
 Houston, Texas 77007
Joe D. Tanner............................................   300,594(9)    1.8
 5300 Memorial, Suite 900
 Houston, Texas 77007
Jonathan P. Foster.......................................    21,667(10)     *
 5300 Memorial, Suite 900
 Houston, Texas 77007
Gary L. Forbes(11).......................................    13,834(11)   (11)
Nolan Lehmann(12)........................................    12,348(12)   (12)
Philip A. Tuttle(13).....................................     9,334(13)   (13)
6 directors and 2 other executive officers as a group
 (8 persons)(14)......................................... 7,868,351      42.0

--------
 *Less than 1%.
 (1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. Beneficial ownership includes outstanding shares of Common Stock and shares of Common Stock that such holder has a right to acquire within 60 days upon exercise of outstanding options or warrants. Except as otherwise noted, each stockholder has sole voting and dispositive power with respect to the shares of Common Stock.

 (2) "Equus II Incorporated and affiliates" consists of Equus Capital Management Corporation, Equus Capital Corporation, Equus and Equus Capital. Equus Capital Management Corporation and Equus Capital Corporation serve as the management company and sub-advisor of Equus. Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital. Because of these relationships, each of the entities constituting Equus II Incorporated and affiliates may be deemed to beneficially own the 3,677,906 shares of Common Stock held directly by Equus and the 226,590 shares of Common Stock held directly by Equus Capital.
 (3) "Davis Venture Group and affiliates" comprises Davis Venture Group and Davis Venture Partners, L.P. Davis Venture Group is the general partner of Davis Venture Partners, L.P. Because of such relationships Davis Venture Group may be deemed to be beneficial owner of shares of Common Stock held of record by Davis Venture Partners, L.P.
 (4) The foregoing information is based solely on information contained in Amendment No. 3 to Schedule 13G dated April 13, 1998 of Heartland Advisors, Inc. filed with the Securities and Exchange Commission with respect to its beneficial ownership of Common Stock.
 (5) The foregoing information is based solely on information contained in
     Schedule 13G dated March 30, 1998 of Meridian Fund, Ltd. filed with the Securities and Exchange Commission with respect to its beneficial ownership of Common Stock.
 (6) Includes 129,081 and 498,916 shares of Common Stock issuable upon exercise of warrants and options, respectively.
 (7) Includes 17,211 and 498,916 shares of Common Stock issuable upon exercise of warrants and options, respectively.
 (8) Includes 103,265 and 473,500 shares of Common Stock issuable upon exercise of warrants and options, respectively.
 (9) Includes 7,284 and 139,167 shares of Common Stock issuable upon exercise of warrants and options, respectively.
(10) Includes 21,667 shares of Common Stock issuable upon exercise of options.
(11) Mr. Forbes is Vice President of Equus Capital Management Corporation and Equus Capital Corporation. Because of such relationships, he may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Equus II Incorporated and affiliates. Mr. Forbes disclaims such beneficial ownership. See Note (2) to this table. Includes 3,668 shares of Common Stock issuable upon exercise of options.
(12) Mr. Lehmann is President and a director of each of Equus Capital Management Corporation, Equus Capital Corporation and Equus. Because of such relationships, he may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Equus II Incorporated and affiliates. Mr. Lehmann disclaims such beneficial ownership. See Note (2) to this table. Includes 9,334 shares of Common Stock issuable upon exercise of options.
(13) Mr. Tuttle is a general partner of Davis Venture Group. Because of such relationship, Mr. Tuttle may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Davis Venture Group and affiliates. Mr. Tuttle disclaims such beneficial ownership. See Note (3) to this table. Includes 9,334 shares of Common Stock issuable upon exercise of options.
(14) See notes (6) through (13) above.

                   DESCRIPTION OF REVOLVING CREDIT FACILITY

  On April 1, 1998, the Company entered into a three-year $50.0 million new credit facility with BankBoston, N.A. to replace the Company's former revolving credit facility. The new credit facility permits the Company to borrow under a borrowing base formula equal to the sum of 75% of the aggregate net book value of its accounts receivable and 50% of the aggregate net book value of its inventory on a consolidated basis, subject to additional limitations on incurring debt. The new credit facility will bear interest in the range of prime to prime plus 3/4%, or LIBOR plus 1 1/2% to LIBOR plus
2 1/2%, in each case based on the Company's debt to EBITDA ratio determined on a quarterly basis. The new credit facility is secured by substantially all of the Company's assets. At March 31, 1998, the Company's borrowing base would have permitted the Company to borrow up to $42.4 million.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The following is a summary of the material terms of the Indenture, as amended by the Supplemental Indenture. The Company will issue the Exchange Notes offered hereby pursuant to the Indenture, as modified by the Supplemental Indenture, between the Company and Bankers Trust Company, as trustee (the "Trustee").

  A copy of the existing Indenture was filed as an Exhibit to the Registration Statement relating to the registration of the Existing Notes. A copy of the Supplemental Indenture will be made available by the Company upon request. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

  On June 24, 1997, the Company issued $115,000,000 aggregate principal amount of the Existing Notes under the Indenture, all of which have been exchanged for $115,000,000 aggregate principal amount of exchange notes with terms similar to the Exchange Notes. The Company issued the $30,000,000 of Outstanding Notes on March 17, 1998 and may, from time to time, issue additional senior notes under the Indenture (collectively, the "New Notes"), subject in each case to compliance with the covenants described below under "Certain Covenants". As used in this Offering Memorandum, the term "Notes" includes the Existing Notes, the New Notes and the Exchange Notes, unless the context otherwise requires, and the terms "holder" and "holders" include holders of the Existing Notes, the New Notes and the Exchange Notes.

GENERAL

  The Exchange Notes, like the Outstanding Notes will mature on June 15, 2007 and are senior unsecured obligations of the Company. $145,000,000 aggregate principal amount of notes have been issued under the Indenture. Each Exchange
Note issued in respect of an Existing Note will bear interest at the rate of 10 1/4% per annum from March 17, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on June 15 and December 15 in each year, until the principal thereof is paid or duly provided for, to the person in whose name the Existing Note (or any predecessor Note) is registered at the close of business on June 1 or December 1 next preceding such interest payment date. The New Notes (and any Exchange Notes issued in respect thereof) will bear interest at the rate of 10 1/4% per annum from their respective dates of original issuance, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually thereafter on June 15 and December 15 in each year, until the principal thereof is paid or duly provided for, to the person in whose name the New Note (or any predecessor Note) is registered at the close of business on June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at Four Albany Street, New York, New York 10006); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

  Since the Closing Date, all of the Company's Subsidiaries have been Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Subject to the covenants described below under "Certain Covenants" and applicable laws, the Company may issue additional Notes under the Indenture. Any Notes offered hereby that remain outstanding after the consummation of the Exchange Offer pertaining thereto, Exchange Notes issued in connection with any Exchange Offer and any Notes heretofore or hereafter issued under the Indenture, including New Notes (and any Exchange Notes issued in respect thereof), will be treated as a single class of securities under the Indenture.

  The Notes will not be entitled to the benefit of any sinking fund.

GUARANTEES

  Payment of the principal of (and premium, if any, on) and interest on the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors referred to below. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture requires that each domestic Restricted Subsidiary (those active Restricted Subsidiaries that are organized or principally doing business in the United States and its territories and possessions) be a Subsidiary Guarantor, as well as each other Restricted Subsidiary that guarantees any other Debt of the Company. Since the Closing Date, the Company has had no active domestic Restricted Subsidiaries or any other Restricted Subsidiaries that guarantee any other Debt of the Company and, accordingly, there are currently no Subsidiary Guarantors.

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into any other person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee and (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

  The Indenture provides that, in the event of (a) a sale, transfer or other disposition of all of the Capital Stock of a Subsidiary Guarantor to a person that is not an Affiliate of the Company, (b) a sale, transfer or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to a person that is not an Affiliate of the Company or (c) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in any such case in compliance with the terms of the Indenture, then such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any holder of the Notes; provided that the Net Proceeds of any such sale, transfer or other disposition are applied in accordance with the "Limitation on Certain Asset Sales" covenant.

RANKING

  The Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future unsubordinated debt of the Company. The Notes are effectively subordinated to all of the Company's secured debt, including loans outstanding under the New Credit Facility, to the extent of the assets securing such loans, and are structurally subordinated to all liabilities, including trade payables, of the Company's subsidiaries that do not guarantee the Notes. As of March 31, 1998, the Company had $120.6 million of debt outstanding other than the Outstanding Notes and its subsidiaries had approximately $14.9 million of accounts payable and third party debt. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Debt in the future.

REDEMPTION

  The Notes will be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after June 15, 2002, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below (subject to the right of holders of record on the relevant record dates to receive interest due on an interest payment date):

      REDEMPTION                                                      REDEMPTION
       YEAR                                                             PRICE
      ----------                                                      ----------
       2002..........................................................  105.125%
       2003..........................................................  103.417
       2004..........................................................  101.708

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the redemption date.

  In addition, at any time or from time to time prior to June 15, 2000, the Company may at its option redeem Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to any such redemption, an aggregate principal amount of Notes at least equal to the sum of (i) $75,000,000 and (ii) 65% of the aggregate principal amount of the New Notes theretofore issued under the Indenture, remains outstanding. Any such redemption must be made within 90 days of the related Equity Offering.

  If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by lot or such other method as the Trustee deems fair and appropriate.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a person (a) existing at the time such person is merged with or into the Company or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such person.

  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, to any person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets
(i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets", (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) to an Unrestricted Subsidiary or a Joint Venture, if permitted under the "Limitation on Restricted Payments" covenant, (iv) representing obsolete or permanently retired equipment and facilities, (v) involving the leasing of a JOA diaper line from McDonnell Douglas Leasing Corporation, including the sale and leaseback of related equipment, (vi) the sale and leaseback of all or a portion of a diaper, training pant or wet wipe production line acquired by the Company or a Restricted Subsidiary after the Closing Date, provided that the aggregate amount of proceeds received by the Company from any such sale may not exceed $1,500,000 or (vii) the gross proceeds of which (exclusive of indemnities) do not exceed $1,000,000 for any particular item or $2,000,000 in the aggregate for any fiscal year of the Company.

  "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such person's equity interest (however designated).

  "Capitalized Lease Obligation" means, with respect to any person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

  "Change of Control" means the occurrence of any of the following events:

    (a) Any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the voting power of all classes of Voting Stock of the Company.

    (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    (c) The Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

  "Closing Date" means June 24, 1997.

  "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, including by way of foreign governmental limitations on remittances, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

  "Consolidated EBITDA" means, for any period, the sum of, without duplication Consolidated Adjusted Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Adjusted Net Income for such period (a) Consolidated Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that income tax expense, depreciation and amortization expense, fixed charges and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Adjusted Net Income for such period.

  "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

  "Consolidated Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any person other than the Company and its Restricted Subsidiaries), plus (c) all interest on any Debt of any person guaranteed by the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs and
(ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof for such period.

  "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less, to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

  "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) every Capitalized Lease Obligation of such person, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Obligations, and (h) every obligation of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Debt for purposes of this definition.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than as the holder of Voting Stock of the Company).

  "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is, or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the final Stated Maturity of the Notes, (ii) is redeemable at the option of the holder thereof at any time prior to one year after such final Stated Maturity or (iii) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to one year after such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Certain Asset Sales" and "Purchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Certain Asset Sales" and "Purchase of Notes upon a Change of Control" covenants described below.

  "Equity Offering" means an offer and sale by the Company of its common stock (which is Qualified Stock) to a person other than a Subsidiary.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

  "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit.

  "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

  "Investment" in any person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to any person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such person, or the making of any investment in such person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from the Company or a Restricted Subsidiary to any

Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  "Issuance Date" means the closing date for the sale and original issuance of the Notes under the Indenture.

  "Joint Venture" means any person (other than an individual or government) that is not a Subsidiary of the Company and a majority of whose revenues are derived or will, as a consequence of the Company's or one of its Subsidiaries' Investments therein, be derived from the business of the manufacture and sale of disposable diapers and/or training pants in the United States or elsewhere or a business reasonably related thereto.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, preference, priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Permitted Investments" means any of the following:

    (a) Investments in (i) securities with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; and
  (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating of P-1 (or its equivalent) from Moody's Investors Service, Inc. or A-1 (or its equivalent) from Standard & Poor's Ratings Services.

    (b) Investments by the Company or any Restricted Subsidiary in another person, if as a result of such Investment such other person (i) becomes a Restricted Subsidiary or (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary.

    (c) Investments by the Company or a Restricted Subsidiary in the Company or a Subsidiary Guarantor.

    (d) Investments in the form of senior loans to any Restricted Subsidiary that is not a Subsidiary Guarantor, provided that no portion of its net income would be excluded under the definition of Consolidated Adjusted Net Income by reason of clause (e) of the definition thereof.

    (e) Investments in assets owned or used in the ordinary course of business.

    (f) Investments in existence on the Closing Date.

    (g) Investments in any person in the form of the capital contribution of the Company's common stock.

    (h) Promissory notes received as a result of Asset Sales permitted under the "Limitation on Certain Asset Sales" covenant.

    (i) Direct or indirect loans to employees, or to a trustee for the benefit of such employees, of the Company or any Restricted Subsidiary in an aggregate amount outstanding at any time not exceeding $400,000 plus the amount of direct or indirect loans to employees for relocation assistance.

    (j) The purchase of all or any portion of the 49% of Hygienic Products International Limited, the Company's Cayman Islands subsidiary that owns its Brazilian operations, not owned by the Company prior to the Closing Date.

    (k) Other Investments that do not exceed $3,000,000 in the aggregate at any time outstanding.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

  "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Qualified Stock" of any person means any and all Capital Stock of such person, other than Disqualified Stock.

  "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the loan and security agreement dated February 26, 1996, between the Company and Congress Financial Corporation (Southwest), as such agreement may be amended, restated, supplemented, refinanced or otherwise modified from time to time with the same lender or one or more other lenders.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net sales of the Company and its Restricted Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during the entire fiscal year.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

  "Subordinated Debt" means Debt of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantee issued by such Subsidiary Guarantor, as the case may be.

  "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

  "Subsidiary Guarantee" means a guarantee of the Notes by a Restricted Subsidiary in accordance with the provisions of the Indenture.

  "Subsidiary Guarantor" means any Restricted Subsidiary that issues a Subsidiary Guarantee.

  "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

  "Weighted Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by
(ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or an immaterial number of shares required to be owned by other persons pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants:

  Limitation on Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Debt (including Acquired Debt and the issuance of Disqualified Stock), except that the Company or a Restricted Subsidiary may incur Debt or issue Disqualified Stock if, at the time of such event, the Consolidated Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0 through June 30, 1998 and 2.5 to 1.0 thereafter.

  In making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred and the application of such proceeds occurred at the beginning of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Debt by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, repaid or retired at the beginning of such four-quarter period and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) interest on Debt bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (B) if such Debt bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate and (C) the amount of Debt under a revolving credit facility will be computed based upon the average daily balance of such Debt during such four-quarter period.

  Notwithstanding the foregoing, the Company may, and may, to the extent expressly permitted below, permit its Restricted Subsidiaries to, incur any of the following Debt ("Permitted Debt"):

    (i) Debt of the Company or any Restricted Subsidiary under the Revolving Credit Facility or one or more other credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of
  (a) $21,000,000 and (b) the sum of 75% of the aggregate book value of the accounts receivable (net of bad debt reserves) and 50% of the aggregate net book value of the inventory of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the last day of the immediately preceding four full fiscal quarters for which internal financial statements are available, less any amounts applied to the permanent reduction of such credit facilities pursuant to the "Limitation on Certain Asset Sales" covenant, together with guarantees of such Debt by a Restricted Subsidiary; provided, however, that the aggregate principal amount of Debt of the Company's foreign Restricted Subsidiaries that are not Subsidiary Guarantors, as a group, permitted to be outstanding in reliance on this clause (i) may not exceed the greater of (x) $10,000,000 and (y) 50% of the aggregate book value of the accounts receivable (net of bad debt reserves) of such foreign Restricted Subsidiaries calculated in accordance with the foregoing provisions of this clause (i).

    (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date (excluding borrowings under the Revolving Credit Facility).

    (iii) Debt owed by the Company to any Restricted Subsidiary or owed by any Subsidiary Guarantor to the Company or any other Restricted Subsidiary that is a Subsidiary Guarantor (provided that such Debt is held by the Company or such Restricted Subsidiary) or owed by the Company or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor, provided such debt would represent a "Permitted Investment" under clause (d) of the definition thereof.

    (iv) Debt represented by the Existing Notes, the Subsidiary Guarantees and any Exchange Notes.

    (v) Debt of the Company or any Restricted Subsidiary in respect of Hedging Obligations incurred in the ordinary course of business.

    (vi) Capitalized Lease Obligations of the Company or any Restricted Subsidiary, provided that the aggregate amount of Debt under this clause
  (vi) does not exceed $5,000,000 at any one time outstanding.

    (vii) Debt of the Company or any Restricted Subsidiary under purchase money mortgages or secured by purchase money security interests so long as
  (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement or full operation of the related property; provided that the aggregate amount of Debt under this clause (vii) does not exceed $2,000,000 at any one time outstanding.

    (viii) Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock.

    (ix) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the "Guarantees of Debt by Restricted Subsidiaries" covenant.

    (x) Debt of the Company or any Restricted Subsidiary, not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding.

    (xi) Any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt incurred pursuant to clauses (i), (v),
  (vi), (vii) or (x) of this definition, including any successive refinancings thereof, so long as (A) any such new Debt is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced and (C) such refinancing Debt does not have a Weighted Average Life less than the Weighted Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Debt being refinanced.

  Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than (i) dividends or distributions payable solely in Qualified Equity Interests, (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary or (iii) pro rata dividends or distributions on common stock of a Restricted Subsidiary held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiary's net income from the first day of the Company's fiscal quarter during which the Closing Date occurs);

    (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock (or any options, warrants or other rights to acquire shares of Capital Stock) of (i) the Company or any Unrestricted Subsidiary or (ii) any Restricted Subsidiary held by any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

    (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; and

    (d) make any Investment (other than a Permitted Investment) in any person

(such payments or other actions described in (but not excluded from) clauses
(a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted
Payment:

    (i) no Default or Event of Default has occurred and is continuing,

    (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant and

    (iii) the aggregate amount of all Restricted Payments declared or made after the Closing Date does not exceed the sum of:

      (A) 50% of the aggregate Consolidated Adjusted Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's fiscal quarter during which the Closing Date occurs to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount); plus

      (B) the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of Qualified Equity Interests of the Company (excluding proceeds of an Equity Offering that are used to redeem Notes, as discussed above); plus

      (C) the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange; plus

      (D) $5,000,000.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take any of the following actions, so long as (with respect to clauses (e) and (f) below) no Default or Event of Default has occurred and is continuing or would occur:

    (a) The payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision.

    (b) The repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company.

    (c) The purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company.

    (d) The purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (xi) of the definition of Permitted Debt.

    (e) The repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a "change of control" in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer.

    (f) The repayment, on or promptly after the Closing Date, of the Company's outstanding 12% Junior Subordinated Debentures in the principal amount of $2,400,000.

  The payments described in clauses (b), (c) and (e) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under the foregoing clause (iii) and the payments described in clauses (a), (d) and (f) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under the foregoing clause (iii).

  For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

  If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

  If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

  In computing Consolidated Adjusted Net Income of the Company for purposes of the foregoing clause (iii)(A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted

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

Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

  Purchase of Notes upon a Change of Control. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

  Within 45 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the Note Register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control purchase date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. The Revolving Credit Facility (or the New Credit Facility) is expected to prohibit the purchase of Notes by the Company prior to full repayment of debt thereunder. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default".

  One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

  The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

  The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" above for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

  The Company will comply with the applicable tender offer rules including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

  The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Debt as in effect on the Closing Date or in refinancings of such Debt) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

  Limitation on Certain Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 80% (A) cash or cash equivalents or (B) the assumption by the transferee of Debt of the Company or a Restricted Subsidiary ranked pari passu with the Notes and release of the Company or such Restricted Subsidiary from all liability on such Debt.

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the Revolving Credit Facility or to the repayment of other senior Debt of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or
(ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

  (c) When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company will, within 30 days thereafter, make an offer to purchase from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless
(a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (b) either (i) with respect to any transaction or series of related transactions involving aggregate payments in excess of $1,000,000, but less than $5,000,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above or (ii) with respect to a transaction or series of transactions involving aggregate payments equal or greater than $5,000,000, such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

  The foregoing covenant will not restrict any of the following:

    (A) Transactions among the Company and/or its Restricted Subsidiaries.

    (B) The Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of any of the following:

    (i) Any agreement in effect on the Closing Date.

    (ii) Customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary.

    (iii) The refinancing or successive refinancings of Debt incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement.

    (iv) Any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired.

    (v) Any agreement providing for the incurrence of Permitted Debt by a Restricted Subsidiary in compliance with the "Limitation on Debt" covenant provided that such Restricted Subsidiary is or becomes a Subsidiary Guarantor.

  Restriction on Transfer of Assets to Subsidiaries. The Company will not sell, convey, transfer or otherwise dispose of its property or assets to any of its Subsidiaries, except for sales, conveyances, transfers or other dispositions (a) of property or assets having an aggregate fair market value no greater than $5,000,000 made after the Closing Date and in the ordinary course of business; (b) of property or assets having a fair market value not in excess of the amount of Investments then permitted to be made pursuant to the definition of Permitted Investments or the "Limitation on Restricted Payments" covenant; or (c) made to any Restricted Subsidiary, if such Restricted Subsidiary is either (i) a Subsidiary Guarantor or (ii) a Restricted Subsidiary, provided that no portion of its net income would be excluded under the definition of Consolidated Adjusted Net Income by reason of clause (e) of the definition thereof. The amount of any sale, conveyance, transfer or other disposition permitted to be made pursuant to the foregoing clause (b), unless it constitutes a Permitted Investment, will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by the Company.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, or issuances or sales to directors of directors' qualifying shares, (iii) if, immediately after giving effect to such issuance or sale, neither the Company nor any of its Subsidiaries owns any shares of Capital Stock of such Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) (iv) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (v) issuances or sales to the other stockholders of such Restricted Subsidiary of up to 1% of the Capital Stock of such Restricted Subsidiary.

  Guarantees of Debt by Restricted Subsidiaries. All of the Company's domestic Restricted Subsidiaries (those active Restricted Subsidiaries organized or principally doing business in the United States and its territories and possessions) will be Subsidiary Guarantors.

  In addition, the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary.

  Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee or
(iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

  Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and
(v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

  (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company is in compliance with the "Limitation on Debt" covenant (treating any Debt of such Unrestricted Subsidiary as the incurrence of Debt by a Restricted Subsidiary).

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

  Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur any of the following Liens ("Permitted Liens"):

    (i) Liens (other than Liens securing Debt under the Revolving Credit Facility) existing as of the Closing Date.

    (ii) Liens on property or assets of the Company or any Restricted Subsidiary securing Debt under the Revolving Credit Facility or other credit facilities permitted by clause (i) of the definition of "Permitted Debt" in a principal amount not to exceed the principal amount of the outstanding Debt thereunder.

    (iii) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary.

    (iv) Liens securing the Notes or any Subsidiary Guarantee.

    (v) Liens upon real or personal property or any other asset acquired or constructed after the date of the Supplemental Indenture; provided that (a) any such Lien is created solely for the purpose of securing Capitalized Lease Obligations or other Debt incurred in accordance with the "Limitation on Debt" covenant described above (1) to finance the cost (including the cost of improvements) of property or assets so acquired or constructed, and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets or (2) as Hedging Obligations relating solely to the Debt described in clause (1) of this clause (v), (b) the principal amount of the Debt secured by such Lien as of the time incurred does not exceed 100% of such cost and (c) any such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired or constructed.

    (vi) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Debt.

    (vii) Liens securing obligations under Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Debt".

    (viii) Statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings.

    (ix) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

    (x) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money).

    (xi) Easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business.

    (xii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired.

    (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof.

    (xiv) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing its obligations in respect of bankers' acceptances issued or created for the account of any person to facilitate the purchase, shipment or storage of such inventory or other goods.

    (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

    (xvi) Any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xv); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

  Reports. The Company will be required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to the Trustee for distribution to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless each of the following conditions is satisfied:

    (a) Either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by sale, assignment, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Notes.

    (b) Immediately after giving effect to such transaction and treating any obligation of the Company or a Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default has occurred and is continuing.

    (c) Immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

    (d) Immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant.

    (e) If the Company is not the continuing obligor under the Indenture, each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes.

    (f) If any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

    (g) The Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

  In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

EVENTS OF DEFAULT

  Each of the following will be "Events of Default" under the Indenture:

    (a) Default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days.

    (b) Default in the payment of the principal of (or premium, if any, on) any Note when due.

    (c) Failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets".

    (d) Default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding.

    (e) (i) An event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Significant Subsidiary, which issue has an aggregate outstanding principal amount of not less than $5,000,000, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt.

    (f) Failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5,000,000, which judgment or judgments are not paid, discharged or stayed for a period of 60 days.

    (g) Any Subsidiary Guarantee issued by a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture), and such condition has continued for a period of 60 days after written notice of such failure requiring the Subsidiary Guarantor and the Company to remedy the same has been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding.

    (h) The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

  If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders will, declare the principal of all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal will become due and payable immediately. If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

  The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any officer of the Company having knowledge of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may by board resolution, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company and any Subsidiary Guarantors will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, except for
(i) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound or cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; (d) in the case of defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under "Defeasance or Covenant Defeasance of Indenture") have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at Stated Maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

    (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

    (b) reduce the principal amount of outstanding Notes, the consent of whose holders is required for any amendment, supplement or waiver under the Indenture; or

    (c) waive a default in the payment of principal of, or premium, if any, or interest on the Notes.

  The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

  Without the consent of any holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or (2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the holders in any material respect; or (8) to evidence the succession of another Person to any Subsidiary Guarantor and the assumption by any such successor of the covenants of such Subsidiary Guarantor in the Indenture and in the Notes; or (9) to evidence an addition of a new Subsidiary Guarantor and the assumption by any such new Subsidiary Guarantor of the covenants in the Indenture and in the Notes; or (10) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

  Bankers Trust Company, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined) it must eliminate such conflict or else resign.

GOVERNING LAW

  The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

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

BOOK-ENTRY, DELIVERY AND FORM

  The Notes offered hereby to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the Issue Date with the Trustee as custodian for The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notices to Investors".

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of and premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by a paying agent to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Notes

  If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of its Global Note, Notes in registered, definitive, certificated form (the "Certificated Notes") will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

 Same-Day Settlement and Payment

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Note are eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers thereof who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers who are Foreign Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and temporary regulations of the U.S. Department of the Treasury ("Treasury") promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers who hold the Notes as capital assets, within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Foreign Holders that are subject to U.S. federal income tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such Foreign Holders are generally taxed in a similar manner to U.S. Holders, but certain special rules do apply. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies or persons holding Notes as a part of a hedging or conversion transaction or a straddle).

  PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  As used herein, the term "U.S. Holder" means a holder of a Note that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(c) an estate the income of which is subject to U.S. federal income taxation regardless of source or (d) a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, as described in Section 7701(a)(30) of the Code.

  Payment of Interest on Notes. Interest paid or payable on a Note will be taxable to a U.S. Holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Because the issue price of the Notes equaled their stated principal amount, the Notes were not issued with original issue discount ("OID") and consequently the Exchange Notes should not have any OID.

  Sale, Exchange, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder, less any principal payments received by such U.S. Holder.

  Gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year. Under the Taxpayer Relief Act of 1997, lower tax rates apply to the sale or exchange of capital assets by individuals who have held such assets for more than 18 months.

  The exchange of a Note by a U.S. Holder for an Exchange Note should not constitute a taxable exchange. Consequently, no gain or loss should be recognized by U.S. Holders of the Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a U.S. Holder's basis in the Exchanges Notes should be the same as such holder's basis in the Notes exchanged therefor. U.S. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Notes.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if, among other things, a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service ("IRS").

U.S. FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

  As used herein, the term "Foreign Holder" means a holder of a Note that is, for U.S. federal income tax purposes, (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership.

  Payment of Interest on Notes. In general, payments of interest received by a Foreign Holder will not be subject to U.S. federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRSForm W-8 (or a suitable substitute form) that it is not a U.S. Holder or
(B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Notes or qualifying intermediary and furnishes the Company or its agent a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Sale, Exchange, Redemption or Retirement of the Notes. A Foreign Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

  Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--U.S. Federal Income Taxation of Foreign Holders--Payment of Interest on Notes" is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a U.S. person or is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

  The procedures described above for withholding tax on interest payments, and some of the associated backup withholding and information reporting rules, are currently the subject of new proposed regulations, which are proposed to be effective for payments made after December 31, 1997, subject to certain transition rules. The proposed regulations, if adopted in their current form, would modify the procedures for establishing an exemption from withholding tax described above. Informal statements by the IRS indicate that the proposed regulations, when finally adopted, will be made effective for payments made after December 31, 1998. No official announcement to this effect, however, has been issued by the IRS.

  Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective for interest payments made beginning January 1, 2000. The Company or its paying agent may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. For example, under recently issued Treasury regulations, a Foreign Holder will be required to provide a Form W-8 (or substitute form) to the withholding agent on which such holder provides its name, address and taxpayer identification number and states, under penalty of perjury, that the interest paid on a Note and the gain on the sale, exchange or other disposition of a Note is not effectively connected with such holder's United States trade or business in order to obtain an exemption from withholding tax on payments made beginning January 1, 2000.

  Federal Estate Taxes. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Notes in connection with a U.S. trade or business.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. In addition, until September 6, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requests the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the time period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

  The validity of the Exchange Notes will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Certain members of Fulbright & Jaworski L.L.P. involved in the preparation of this Prospectus own in the aggregate 7,467 shares of Common Stock and warrants to purchase 3,905 shares of Common Stock at an exercise price of $2.41 per share.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. Subsequent to the Exchange Offer, the Company will be subject to certain periodic reporting and other informational requirements of the Exchange Act, and, in accordance therewith, will file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information will be available for inspection, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Outstanding Notes and the Exchange Notes. The Company has agreed that, notwithstanding that it may not be required to remain subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act (excluding however information with respect to benefit plans and long-term compensation arrangements) and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

  The Company has agreed that for so long as any of the Outstanding Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, it will make available to any prospective purchaser of the Outstanding Notes or beneficial owner of the Outstanding Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act until such time as the Company has either exchanged the Outstanding Notes for the Exchange Notes or until such time as the holders thereof have disposed of such Outstanding Notes pursuant to an effective registration statement filed by the Company.

                          INCORPORATION BY REFERENCE


  All documents filed by the Company pursuant to the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

  The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Drypers Corporation, 5300 Memorial Drive, Suite 900, Houston, Texas 77007 (telephone 713/369-3693),
Attention: Investor Relations.

  The information on executive compensation, including the summary compensation table and information on options set forth in the Company's proxy statement dated April 23, 1998 (the "Proxy Statement"), is incorporated by reference in this Prospectus. The Company will provide a copy of the Proxy Statement, without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Drypers Corporation, 5300 Memorial Drive, Suite 900, Houston, Texas 77007 (telephone (713) 869-8693), Attention:
Investor Relations.

  Any statement contained in the information in the Proxy Statement which is incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such information in the Proxy Statement. Any such statement that has been so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997, and March
 31, 1998.................................................................  F-3
Consolidated Statements of Earnings for the Years Ended December 31, 1995,
 1996 and 1997, and the Three Months Ended March 31, 1997 and 1998........  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended Decem-
 ber 31, 1995, 1996 and 1997, and the Three Months Ended March 31, 1998...  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997, and the Three Months Ended March 31, 1997 and 1998..  F-6
Notes to Consolidated Financial Statements................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Drypers Corporation:

  We have audited the accompanying consolidated balance sheets of Drypers Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Drypers Corporation and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 18, 1998

                      DRYPERS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      MARCH 31,
                                                    DECEMBER 31         1998
                                                 ------------------  -----------
                    ASSETS                         1996      1997    (UNAUDITED)
                    ------                       --------  --------  -----------
CURRENT ASSETS:
  Cash and cash equivalents....................  $  4,923  $  9,269   $ 22,379
  Accounts receivable, net of allowance for
   doubtful accounts of $1,160, $2,064, and
   $2,127, respectively........................    30,631    33,941     41,269
  Inventories..................................    11,616    21,090     22,933
  Prepaid expenses and other...................     4,410    12,730     18,153
                                                 --------  --------   --------
    Total current assets.......................    51,580    77,030    104,734
PROPERTY AND EQUIPMENT, net of depreciation and
 amortization..................................    35,154    53,270     58,890
INTANGIBLE AND OTHER ASSETS, net of
 amortization of $10,185, $13,438 and $14,251,
 respectively..................................    63,821    74,932     76,089
                                                 --------  --------   --------
                                                 $150,555  $205,232   $239,713
                                                 ========  ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
CURRENT LIABILITIES:
  Short-term borrowings........................  $ 15,622  $     --   $     --
  Current portion of long-term debt............       945     1,593      2,377
  Accounts payable.............................    16,958    16,558     18,646
  Accrued liabilities..........................     9,348    10,151     15,148
                                                 --------  --------   --------
    Total current liabilities..................    42,873    28,302     36,171
LONG-TERM DEBT.................................     2,125     1,755      3,240
SENIOR TERM NOTES..............................    44,122   115,000    146,078
SUBORDINATED DEBT TO RELATED PARTIES...........     2,400        --         --
DEFERRED RENT PAYABLE AND OTHER................     5,427     4,595      3,307
                                                 --------  --------   --------
                                                   96,947   149,652    188,796
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000,000
   shares authorized, 90,000, 61,110 and -0-
   shares issued and outstanding, respectively.         1         1         --
  Common stock, $.001 par value, 20,000,000
   shares authorized, 7,179,230, 10,513,223 and
   16,818,923 shares issued and outstanding,
   respectively................................         7        10         17
  Additional paid-in capital...................    68,823    69,998     71,091
  Warrants.....................................     1,395     1,097      1,084
  Retained deficit.............................   (16,618)  (15,526)   (21,275)
                                                 --------  --------   --------
    Total stockholders' equity.................    53,608    55,580     50,917
                                                 --------  --------   --------
                                                 $150,555  $205,232   $239,713
                                                 ========  ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      DRYPERS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31                MARCH 31
                          -----------------------------------  ------------------------
                             1995        1996        1997         1997         1998
                          ----------  ----------- -----------  -----------  -----------
                                                                     (UNAUDITED)
NET SALES...............  $  163,947  $   207,014 $   287,010  $    60,161  $    78,592
COST OF GOODS SOLD......     114,075      126,128     175,545       36,756       47,249
                          ----------  ----------- -----------  -----------  -----------
    Gross profit........      49,872       80,886     111,465       23,405       31,343
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............      53,691       70,333      89,973       18,961       32,477
UNUSUAL EXPENSES........       3,185           --          --           --           --
RESTRUCTURING CHARGE....       4,255           --          --           --           --
                          ----------  ----------- -----------  -----------  -----------
    Operating income
     (loss).............     (11,259)      10,553      21,492        4,444       (1,134)
RELATED-PARTY INTEREST
 EXPENSE................         406          354         199           88           --
OTHER INTEREST EXPENSE,
 net....................       7,629        8,577       9,758        2,110        3,450
OTHER INCOME (EXPENSE)..          --           --         253         (123)          56
                          ----------  ----------- -----------  -----------  -----------
INCOME (LOSS) BEFORE
 INCOME TAX PROVISION
 (BENEFIT) AND
 EXTRAORDINARY ITEM.....     (19,294)       1,622      11,788        2,123       (4,528)
INCOME TAX PROVISION
 (BENEFIT)..............      (3,829)         309       2,344          150        1,141
                          ----------  ----------- -----------  -----------  -----------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM.....     (15,465)       1,313       9,444        1,973       (5,669)
EXTRAORDINARY ITEM:
  Costs of early
   extinguishment of
   debt.................          --           --      (7,769)          --           --
                          ----------  ----------- -----------  -----------  -----------
NET INCOME (LOSS).......     (15,465)       1,313       1,675        1,973       (5,669)
PREFERRED STOCK
 DIVIDEND...............          --          561         583          168           80
                          ----------  ----------- -----------  -----------  -----------
NET INCOME (LOSS)
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS...........  $  (15,465) $       752 $     1,092  $     1,805  $    (5,749)
                          ==========  =========== ===========  ===========  ===========
INCOME (LOSS) PER COMMON
 SHARE:
  INCOME (LOSS) BEFORE
   EXTRAORDINARY ITEM:
    Basic...............  $    (2.35) $       .11 $      1.00  $       .23  $      (.46)
                          ==========  =========== ===========  ===========  ===========
    Diluted.............  $    (2.35) $       .09 $       .51  $       .11  $      (.46)
                          ==========  =========== ===========  ===========  ===========
  EXTRAORDINARY ITEM:
    Basic...............          --           -- $      (.88)          --           --
                          ==========  =========== ===========  ===========  ===========
    Diluted.............          --           -- $      (.42)          --           --
                          ==========  =========== ===========  ===========  ===========
  NET INCOME (LOSS):
    Basic...............  $    (2.35) $       .11 $       .12  $       .23  $      (.46)
                          ==========  =========== ===========  ===========  ===========
    Diluted.............  $    (2.35) $       .09 $       .09  $       .11  $      (.46)
                          ==========  =========== ===========  ===========  ===========
COMMON SHARES
 OUTSTANDING............   6,587,698    6,694,298   8,878,638    7,837,778   12,540,053
                          ==========  =========== ===========  ===========  ===========
COMMON AND POTENTIAL
 COMMON SHARES
 OUTSTANDING............   6,587,698   15,064,913  18,469,676   17,924,752   12,540,053
                          ==========  =========== ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      DRYPERS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          PREFERRED    COMMON
                           SHARES      SHARES                     ADDITIONAL
                         ISSUED AND  ISSUED AND  PREFERRED COMMON  PAID-IN            RETAINED
                         OUTSTANDING OUTSTANDING   STOCK   STOCK   CAPITAL   WARRANTS DEFICIT
                         ----------- ----------- --------- ------ ---------- -------- --------
BALANCE, December 31,
 1994...................        --    6,553,541     $--     $ 7    $57,757    $  908  $ (1,905)
  Conversion of junior
   subordinated
   debenture............        --       41,666      --      --        500        --        --
  Exercise of senior
   term note warrants...        --       14,780      --      --        170      (170)       --
  Exercise of stock
   options and other
   warrants.............        --        9,817      --      --         55       (35)       --
  Net loss..............        --           --      --      --         --        --   (15,465)
                           -------   ----------     ---     ---    -------    ------  --------
BALANCE, December 31,
 1995...................        --    6,619,804      --       7     58,482       703   (17,370)
  Issuance of preferred
   stock, net of $178 in
   offering costs.......    90,000           --       1      --      8,822        --        --
  Issuance of common
   stock and warrants in
   connection with
   refinancing..........        --      194,780      --      --        (56)      692        --
  Issuance of common
   stock in connection
   with an acquisition..        --      360,000      --      --      1,575        --        --
  Preferred stock
   dividends ($6.23 per
   share)...............        --           --      --      --         --        --      (561)
  Exercise of stock
   options..............        --        4,646      --      --         --        --        --
  Net income............        --           --      --      --         --        --     1,313
                           -------   ----------     ---     ---    -------    ------  --------
BALANCE, December 31,
 1996...................    90,000    7,179,230       1       7     68,823     1,395   (16,618)
  Issuance of common
   stock................        --       71,657      --      --        200        --        --
  Conversion of
   preferred stock and
   dividends into common
   stock................   (28,890)   2,937,417      --       3        312        --        --
  Preferred stock
   dividends ($7.50 per
   share)...............        --           --      --      --         --        --      (583)
  Effect of stock option
   and stock purchase
   plans................        --      111,348      --      --        283        --        --
  Issuance of warrants..        --           --      --      --         --        50        --
  Exercise of warrants..        --      213,571      --      --        380      (348)       --
  Net income............        --           --      --      --         --        --     1,675
                           -------   ----------     ---     ---    -------    ------  --------
BALANCE, December 31,
 1997...................    61,110   10,513,223       1      10     69,998     1,097   (15,526)
  Conversion of
   preferred stock and
   dividends into common
   stock (unaudited)....   (61,110)   6,292,364      (1)      7      1,058        --        --
  Preferred stock
   dividends ($1.24 per
   share) (unaudited)...        --           --      --      --         --        --       (80)
  Effect of stock option
   and stock purchase
   plans (unaudited)....        --        5,000      --      --         22        --        --
  Exercise of warrants
   (unaudited)..........        --        8,336      --      --         13       (13)       --
  Net loss (unaudited)..        --           --      --      --         --        --    (5,669)
                           -------   ----------     ---     ---    -------    ------  --------
BALANCE, March 31, 1998
 (unaudited)............        --   16,818,923     $--     $17    $71,091    $1,084  $(21,275)
                           =======   ==========     ===     ===    =======    ======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      DRYPERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                THREE MONTHS
                                   YEAR ENDED DECEMBER 31      ENDED MARCH 31
                                  ---------------------------  ----------------
                                    1995      1996     1997     1997     1998
                                  --------  --------  -------  -------  -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)..............  $(15,465) $  1,313  $ 1,675  $ 1,973  $(5,669)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities-
 Depreciation and amortization..     7,068     7,624    8,220    2,041    2,080
 Restructuring charge...........     4,255        --       --       --       --
 Non-cash portion of
  extraordinary item............        --        --    3,745       --       --
 Deferred income taxes..........    (4,187)       --       --       --       --
 Other..........................      (379)      401       63      (43)    (303)
 Changes in operating assets
  and liabilities, net of
  acquisitions-
  (Increase) decrease in-
   Accounts receivable..........     1,476    (5,724)  (3,310)  (4,544)  (7,328)
   Inventories..................     5,398       (67)  (9,474)  (2,520)  (2,473)
   Prepaid expenses and other...       110      (973)  (8,320)  (1,051)  (4,190)
  Increase (decrease) in-
   Accounts payable.............     5,038    (2,974)    (400)   6,179    2,088
   Accrued liabilities..........     2,941    (3,891)     853    1,691    4,997
                                  --------  --------  -------  -------  -------
   Net cash provided by (used
    in) operating activities....     6,255    (4,291)  (6,948)   3,726  (10,798)
                                  --------  --------  -------  -------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchase of property and
  equipment.....................    (8,896)   (5,931) (21,598)  (3,440)  (7,222)
 Proceeds from sale of
  equipment.....................        --       800       --       --       --
 Investment in other noncurrent
  assets........................      (773)   (1,197)  (2,754)    (374)    (590)
 Payments under noncompete
  agreements....................      (250)     (400)    (231)     (63)      --
 Refund of deposits.............        --     2,573    1,136       --       --
 Investment in Mexico
  acquisition...................        --        --     (595)      --       --
 Investment in Brazilian
  venture.......................        --        --   (9,827)      --       --
                                  --------  --------  -------  -------  -------
   Net cash used in investing
    activities..................    (9,919)   (4,155) (33,869)  (3,877)  (7,812)
                                  --------  --------  -------  -------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Borrowings under senior term
  notes.........................        --        --  115,000       --   31,087
 Payments on senior term notes..        --        --  (45,000)      --       --
 Borrowings under working
  capital facility..............        --        --   10,000       --       --
 Payments on working capital
  facility......................        --        --  (10,000)      --       --
 Borrowings under revolvers.....    47,553   157,677   79,296   40,756   35,100
 Payments on revolvers..........   (44,922) (153,968) (94,918) (41,943) (35,100)
 Borrowings under (payments on)
  other debt....................     1,750      (625)  (5,022)    (125)   2,269
 Financing related costs........        --      (773)  (4,708)      --   (1,658)
 Proceeds from issuance of
  common stock..................        --        --      200       --       --
 Proceeds from issuance of
  preferred stock...............        --     8,822       --       --       --
 Proceeds from exercise of stock
  options and warrants..........        20        --      315      222       22
                                  --------  --------  -------  -------  -------
   Net cash provided by (used
    in) financing activities....     4,401    11,133   45,163   (1,090)  31,720
                                  --------  --------  -------  -------  -------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS...........       737     2,687    4,346   (1,241)  13,110
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD............     1,499     2,236    4,923    4,923    9,269
                                  --------  --------  -------  -------  -------
CASH AND CASH EQUIVALENTS AT END
 OF PERIOD......................  $  2,236  $  4,923  $ 9,269  $ 3,682  $22,379
                                  ========  ========  =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     DRYPERS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Business

  Drypers Corporation and its subsidiaries (the "Company") manufacture and market premium quality, value-oriented disposable baby diapers under the brand name Drypers(R) and other brand names internationally. The Company also manufactures and markets disposable training pants under the Drypers(R) brand name as well as lower priced, value-oriented branded disposable baby diapers, private label disposable baby diapers and training pants and premoistened wipes. The principal markets for its products are grocery stores, mass-merchants and private label customers throughout the United States, Puerto Rico, Argentina, Brazil and Mexico, and in certain other international markets, including Latin America and the Pacific Rim.

 Business Conditions

  During the first quarter of 1995, the Company repositioned its diaper products in response to similar activity by its competitors. In response to continued market pressures, the Company announced a plan in the second quarter of 1995, to realign and consolidate its operations and recorded a restructuring charge of $4,255,000. This realignment and consolidation was completed in the second quarter of 1996.

  Concurrent with the operational reorganization discussed above, the Company undertook a plan to reorganize its financial structure. The Company's financial restructuring was completed on February 29, 1996, with the establishment of a new revolving credit facility with a borrowing base of up to $21,000,000 (see Note 3) and the private issuance of convertible preferred stock (see Note 5). Availability under the revolving credit facility and the proceeds from the preferred stock were used to repay the existing revolving credit facility, the previously deferred interest payment on the 12 1/2% Series B Senior Notes and transaction costs.

  On June 24, 1997, the Company closed a private issuance of $115,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2007 (the "10 1/4% Senior Notes"). Proceeds from the offering of the 10 1/4% Senior Notes were used to repurchase $43,434,000 of the $45,000,000 in principal of the Company's outstanding 12 1/2% Series B Senior Notes due November 1, 2002 pursuant to a tender offer therefor, to repay the Company's working capital facility, to repay borrowings outstanding under the Company's revolving credit facility, to repay the Company's term loan with a bank and to repay the Company's junior subordinated debt and other indebtedness and for general corporate purposes. In connection with these transactions, the Company recognized an extraordinary expense of $7,769,000 for the write-off of capitalized debt issuance costs and prepayment and other fees, of which $3,745,000 was non-cash. Subsequent to December 31, 1997, the Company issued an additional $30,000,000 of 10 1/4% Senior Notes, the proceeds of which were used to repay all outstanding amounts under the revolving credit facility and will be used for general corporate purposes, including capital expenditures.

  Management believes that future cash flow from operations, together with cash on hand, available borrowings under the revolving credit facility and the net proceeds of the additional $30,000,000 of 10 1/4% Senior Notes described above will be adequate to meet the Company's anticipated cash requirements, including working capital, capital expenditures, debt service and limited acquisitions, for the foreseeable future.

  The disposable diaper industry is characterized by substantial price competition, which is affected through price changes, product count changes and promotions. Typically, because of their large market share, one of the Company's larger branded competitors initiates such pricing changes. The Company typically responds to such pricing changes with changes to its own prices, product counts or promotional programs. The process of implementing such changes may require a number of months, and the Company's operating results may be adversely affected. The Company competes with a number of companies, some of which are larger than the Company and have greater financial resources and offer broader product lines.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  Raw materials, notably wood pulp, are a major component of the total cost to produce disposable baby diapers and training pants. While the cost of pulp has declined significantly from the record-high levels experienced in October 1995, there can be no assurance that if pulp or other raw material prices rise again in the future the Company will be able to pass those increases to its customers or redesign its products to reduce usage; therefore, operating margins could be adversely affected.

  The Company markets its products in various foreign countries and is, therefore, subject to currency fluctuations in these countries. Changes in the value of the United States dollar against these currencies will affect the Company's results of operations and financial position.

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Drypers Corporation and its majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, including goodwill, and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The unaudited consolidated financial information as of and for the three-month periods ended March 31, 1997 and 1998 has not been audited by independent public accountants, but in the opinion of management of the Company, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the consolidated balance sheet, statements of earnings, statement of stockholders' equity and statements of cash flows at the date and for the interim periods indicated have been made. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the three months ended March 31, 1998, are not necessarily indicative of the results that will be realized for the fiscal year ending December 31, 1998.

 Accounts Receivable

  The Company grants credit to its customers, which include regional distributors, grocery stores and mass-merchants, in the ordinary course of business. The Company performs ongoing credit evaluations of its customers and credit losses, when realized, have been within the range of management's expectations.

 Inventories

  Inventories consisted of the following (in thousands):

                                                       DECEMBER 31
                                                     ---------------  MARCH 31,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Raw materials....................................... $ 4,659 $ 6,948   $ 6,692
Finished goods......................................   6,957  14,142    16,241
                                                     ------- -------   -------
                                                     $11,616 $21,090   $22,933
                                                     ======= =======   =======

  Inventories are stated at the lower of cost (first-in, first-out) or market value. Finished goods inventories include the costs of materials, labor and overhead.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


 Property and Equipment

  Expenditures for new facilities, significant betterments of existing properties and leasehold improvements are recorded at cost. The Company capitalizes, as machinery and equipment, internal and external costs incurred to develop and enhance diaper production lines. Upon disposal of assets subject to depreciation or amortization, the accounts are relieved of related costs and accumulated depreciation or amortization and the resulting gains or losses are reflected in income. Depreciation is computed using the straight-line method at rates considered sufficient to amortize costs over estimated useful lives. The estimated useful lives for certain machinery and equipment betterments are shorter than the estimated useful lives of the machinery and equipment.

                                                              USEFUL LIVES
                                                         -----------------------
      Machinery and equipment...........................      10--12 years
      Buildings.........................................        20 years
      Office equipment and furniture....................         5 years
      Automobiles.......................................         5 years
      Leasehold improvements............................ Lesser of term of lease or life of asset

  Property and equipment consisted of the following (in thousands):

                                                     DECEMBER 31
                                                   ----------------   MARCH 31,
                                                    1996     1997       1998
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
Machinery and equipment........................... $44,349  $57,159    $59,315
Land and buildings................................      --    7,181     11,281
Office equipment and furniture....................   2,573    3,638      3,848
Automobiles.......................................     222      189        277
Leasehold improvements............................   2,167    2,872      2,931
                                                   -------  -------    -------
                                                    49,311   71,039     77,652
Accumulated depreciation and amortization......... (14,157) (17,769)   (18,762)
                                                   -------  -------    -------
                                                   $35,154  $53,270    $58,890
                                                   =======  =======    =======

  The Company has entered into a six year operating lease with a lease financing company for a diaper production line, which was delivered in the fourth quarter of 1997. Deposits of $1,136,000 related to this production line are included as a component of machinery and equipment as of December 31, 1996. The Company was reimbursed for these deposits during the later portion of 1997. In connection with production line lease agreements, the Company issued letters of credit totaling approximately $2,500,000. Subsequent to December 31, 1997, the lease financing company for one of the diaper production lines released the related letter of credit in the amount of $1,250,000. These operating lease commitments are included in the future minimum rental commitments presented in Note 7.

 Intangible and Other Assets

  Intangible and other assets, net of accumulated amortization, consisted of the following (in thousands):

                                                      DECEMBER 31
                                                    ---------------  MARCH 31,
                                                     1996    1997      1998
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
Goodwill........................................... $55,261 $66,907   $65,852
Deferred financing costs...........................   3,153   4,502     6,070
License agreement..................................   1,310   1,002       925
Noncompete agreements..............................     147      --        --
Receivable from Chansommes do Brasil Ind. E Com.
 Ltda. (See Note 2)................................   2,167      --        --
Other..............................................   1,783   2,521     3,242
                                                    ------- -------   -------
                                                    $63,821 $74,932   $76,089
                                                    ======= =======   =======

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  Goodwill is amortized over 20 years to 40 years using the straight-line method. Management continually evaluates whether events or circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or the remaining balance of goodwill may not be recoverable.

  Deferred financing costs are amortized over the lives of the related debt using the effective interest method. The license agreement is amortized over six years, the estimated life of the relevant patent, using the straight-line method. The noncompete agreement is amortized over the five-year life of the agreement using the straight-line method.

 Accrued Liabilities

  Accrued liabilities consisted of the following (in thousands):

                                                       DECEMBER 31
                                                     ---------------  MARCH 31,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Selling and promotional............................. $ 2,684 $ 3,546   $ 3,894
Interest payable....................................   1,428     681     3,671
License agreement payable...........................     400     400       400
Property and sales tax payable......................   1,254   1,958     2,303
Other...............................................   3,582   3,566     4,880
                                                     ------- -------   -------
                                                     $ 9,348 $10,151   $15,148
                                                     ======= =======   =======

 Fair Value of Financial Instruments

  The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of these instruments excluding debt are considered to be representative of their respective fair values. The fair value of the Company's debt instruments is discussed in Note 3.

 Revenue Recognition

  The Company follows the policy of recognizing revenue upon shipment of the product. Accruals are recorded for discounts and commissions at the time of shipment.

 Coupon Promotions

  The Company follows the policy of recognizing promotion expense when products are shipped, based on the estimated redemption rate.

 Advertising

  Advertising production costs are expensed the first time the advertisement is run. Media (TV and print) placement costs are expensed in the month the advertising appears.

 Unusual Expenses

  During 1995, the Company repositioned its diaper products in response to similar activity by its competitors with a reduction in the number of diapers per package and a reduction in the price per package. As part of this repositioning, the Company recognized $2,358,000 of promotional and other related expenses which are reflected as an unusual expense in the accompanying consolidated statement of earnings. In addition, the Company recognized $827,000 for expenses related to the refinancing transaction in 1995 which is reflected as an unusual expense in the accompanying consolidated statement of earnings.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                              1998 are unaudited)


 Earnings Per Share

  As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 requires dual presentation of basic and diluted earnings per share ("EPS") data and restatement of all prior periods presented. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to the potential dilution of earnings which may have occurred if dilutive potential common shares had been issued. The following reconciles the income and shares used in the basic and diluted EPS computations (in thousands, except share data):

                                                                THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31                MARCH 31
                         -----------------------------------  -----------------------
                            1995        1996        1997         1997        1998
                         ----------  ----------- -----------  ----------- -----------
                                                                    (UNAUDITED)
Basic Earnings Per
 Share:
  Income (loss) before
   extraordinary item,
   less preferred stock
   dividend............. $  (15,465) $       752 $     8,861  $     1,805 $    (5,749)
  Extraordinary item....         --           --      (7,769)          --          --
                         ----------  ----------- -----------  ----------- -----------
  Net income (loss)
   attributable to
   common stockholders.. $  (15,465) $       752 $     1,092  $     1,805 $    (5,749)
                         ==========  =========== ===========  =========== ===========
  Weighted average
   number common shares
   outstanding..........  6,587,698    6,694,298   8,878,638    7,837,778  12,540,053
                         ==========  =========== ===========  =========== ===========
  Income (loss) before
   extraordinary item... $    (2.35) $       .11 $      1.00  $       .23 $      (.46)
  Extraordinary item....         --           --        (.88)          --          --
                         ----------  ----------- -----------  ----------- -----------
  Basic EPS............. $    (2.35) $       .11 $       .12  $       .23 $      (.46)
                         ==========  =========== ===========  =========== ===========
Diluted Earnings Per
 Share:
  Income (loss) before
   extraordinary item... $  (15,465) $     1,313 $     9,444  $     1,973 $    (5,749)
  Extraordinary item....         --           --      (7,769)          --          --
                         ----------  ----------- -----------  ----------- -----------
  Net income (loss)..... $  (15,465) $     1,313 $     1,675  $     1,973 $    (5,749)
                         ==========  =========== ===========  =========== ===========
  Weighted average
   number common shares
   outstanding..........  6,587,698    6,694,298   8,878,638    7,837,778  12,540,053
  Dilutive effect--
   options and warrants.         --      870,615   1,839,648    1,086,974          --
  Dilutive effect--
   preferred stock......         --    7,500,000   7,751,390    9,000,000          --
                         ----------  ----------- -----------  ----------- -----------
                          6,587,698   15,064,913  18,469,676   17,924,752  12,540,053
                         ==========  =========== ===========  =========== ===========
  Income (loss) before
   extraordinary item... $    (2.35) $       .09 $       .51  $       .11 $      (.46)
  Extraordinary item....         --           --        (.42)          --          --
                         ----------  ----------- -----------  ----------- -----------
  Diluted EPS........... $    (2.35) $       .09 $       .09  $       .11 $      (.46)
                         ==========  =========== ===========  =========== ===========

  For the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, options and warrants excluded from the diluted earnings per share calculation because their effect was antidilutive to the calculation totaled 24,995, 85,978, 168,185, 75,617 and 6,012,955, respectively.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)

and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse.

 Statements of Cash Flows

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows.

  Income taxes paid for the years ended December 31, 1995, 1996 and 1997, were $325,000, $-- and $2,022,000, respectively. Income taxes paid for the three months ended March 31, 1997 and 1998, were $70,000 and $842,000, respectively.

  Interest paid on debt for the years ended December 31, 1995, 1996 and 1997, was $4,213,000, $10,646,000 and $11,221,000, respectively. Interest paid on debt for the three months ended March 31, 1997 and 1998, was $464,000 and $234,000, respectively.

 Foreign Currency Translation

  Local currencies are generally considered the functional currencies outside the United States, except in countries treated as highly inflationary. Assets and liabilities are translated at year-end exchange rates for operations in local currency environments. Income and expense items are translated at average rates of exchange prevailing during the year. To date, cumulative translation adjustments have been immaterial.

  For operations in countries treated as highly inflationary, certain financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. These translation adjustments are reflected in the results of operations and to date, have been immaterial. As of January 1, 1998, Brazil will no longer be treated as highly inflationary.

 Reclassifications

  Certain reclassifications have been made in the accompanying consolidated financial statements for the years ended December 31, 1995 and 1996, to conform with the presentation used in the December 31, 1997, consolidated financial statements.

 New Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". This statement requires disclosure related to each segment of an enterprise's operations similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. The Company is required to adopt SFAS No. 131 for the fiscal year ending December 31, 1998.

  In April 1998, Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities", was issued by the American Institute of Certified Public Accountants. SOP 98-5 requires that all nongovernmental entities expense start-up activities as these costs are incurred. The Company is required to adopt SOP 98-5 for the fiscal year ending December 31, 1999. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial position or results of operations.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


2. ACQUISITIONS:

 Argentina

  Effective July 31, 1994, the Company entered into a venture with Seler, S.A. ("Seler"), an Argentine manufacturer of disposable diapers. In connection with the venture, the Company purchased 26,470,000 shares of mandatorily redeemable preferred stock of Seler for $6,895,000. The terms of the preferred stock included a cumulative annual dividend at a rate consistent with Argentine market rates and a fair market value option to purchase all of the outstanding common stock of Seler in the future.

  In July 1995, Seler purchased all of its issued and outstanding capital stock not owned by the Company for two promissory notes in the aggregate of $1,100,000, resulting in Seler becoming a wholly owned subsidiary of the Company. The acquisition was accounted for as a purchase, and the purchase price of $10,202,000 was allocated to the acquired assets and liabilities assumed based on their estimated fair values (current assets of $6,262,000, property and equipment of $228,000 and liabilities of $7,258,000). The consideration paid for Seler exceeded the fair market value of the tangible assets acquired by $10,970,000 and this excess was recorded as goodwill. Prior to July 31, 1995, the Company accounted for its investment in Seler under the cost method. Effective July 31, 1995, the accounts of Seler and the results of its operations have been consolidated.

  Unaudited pro forma net sales, net loss, and net loss per common share for the year ended December 31, 1995, would have been approximately $172,736,000, $(16,910,000) and $(2.57), respectively, assuming the acquisition of Seler occurred on January 1, 1995, and assuming there were no other changes in the operations of Seler. The pro forma results are not necessarily indicative of the financial results that might have occurred had the transaction actually taken place on January 1, 1995, or of future results of operations.

 Mexico

  Effective December 17, 1996, the Company acquired certain assets and assumed certain liabilities of Pannolini de Mexico, S.A. de C.V ("Pannolini") for $1,575,000 of the Company's common stock (360,000 shares issued on December 17, 1996 and 46,782 shares issued on February 3, 1997), $595,000 in cash and $1,175,000 in the form of a note payable due in 1998. The acquisition was accounted for as a purchase, and the purchase price was allocated to the acquired assets and liabilities assumed based on their estimated fair values (current assets $1,504,000, property and equipment of $2,679,000 and liabilities of $2,563,000). The consideration paid for Pannolini exceeded the estimated fair market value of the net tangible assets acquired by $1,725,000 and this excess was recorded as goodwill.

 Brazil

  In February 1997, the Company entered into a series of transactions related to the establishment of a 51% owned venture in Brazil, acquisition of certain intangible assets and rights from Chansommes do Brasil Ind. E Com. Ltda. ("Chansommes") and the purchase of diaper production of Chansommes. Consideration paid in connection with the transactions included $4,000,000 of common stock of the Company (1,000,000 shares), and cancellation of an outstanding receivable from Chansommes of $2,167,000. Under the terms of the agreement, the 1,000,000 shares of common stock were held in escrow by the Company through May 5, 1997 at which time the owners of such shares elected to receive $4,000,000 in cash in lieu of the shares. In connection with the transactions, the Company also obtained a fair market value option to purchase the remaining 49% interest in the venture in Brazil. During the second quarter of 1997, the Company exercised a portion of such option and obtained 44% of the remaining 49% interest for $5,300,000 in cash. Total cash consideration paid in connection with the transactions, including transaction costs, was approximately $9,827,000. Additionally, the Company has a fair market value option to acquire Chansommes.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


 New Detergent Product

  In October 1997, the Company acquired an option for $1,500,000, exercisable in 1998, to purchase all of the outstanding stock of NewLund Laboratories, Inc., the developer and marketer of a new concept in laundry detergents. If the Company exercises this option, it will acquire NewLund for a total of $4.2 million. In connection with this transaction, the Company issued $200,000 of the Company's common stock (71,657 shares). The new product, which is in limited distribution under the brand name XClaim, allows a single, small sheet of nonwoven fabric coated with detergent, whitener, fabric softener and static guard to be used in both the washer and the dryer.

3. DEBT:

  Recent Financing Transactions

  On March 17, 1998, the Company closed its private issuance of an additional $30,000,000 of 10 1/4% Senior Notes (the "New Senior Notes") at a price of 103.625% of the principal amount thereof. The New Senior Notes were issued under the same indenture as the $115,000,000 issuance of 10 1/4% Senior Notes discussed below. Proceeds of the issuance of the New Senior Notes were used to repay all outstanding indebtedness under the revolving credit facility and will be used for general corporate purposes, including capital expenditures.

  The Company plans to file an exchange offer registration statement by May 15, 1998 with the Securities and Exchange Commission for the purpose of registering and issuing in exchange for all of the New Senior Notes a like principal amount of new notes with identical terms which may be offered and sold by the holders without restrictions or limitations under the Securities Act of 1933, as amended.

 Short-Term Borrowings

  As of December 31, 1996, the Company had borrowings outstanding of $15,622,000 under revolving credit facilities, at a weighted average interest rate of 10.0%. As of December 31, 1997 and March 31, 1998, there were no borrowings outstanding under revolving credit facilities.

  On February 29, 1996, the Company entered into a three-year revolving credit facility with a borrowing base of up to $21,000,000. Availability under the revolving credit facility and a portion of the proceeds from an offering of convertible preferred stock in February 1996 (See Note 5) were used to repay the previously existing credit facility, the previously deferred interest on the 12 1/2% Series B Senior Notes and transaction costs. Borrowings outstanding under the previous revolving credit facility bore interest at prime plus 3% from January 1, 1996 through February 29, 1996. Borrowings under the current revolving credit facility accrue interest at a rate of prime plus 1 3/4% per annum. Borrowing availability under this facility is a function of advance rates based on eligible accounts receivable, finished goods inventory and raw materials inventory. Borrowings are collateralized by accounts receivable, inventory, trademarks and trade names, stock of certain subsidiaries and other intangibles. As of December 31, 1996, approximately $14,700,000 was outstanding under this facility.

  The revolving credit facility, as amended, requires the Company, among other things, to maintain consolidated working capital, as defined, which excludes borrowings under the revolving credit facility, of at least $23,000,000 during fiscal 1998 and of at least $25,000,000 during fiscal 1999 and thereafter, and adjusted net worth, as defined, of at least $50,500,000 from December 31, 1997, through December 30, 1998, and of at least $54,500,000 from December 31, 1998, and thereafter. The Company was in compliance with the terms of the revolving credit facility as of December 31, 1997 and March 31, 1998.

  Short-term borrowings for the international operations were not material as of December 31, 1997 and March 31, 1998.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


 Long-Term Debt

  Long-term debt consisted of the following (in thousands):

                                                     DECEMBER 31
                                                    ---------------   MARCH 31,
                                                     1996    1997       1998
                                                    ------  -------  -----------
                                                                     (UNAUDITED)
Term loan with a bank, interest at prime plus 2%,
 secured by a diaper production line..............  $1,125  $    --    $    --
Note payable, due 2001, interest at 8.4%, par-
 tially secured by land and buildings.............      --    1,950      1,853
Various other notes payable.......................   1,945    1,398      3,764
                                                    ------  -------    -------
                                                     3,070    3,348      5,617
  Less: current maturities........................    (945)  (1,593)    (2,377)
                                                    ------  -------    -------
                                                    $2,125  $ 1,755    $ 3,240
                                                    ======  =======    =======

  In connection with the refinancing discussed above, the term loan with a bank was continued and the loan covenants were amended and are similar to those of the revolving credit facility. The term loan was paid in full with the proceeds of the 10 1/4% Senior Notes discussed below.

  On April 24, 1997, the Company entered into a note purchase agreement with a financial institution, whereby the Company obtained $10,000,000 in working capital financing. This financing was provided through the issuance of two $5,000,000 promissory notes (the "Working Capital Facility"), bearing interest at 12% per annum payable semiannually and each due on May 1, 1999. The Working Capital Facility was unsecured and could be prepaid by the Company, subject to a 3% premium if prepaid on or before January 2, 1998. In connection with the issuance of the Working Capital Facility, the Company issued a warrant to purchase 100,000 shares of the Company's common stock to the financial institution. The Working Capital Facility was paid in full with the proceeds of the 10 1/4% Senior Notes discussed below. The prepayment premium was included in the extraordinary item related to the early extinguishment of debt discussed below.

 Senior Term Notes

  Long-term debt under senior term notes consisted of the following (in thousands):

                                                    DECEMBER 31
                                                  ----------------  MARCH 31,
                                                   1996     1997      1998
                                                  ------- -------- -----------
                                                                   (UNAUDITED)
10 1/4% Senior Notes, interest due semiannually
 on June 15 and December 15, principal due June
 15, 2007, including unamortized debt premium of
 $--, $-- and $1,078, respectively..............  $    -- $115,000  $146,078
12 1/2% Series B Senior Notes, interest due
 semiannually on May 1 and November 1, principal
 due November 1, 2002, net of unamortized debt
 discount of $878, $-- and $--, respectively....   44,122       --        --
                                                  ------- --------  --------
                                                  $44,122 $115,000  $146,078
                                                  ======= ========  ========

  In October 1996, the indenture governing the Company's 12 1/2% Series B Senior Notes was amended to allow, among other things, increased borrowing under the revolving credit facility and additional flexibility for certain business investments. The Company issued 169,780 shares of $.001 par value common stock to certain bondholders as consideration for their consent to these indenture modifications.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  On June 24, 1997, the Company closed a private issuance of $115,000,000 aggregate principal amount of its 10 1/4% Senior Notes. Proceeds from the offering of the 10 1/4% Senior Notes were used to repurchase $43,400,000 of the $45,000,000 in principal amount of the Company's outstanding 12 1/2% Series B Senior Notes due November 1, 2002 pursuant to a tender offer therefor, to repay the Working Capital Facility, to repay borrowings outstanding under the Company's revolving credit facility, to repay a term loan with a bank and to repay the Company's junior subordinated debt and other indebtedness and for general corporate purposes. In connection with these transactions, the Company recognized an extraordinary expense of $7,769,000 for the write-off of capitalized debt issuance costs and prepayment and other fees, of which $3,745,000 was non-cash. On December 10, 1997, the Company redeemed the remaining $1,600,000 of 12 1/2% Senior Notes pursuant to an optional redemption provision.

  The Company completed an exchange offer on October 14, 1997, pursuant to which all of the 10 1/4% Senior Notes were tendered for a like principal amount of new notes with identical terms which may be offered and sold by the holders without restrictions or limitations under the Securities Act of 1933, as amended.

  The indenture governing the 10 1/4% Senior Notes contains certain covenants that, among other things, limit the Company's ability to incur additional indebtedness; pay dividends; purchase capital stock; make certain other distributions, loans and investments; sell assets; enter into transactions with related persons; and merge, consolidate or transfer substantially all of its assets. The indenture also contains provisions for acceleration of payment of principal upon a change of control, as defined.

  The fair value of the Company's 10 1/4% Series B Senior Notes was estimated using discounted cash flow analysis based on the Company's current incremental interest rate for similar financial instruments, and was estimated at $113,445,000 as of December 31, 1997.

 Long-Term Subordinated Debt

  Long-term subordinated debt to stockholders or warrant holders consisted of the following (in thousands):

                                                         DECEMBER 31
                                                         -----------  MARCH 31,
                                                          1996  1997    1998
                                                         ------ ---- -----------
                                                                     (UNAUDITED)
Junior subordinated notes, bearing interest at 12%...... $2,400 $--      $--
                                                         ====== ===      ===

  The junior subordinated notes were paid in full with the proceeds of the 10 1/4% Senior Notes discussed above.

  The carrying amount of all debt outstanding as of December 31, 1997, other than the 10 1/4% Series B Senior Notes, approximates fair value, based on the Company's current incremental interest rate for similar types of financial instruments.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                              1998 are unaudited)


4. INCOME TAXES:

  Income (loss) before income tax provision (benefit) and extraordinary item and income tax provision (benefit) for the years ended December 31, 1995, 1996 and 1997 are composed of the following (in thousands):

                                                        1995     1996   1997
                                                      --------  ------ -------
Income (loss) before income tax provision (benefit)
 and extraordinary item--
  United States...................................... $(19,393) $1,287 $ 3,481
  Non-United States..................................       99     335   8,307
                                                      --------  ------ -------
                                                      $(19,294) $1,622 $11,788
                                                      ========  ====== =======
Income tax provision (benefit)--
  Current--
   United States..................................... $    358  $  198 $    55
   Non-United States.................................       --     111   2,289
                                                      --------  ------ -------
                                                      $    358  $  309 $ 2,344
                                                      ========  ====== =======
  Deferred--
   United States..................................... $ (4,187) $   -- $    --
   Non-United States.................................       --      --      --
                                                      --------  ------ -------
                                                        (4,187)     --      --
                                                      --------  ------ -------
                                                      $ (3,829) $  309 $ 2,344
                                                      ========  ====== =======

  Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of the net deferred tax asset (liability) at December 31, 1996 and 1997 are as follows (in thousands):

                              1996     1997
                             -------  -------
Deferred tax assets--
  Accruals and reserves..... $ 1,469  $ 1,319
  Net operating loss and
   credit carryforwards.....   5,550    7,272
  Tax deferral of book
   write-down of machinery
   and equipment............   1,194    1,194
  Other.....................     994      253
                             -------  -------
                               9,207   10,038
  Less--Valuation allowance.  (1,898)  (3,089)
                             -------  -------
                               7,309    6,949
                             -------  -------
Deferred tax liabilities--
  Excess of tax over book
   depreciation.............  (6,101)  (5,632)
  Other.....................  (1,208)  (1,317)
                             -------  -------
                              (7,309)  (6,949)
                             -------  -------
    Net deferred tax asset
     (liability)............ $    --  $    --
                             =======  =======

  The consolidated provision (benefit) for income taxes differs from the provision (benefit) computed at the statutory United States federal income tax rate for the following reasons:

                                                              1995    1996  1997
                                                              -----   ----  ----
United States statutory rate.................................   (34)%  34%   34%
Non-United States income, taxed at less than United States
 statutory rate..............................................    --    (9)  (18)
Increase (decrease) in valuation allowance...................    12   (61)   25
Nondeductible expenses, primarily goodwill...................     3    39    17
State income taxes...........................................    (1)   16    --
                                                              -----   ---   ---
                                                              (20)%    19%   58%
                                                              =====   ===   ===

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  As of December 31, 1997, the Company had net operating loss carryforwards of approximately $18,900,000 which are available to offset future taxable income. The loss carryforwards will expire in the years 2008 through 2012 if not utilized. The Company also has alternative minimum tax credits of approximately $457,000 which are available indefinitely.

5. CAPITAL STOCK, STOCK OPTION PLANS AND WARRANTS:

 Preferred Stock

  In 1996, the Company issued 90,000 shares of the Company's Series A Senior Convertible Cumulative 7.5% Preferred Stock ("7.5% Preferred Stock") for $9,000,000. The 7.5% Preferred Stock is convertible at the discretion of the holders, at a rate of 100 shares of common stock per share of 7.5% Preferred Stock, into 9,000,000 shares of the Company's common stock. Dividends accrue at the rate of $7.50 per share, per year, and are payable only upon the conversion or redemption of the 7.5% Preferred Stock or on December 1, 2003. The preferred shares have a liquidation preference of $100 per share. Holders of the 7.5% Preferred Stock have 100 votes per share.

  During 1997, 28,890 shares of the Company's 7.5% Preferred Stock together with accrued dividends were converted into 2,937,417 shares of common stock. On March 2, 1998, the remaining holders of the Company's 7.5% Preferred Stock elected to exchange their preferred stock and related accrued dividends for 6,279,768 shares of the Company's common stock.

 Common Stock

  Holders of the common stock have one vote per share.

 Stockholders Rights Agreement

  The Company has a stockholders rights agreement to protect against coercive or unfair takeover tactics. Under the terms of the agreement, the Company distributed to its stockholders one right for each share of common stock held. Each right entitles the holder to purchase one share of common stock for $75 per share, subject to adjustment, or, under certain circumstances, stock of the Company or of the acquiring entity for half market value. The rights are exercisable only if a person or group acquires 15% or more of the Company's common stock or makes a tender offer for 15% or more of the common stock. The rights will expire on December 15, 2004.

 Stock Option Plans

  Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for all awards granted after December 31, 1994. The Company has various plans which provide for the granting of nonqualified stock options or incentive stock options to purchase shares of the Company's common stock to officers and executives responsible for the direction and management of the Company. Generally, under the plans, options may be granted at not less than the fair market value on the date of grant. Options under the nonqualified plans generally become exercisable immediately or in ratable installments over a five-year period from date of grant and may be exercised up to a maximum of 10 years from date of grant. Options under the incentive stock option plan and the non-employee director stock option plan generally become exercisable after three years in 33 1/3% increments per year and expire 10 years from date of grant. Shares available for future options pursuant to the various stock option plans as of December 31, 1995, 1996 and 1997, were 370,006, 151,624 and 767,916, respectively.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  Stock option transactions under the plans during 1995, 1996 and 1997 were as follows:

                                   1995                   1996                   1997
                          ----------------------- ---------------------- ----------------------
                                         WEIGHTED               WEIGHTED               WEIGHTED
                                         AVERAGE                AVERAGE                AVERAGE
                                         EXERCISE               EXERCISE               EXERCISE
                             OPTIONS      PRICE     OPTIONS      PRICE     OPTIONS      PRICE
                          -------------  -------- ------------  -------- ------------  --------
Nonqualified stock
 option plans--
 Options outstanding at
  January 1.............        460,656   $ 8.13       486,656   $7.71      1,890,010   $2.97
 Granted................         41,000     3.79     1,864,876    3.01         15,000    6.00
 Canceled...............        (15,000)    9.88      (456,876)   8.21             --      --
 Exercised..............             --       --        (4,646)    .04        (85,265)   2.41
                          -------------   ------  ------------   -----   ------------   -----
 Options outstanding at
  December 31...........        486,656   $ 7.71     1,890,010   $2.97      1,819,745   $3.03
                          =============   ======  ============   =====   ============   =====
 Options exercisable at
  December 31...........        305,906   $ 4.52     1,758,259   $2.96      1,719,744   $2.99
                          =============   ======  ============   =====   ============   =====
 Options exercise price
  range at December 31..  $  .04--$8.38           $ .04--$3.50           $0.04--$6.00
Incentive stock option
 plans--
 Options outstanding at
  January 1.............        281,375   $10.14       399,000   $7.55        690,125   $3.01
 Granted................        165,600     3.88       736,000    3.01        396,500    5.42
 Canceled...............        (42,975)   10.80      (444,875)   7.12        (19,417)   3.91
 Exercised..............         (5,000)    4.00            --      --        (26,083)   3.00
                          -------------   ------  ------------   -----   ------------   -----
 Options outstanding at
  December 31...........        399,000   $ 7.55       690,125   $3.01      1,041,125   $3.91
                          =============   ======  ============   =====   ============   =====
 Options exercisable at
  December 31...........         37,060   $ 9.11       149,349   $3.00        358,050   $3.02
                          =============   ======  ============   =====   ============   =====
 Options exercise price
  range at December 31..  $3.88--$12.50           $3.00--$3.50           $3.00--$6.50
Non-Employee Director
 stock option plan--
 Options outstanding at
  January 1.............             --       --            --      --         55,000   $4.21
 Granted................             --       --        55,000   $4.21         30,000    6.25
 Canceled...............             --       --            --      --             --      --
 Exercised..............             --       --            --      --             --      --
                          -------------   ------  ------------   -----   ------------   -----
 Options outstanding at
  December 31...........             --       --        55,000   $4.21         85,000   $4.84
                          =============   ======  ============   =====   ============   =====
 Options exercisable at
  December 31...........             --       --         4,000   $5.88         22,336   $4.51
                          =============   ======  ============   =====   ============   =====
 Options exercise price
  range at December 31..                          $3.75--$5.88           $3.75--$6.25

  Effective February 1996, the board of directors approved a plan for all options whereby the exercise price was revised to reflect the current market price of $3.00. The options granted under the 1991 non-qualified stock option plan at an exercise price of $.04 per share and the non-employee director stock options were not included in the repricing. All repriced options were canceled and reissued accordingly.

  As allowed by SFAS No. 123 the Company accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock options issued with exercise prices greater than or equal to the fair market value at the date of grant. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been the following pro forma amounts (in thousands, except share data):

                                                       1995     1996     1997
                                                     --------  -------  ------
      Net income (loss)                  As reported $(15,465) $ 1,313  $1,675
                                         Pro forma   $(15,580) $(1,243) $  670
      Basic earnings (loss) per share    As reported $  (2.35) $   .11  $  .12
                                         Pro forma   $  (2.36) $  (.27) $  .01
      Diluted earnings (loss) per share  As reported $  (2.35) $  (.09) $  .09
                                         Pro forma   $  (2.36) $  (.27) $  .04

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The total compensation cost recognized in reported income for the years ended December 31, 1995, 1996 and 1997, was $--, $679,000 and $42,000, respectively.

  The weighted average fair value of options granted in 1995 was $1.70 per share. The weighted average fair value of options granted in 1996 for which the exercise price equaled the market price of the stock on the grant date and for which the exercise price was less than the market price of the stock on the grant date was $1.26 and $1.69 per share, respectively. The weighted average fair value of options granted in 1997 was $4.00 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for options issued in 1995, 1996 and 1997, respectively: risk-free interest rates of 6.34%, 6.03% and 6.61%; expected lives of five years; expected volatility of 36.05%, 36.05% and 88.49%; and no expected dividend yield in all years.

                                                  WEIGHTED                WEIGHTED
                          WEIGHTED                 AVERAGE                 AVERAGE
                           AVERAGE    NUMBER OF   PRICE OF    NUMBER OF   PRICE OF
                         CONTRACTUAL   OPTIONS   OUTSTANDING EXERCISABLE EXERCISABLE
 EXERCISE PRICE RANGES      LIFE     OUTSTANDING   OPTIONS     OPTIONS     OPTIONS
 ---------------------   ----------- ----------- ----------- ----------- -----------
 Nonqualified stock op-
  tion plans--
   $.04                   3.6 years       7,994     $ .04         7,994     $ .04
   $3.00--$3.50           8.3 years   1,796,751     $3.01     1,711,750     $3.00
   $6.00                  9.4 years      15,000     $6.00            --        --
 Incentive stock option
  plans--
   $3.00--$4.50           8.4 years     648,625     $3.01       354,717     $3.00
   $4.51--$6.00           9.2 years     362,000     $5.32         3,333     $5.00
   $6.01--$6.50           9.9 years      30,500     $6.50            --        --
 Non-Employee Director
  stock option plan--
   $3.75--$5.63           8.4 years      43,000     $3.75        14,336     $3.75
   $5.64--$6.25           8.4 years      42,000     $6.14         8,000     $5.88

 Warrants

  The Company has issued warrants under several separate agreements which expire by 2002. As of December 31, 1997, a total of 676,890 shares of common stock has been reserved for issuance upon the exercise of common stock warrants. Each warrant allows the holder to purchase one share of common stock and none are callable by the Company. The warrants are recorded at their estimated fair values at the date of issuance. The warrants were issued in connection with acquisition and financing transactions. The number of warrants outstanding, warrant holders and exercise prices are presented below.

      NUMBER OF SHARES
       ISSUABLE UNDER
          WARRANTS
       OUTSTANDING AT                                            EXERCISE
        DECEMBER 31,                                               PRICE
            1997                   WARRANT HOLDERS               PER SHARE
      ---------------- ---------------------------------------   ---------
          256,842      Management                                  $2.41
           35,918      Senior noteholders                            .02
          199,822      Nonmanagement common stockholders            2.41
           84,308      Employees, vendors and other affiliates      2.41
          100,000      Financial institution                        4.50
          -------
          676,890
          =======

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                              1998 are unaudited)


  Certain of the warrant agreements contain a provision which allows for an adjustment to the number of shares of common stock that can be purchased and the exercise price per share upon the occurrence of certain events, as defined, to preserve without dilution the rights of the warrant holders. The Company issued 258,247 additional warrants during 1996 pursuant to the antidilution provisions of these agreements. In addition, the Company issued 250,000 warrants and 25,000 shares of common stock to an outside investment advisory firm for services rendered in connection with the Company's refinancing in February 1996. The outside investment advisory firm exercised the 250,000 warrants in December, 1997. In 1997, the Company issued 100,000 warrants to a financial institution for services rendered in connection with providing the Working Capital Facility.

6. EMPLOYEE BENEFIT PLANS:

 401(k) Savings Plan

  The Company has adopted a 401(k) savings plan which covers substantially all employees. The Company contributed $171,000, $174,000 and $236,000 to the plan during the years ended December 31, 1995, 1996 and 1997, respectively.

 Profit Sharing Plan

  In 1996, the Company established a profit sharing plan that supplements the Company's existing 401(k) savings plan and covers all employees who are eligible to participate in the 401(k) savings plan. The plan provides for employer discretionary contributions into the employee's 401(k) account, earned only if the Company meets specific performance targets. The employer discretionary contribution may not exceed 50% of consolidated net income, and may be subject to adjustment by the board of directors. The plan provides for 50% of the value of any contributions to be paid in the form of cash and the remaining 50% in the form of common stock of the Company. The Company accrues amounts based on performance reflecting the value of cash and common stock which is anticipated to be earned. The Company recorded expense of $345,000 and $113,000 for the years ended December 31, 1996 and 1997, respectively, in connection with the profit sharing plan.

 Employee Stock Purchase Plan

  Effective January 1, 1997, the Company established an employee stock purchase plan whereby eligible employees of the Company employed in the continental United States may purchase shares of the Company's common stock at a 15% discount. As of December 31, 1997, 1,500,000 shares of the Company's common stock, par value $.001 per share, have been registered for purchase under this plan. During 1997, 19,592 shares were purchased on the open market for employees at an average price of $5.79 per share.

7. COMMITMENTS AND CONTINGENCIES:

 Patents

  The Company operates in a commercial field in which patents relating to the products, processes, apparatus and materials are more numerous than in many other fields. The Company's products include such features as multistrand elastic leg bands, replaceable frontal landing strips for the tape tabs, upstanding cuffs, training pants and super absorbent pad construction. In each case, the design and the technical features of the diapers produced by the Company were carefully considered by patent counsel before the manufacture and sale of such products, and steps were taken to avoid the features disclosed in unexpired patents. Although much of the patent activity relates to the technical work of Procter & Gamble Company and Kimberly-Clark Corporation, it is not exclusive to those organizations, and the Company takes careful steps to design, produce and sell its baby diapers to avoid infringing any valid patents of its competitors.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


  There can be no assurance that the Company will not be held to be infringing on existing patents in the future; any such holding could result in an injunction, damages and/or an increase in future operating costs as a result of design changes or payment of royalties with respect to such patents, which might have a material adverse effect on the financial condition or results of operations of the Company.

 Litigation

  The Company is involved in certain lawsuits and claims arising in the normal course of business. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

 Employment Agreements

  The Company has entered into employment agreements with three executive officers that extend through February 25, 2000, with one officer that extends through March 14, 1999, and another with a key employee which extends through December 31, 1999. As of December 31, 1997, the Company's remaining aggregate commitment under the agreements is approximately $2,107,000.

 Operating Leases

  The Company is obligated under various long-term leases for its building/production facilities, machinery and equipment, which expire at various dates through 2007. Rental expense aggregated $1,771,000, $1,418,000 and $3,216,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The leases provide for minimum annual rentals plus, in certain instances, payment for property and use taxes, insurance and maintenance.

  Future minimum rental commitments under noncancelable operating leases, excluding amounts accrued in the accompanying financial statements, are as follows (in thousands):

      Year ending December 31--
        1998........................................................... $ 4,137
        1999...........................................................   4,012
        2000...........................................................   3,772
        2001...........................................................   3,625
        2002...........................................................   3,603
        Thereafter.....................................................   5,145
                                                                        -------
          Total minimum lease payments required........................ $24,294
                                                                        =======

  The table above includes future minimum rental commitments for a diaper production line under a lease entered into in December 1997. The Company is currently negotiating a lease financing arrangement for an additional training pant line.

 Equipment Purchase Commitments

  The Company has committed to purchase four additional diaper lines to be delivered in 1998.

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)


8. SIGNIFICANT CUSTOMERS/GEOGRAPHIC DATA:

  For each of the three years ended December 31, 1995, 1996 and 1997, the Company had no individual customers whose purchases exceeded 10% of net sales. For each of the three years ended December 31, 1995, 1996 and 1997, the percentage of the Company's net sales which were to customers in foreign countries totaled 19.2%, 24.2% and 41.2%, respectively.

  The following table presents geographic data for the years ended December 31, 1995, 1996 and 1997 (in thousands). The Company includes in domestic operations all export sales originating from the United States and sales in Puerto Rico. Substantially all of the Company's export sales originating from the United States are secured by letters of credit.

                                                      1995      1996     1997
                                                    --------  -------- --------
United States
  Net sales........................................ $154,546  $179,244 $191,331
  Operating income (loss)..........................  (11,211)    9,854   14,605
  Identifiable assets..............................  118,970   117,821  133,512
Latin America
  Net sales........................................ $  9,401  $ 27,770 $ 95,679
  Operating income (loss)..........................      (48)      699    6,887
  Identifiable assets..............................   18,450    32,734   71,720

9. QUARTERLY FINANCIAL DATA (UNAUDITED):

  Unaudited summarized data by quarter for 1996, 1997 and 1998 is as follows (in thousands, except per share data):

                                FIRST   SECOND       THIRD  FOURTH
                               QUARTER  QUARTER     QUARTER QUARTER  TOTAL
                               -------  -------     ------- ------- --------
1996--
  Net sales................... $45,042  $52,821     $55,066 $54,085 $207,014
  Gross profit................  16,229   21,520      21,874  21,263   80,886
  Net income (loss)...........  (2,915)     348       1,956   1,924    1,313
  Basic earnings per share(a). $  (.45) $   .03     $   .27 $   .26 $    .11
  Diluted earnings per
   share(a)................... $  (.45) $   .02     $   .12 $   .11 $    .09
1997--
  Net sales................... $60,161  $72,551     $80,086 $74,212 $287,010
  Gross profit................  23,405   27,568      31,701  28,791  111,465
  Income before extraordinary
   item.......................   1,973    2,183       2,750   2,538    9,444
  Net income (loss)...........   1,973   (5,586)(b)   2,750   2,538    1,675
  Basic earnings per share
   before extraordinary
   item(a)....................    $.23  $   .26 (c) $   .27 $   .24 $   1.00(c)
  Diluted earnings per share
   before extraordinary
   item(a)....................    $.11  $   .12 (c) $   .15 $   .14 $    .51(c)
1998--
  Net sales................... $78,592
  Gross profit................  31,343
  Net loss....................  (5,669)
  Basic earnings per share.... $  (.46)
  Diluted earnings per share.. $  (.46)

                     DRYPERS CORPORATION AND SUBSIDIARIES

(All discussions and disclosures with a reference date subsequent to March 18,
                             1998 are unaudited.)

--------
(a) The Company adopted SFAS No. 128, "Earnings Per Share", as of December 31, 1997. Accordingly, earnings per share data for all prior periods presented has been restated.

(b) Includes a noncash extraordinary expense of $3,745,000 for the write-off of capitalized debt issuance costs and a cash extraordinary expense of $4,024,000 for prepayment and other fees in connection with the early extinguishment of debt.

(c) Second quarter and year-to-date 1997 basic earnings per share were ($.73) and $.12, respectively, after the extraordinary item related to the extinguishment of debt. Diluted earnings per share for the same periods were ($.30) and $.09, respectively.

10. SUBSEQUENT EVENTS:

 New Revolving Credit Facility

  On April 1, 1998, the Company entered into a three-year $50,000,000 new credit facility with BankBoston, N.A. to replace the Company's former revolving credit facility. The new credit facility permits the Company to borrow under a borrowing base formula equal to the sum of 75% of the aggregate net book value of its accounts receivable and 50% of the aggregate net book value of its inventory on a consolidated basis, subject to additional limitations on incurring debt. The new credit facility will bear interest in the range of prime to prime plus 3/4%, or LIBOR plus 1 1/2% to LIBOR plus
2 1/2%, in each case based on the Company's debt to EBITDA ratio determined on a quarterly basis. The new credit facility is secured by substantially all of the Company's assets. At March 31, 1998, the Company's borrowing base would have permitted the Company to borrow up to $42,400,000.

 Acquisition of Brazilian Manufacturer

  On April 6, 1998, the Company exercised its fair value option to acquire the remaining equity interest in the parent company of Chansommes . The acquisition will be accounted for as a purchase, and the purchase price of approximately $5,200,000 will be allocated to the acquired assets and liabilities assumed based on their estimated fair values. This transaction is subject to approval by the Brazilian government. The transaction gives the Company a 100% ownership interest in the Brazilian manufacturing facility of its diapers. Following this transaction, the Company's total investment in Brazil is approximately $15,000,000.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOTES BY ANY-ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SO-LICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN-DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary....................................................................   4
Risk Factors...............................................................  17
The Exchange Offer.........................................................  23
Use of Proceeds............................................................  33
Capitalization.............................................................  34
Selected Financial Data....................................................  35
Management's Discussion and Analysis
 of Financial Condition and Results of Operations..........................  38
Business...................................................................  47
Management.................................................................  56
Principal Stockholders.....................................................  58
Description of Revolving Credit Facility...................................  60
Description of the Exchange Notes..........................................  61
Certain U.S. Federal Income Tax Considerations.............................  85
Plan of Distribution.......................................................  88
Legal Matters..............................................................  89
Experts....................................................................  89
Available Information......................................................  89
Incorporation by Reference.................................................  90
Index to Financial Statements.............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $30,000,000


                        [LOGO OF DRYPERS APPEARS HERE]
                              DRYPERS CORPORATION


                            ----------------------
                                  PROSPECTUS
                            ----------------------



                            10 1/4% Series B Senior
                                Notes due 2007

                               June 8, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company has authority under Section 145 of the General Corporation Law of the State of Delaware to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article Ninth of the Company's Restated Certificate of Incorporation, referenced as Exhibit 3.1 hereto, and
Article VIII of the Company's Bylaws, referenced as Exhibit 3.2 hereto, provide for indemnification of the Company's officers, directors, employees and agents.

  Section 102 of the General Corporation Law of the State of Delaware permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) breaches under
Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions and (iv) any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Restated Certificate of Incorporation limits a director's personal liability to the extent permitted by Section 102.

  Article VIII of the Company's Bylaws provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the Delaware General Corporation Law. Pursuant to this provision, the Company currently maintains directors and officers insurance.

  The Company has entered into an indemnity agreement with each of its officers and directors contractually obligating the Company to indemnify such person to the fullest extent permitted by the General Corporation Law of the State of Delaware. In connection with the Recapitalization and pursuant to the Agreement and Plan of Merger dated March 22, 1991, the Company agreed that (i) the indemnification obligations of the Company under its Certificate of Incorporation and Bylaws constitute binding contractual obligations to each of the Company's officers and directors immediately prior to the Recapitalization, (ii) the amendment or repeal of those provisions will not affect the rights of officers and directors of the Company immediately prior to the Recapitalization relating to services occurring prior to such amendment or repeal and (iii) for three years after the effective time of the Recapitalization, it will use its best efforts to cause the Company to maintain director and officer liability insurance for the officers and directors of the Company immediately prior to the Recapitalization with comparable terms as existing immediately prior to the Recapitalization, unless the annual cost for premiums for such insurance (reduced by amounts voluntarily contributed by covered parties) is more than $50,000.

  In connection with the UltraCare acquisition and pursuant to the Agreement and Plan of Reorganization dated September 18, 1992, pursuant to which UltraCare was acquired, the Company agreed that the indemnification obligations of UltraCare under its Certificate of Incorporation and Bylaws would survive the closing and continue in full force and effect, as an obligation of the Company. In addition, for a period of three years following the closing of the UltraCare acquisition, the Company must use its best efforts to (i) maintain or extend coverage of any directors' and officers' liability insurance and fiduciary liability insurance carried by UltraCare or its subsidiaries to the former officers and directors of UltraCare with respect to actions or omissions occurring on or prior to the closing of the UltraCare acquisition, unless the annual costs for premiums for such insurance (reduced by amounts voluntarily contributed by covered parties) is in excess of $50,000 and (ii) not amend the Certificate of Incorporation or Bylaws to reduce the level of indemnification below that in effect on the day the Agreement and Plan of Reorganization was executed.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

(a) Exhibits.

  Drypers undertakes to furnish any stockholder so requesting a copy of any of the following exhibits upon payment to the Company of the reasonable costs incurred by the Company in furnishing such exhibit.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
    *3.1 --Restated Certificate of Incorporation of Drypers Corporation, as
          amended.
   **3.2 --Bylaws of Drypers Corporation, as amended, dated January 21, 1994
          (Filed as Exhibit 3.2 to Form S-1 filed January 26, 1994,
          Registration Statement No. 33-74436).
   **4.1 --Form of Common Stock Certificate (Filed as Exhibit 4.2 to Form S-1
          filed January 26, 1994, Registration Statement No. 33-74436).
   **4.2 --Form of Common Stock Purchase Warrant entitling the persons listed on Schedule 4.3 to purchase an aggregate of 14,680 shares of Common
          Stock (Filed as Exhibit 4.3 to Form S-1 filed January 26, 1994,
          Registration Statement No. 33-74436).
   **4.3 --Form of Common Stock Purchase Warrant entitling the persons listed on Schedule 4.4 to purchase an aggregate of 24,088 shares of Common
          Stock (Filed as Exhibit 4.4 to Form S-1 filed January 26, 1994,
          Registration Statement No. 33-74436).
   **4.4 --Form of Common Stock Purchase Warrant entitling the persons listed on Schedule 4.5 to purchase an aggregate of 23,971 shares of Common
          Stock (Filed as Exhibit 4.5 to Form S-1 filed January 26, 1994,
          Registration Statement No. 33-74436).
   **4.5 --Form of Common Stock Purchase Warrant entitling the persons listed on Schedule 4.6 to purchase an aggregate of 346,183 shares of Common
          Stock (Filed as Exhibit 4.6 to Form S-1 filed January 26, 1994,
          Registration Statement No. 33-74436).
   **4.6 --Forms of Warrants (Filed as Exhibit 4.37 to Form S-1 Filed October
          8, 1993, Registration Statement No. 33-70098).
  **+4.7 --Form of Nonqualified Stock Option Agreement, as amended, entitling the persons listed on Schedule 4.9 to purchase an aggregate of
          125,000 shares of Common Stock (Filed as Exhibit 4.9 to Amendment No.
          1 to Form S-1 filed February 17, 1994, Registration Statement No. 33-
          74436).
  **+4.8 --Form of Nonqualified Stock Option Agreement, as amended, entitling the persons listed on Schedule 4.10 to purchase an aggregate of
          93,750 shares of Common Stock (Filed as Exhibit 4.10 to Amendment No.
          1 to Form S-1 filed February 17, 1994, Registration Statement No. 33-
          74436).
  **+4.9 --Form of Nonqualified Stock Option Agreement dated April 9, 1993, entitling the persons listed on Schedule 4.11 to purchase an aggregate of 71,875 shares of Common Stock (Filed as Exhibit 4.11 to
          Form S-1 filed January 26, 1994, Registration Statement No. 33-
          74436).
 **+4.10 --Form of Nonqualified Stock Option Agreement dated October 1, 1992, entitling the persons listed on Schedule 4.13 to purchase an aggregate of 45,000 shares of Common Stock (Filed as Exhibit 4.13 to
          Form S-1 filed January 26, 1994, Registration Statement No. 33-
          74436).
 **+4.11 --Form of Nonqualified Stock Option Agreement dated December 31, 1993, entitling the persons listed on Schedule 4.16 to purchase an aggregate of 31,250 shares of Common Stock (Filed as Exhibit 4.16 to
          Form S-1 filed January 26, 1994, Registration Statement No. 33-
          74436).
  **4.12 --Form of Investment and Stock Registration Agreement dated November
          10, 1992, by and among the Company and the persons listed on Schedule
          4.34 attached thereto (Filed as Exhibit 4.34 to Form S-4 filed
          November 20, 1992, Registration Statement No. 33-54810).
  **4.13 --Rights Agreement dated January 20, 1995 by and between Drypers
          Corporation and ChaseMellon Shareholder Services, L.L.C. (Filed as
          Exhibit 4.20 to Form 10-K filed March 31, 1997, Commission File No.
          0-23422).

 EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   **4.14 --Rights Agreement Amendment dated as of February 26, 1996, by and between Drypers Corporation and ChaseMellon Shareholder Services,
           L.L.C. (Filed as Exhibit 4.20 to Form 10-K filed March 31, 1997,
           Commission File No. 0-23422).
   **4.15 --Indenture dated as of June 15, 1997, between Drypers Corporation and Bankers Trust Company, as Trustee (Filed as Exhibit 4.1 to Form
           10-Q filed August 12, 1997, Commission File No. 0-23422).
   **4.16 --First Supplemental Indenture dated as of March 6, 1998, between
           Drypers Corporation and Bankers Trust Company, as Trustee.
     *5.1 --Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the Exchange Notes.
  **+10.1 --Form of Indemnity Agreement dated August 2, 1991, by and between the Company and the persons listed on Schedule 10.1 (Filed as
           Exhibit 10.1 to Form S-1 filed January 26, 1994, Registration
           Statement No. 33-74436).
  **+10.2 --Indemnity Agreement dated November 10, 1992, between the Company and Randy C. Schaaf (Filed as Exhibit 10.28 to Form S-4 filed
           November 20, 1992, Registration Statement No. 33-54810).
   **10.3 --Employment Agreement dated as of October 24, 1994, by and between the Company and David M. Pitassi (Filed as Exhibit 10.6 to Amendment
           No. 6 to Form S-1 filed January 23, 1995, Registration Statement No.
           33-70098).
   **10.4 --Noncompetition Agreement dated June 11, 1991, by and between VMG
           Enterprises, Inc. and Dan A. Badders (Filed as Exhibit 10.23 to Form
           S-4 filed November 20, 1992, Registration Statement No. 33-54810).
   **10.5 --Warehouse Lease dated September 25, 1985, as amended by Addendum
           No. 1 dated September 25, 1985, as amended by Addendum No. 2 dated
           April 3, 1986, as amended by Addendum No. 3 dated October 14, 1988, as amended by Addendum No. 4 dated September 30, 1991, by and between Hillman Properties Northwest and VMG Enterprises, Inc.
           (Filed as Exhibit 10.13 to Form S-4 filed November 20, 1992,
           Registration Statement No. 33-54810).
   **10.6 --Lease Agreement dated October 24, 1988, as amended by the First
           Lease Amendment dated November 13, 1989, as amended by the Second
           Lease Amendment dated August 2, 1990, as amended by the Third Lease
           Amendment dated February 4, 1991, as amended by the Fourth Lease
           Amendment dated November 18, 1991, as amended by the Fifth Lease
           Amendment dated September 1, 1992, as amended by the Sixth Lease
           Amendment dated November 1, 1997 by and between Willis Day
           Properties, Inc. and UltraCare Products, Inc. (Filed as Exhibit
           10.24 to Form S-4 filed November 20, 1992, Registration Statement
           No. 33-54810).
   **10.7 --Lease Agreement dated September 1, 1992, by and between Willis Day
           Properties, Inc. and UltraCare Products, Inc. (Filed as Exhibit
           10.25 to Form S-4 filed November 20, 1992, Registration Statement
           No. 33-54810).
   **10.8 --Lease Contract dated July 6, 1992, between Puerto Rico Industrial
           Development Company and Hygienic Products International, Inc. (Filed
           as Exhibit 10.26 to Form S-4 filed November 20, 1992, Registration
           Statement No. 33-54810).
   **10.9 --Lease Contract dated July 1, 1994 between Houston-West Loop,
           Limited and Drypers Corporation. (Filed as Exhibit 10.14 to Form 10-
           K filed March 29, 1995, Commission File No. 0-23422)
  **10.10 --VRG Holding Corporation 1992 Incentive Stock Option Plan, as
           amended (Filed as Exhibit 10.14 to Amendment No. 1 to Form S-1 filed
           February 17, 1994, Registration Statement No. 33-74436).
 **+10.11 --VRG Holding Corporation 1991 Nonqualified Stock Option Plan (Filed
           as Exhibit 10.15 to Form S-4 filed November 20, 1992, Registration
           Statement No. 33-54810).
  **10.12 --Drypers 401(k) Plan (Filed as Exhibit 10.25 to Amendment No. 1 to
           Form S-1 filed February 17, 1994, Registration Statement No. 33-
           74436).
  **10.13 --Memorandum of Preferred Stock Purchase Agreement dated July 31,
           1994, by and among Drypers Corporation, Seler S.A., Ricardo Marcelo
           Albamonte and Alfred Garcia Bernal (Filed as Exhibit 10.1 to Form
           10-Q filed August 15, 1994, Commission File No. 0-23422).

 EXHIBIT
  NUMBER                         DESCRIPTION OF EXHIBITS
 -------                         -----------------------
  **10.14 --Drypers Corporation 1995 Key Employee Stock Option Plan (Filed as
           Exhibit 10.1 to Form 10-Q filed August 4, 1995, Commission File No.
           0-23422).
  **10.15 --Drypers Corporation 1994 Non-Employee Director Option Plan (Filed
           as Exhibit 10.2 to Form 10-Q filed August 4, 1995, Commission File
           No. 0-23422).
  **10.16 --Form of Drypers Corporation 1995 Key Employee Stock Option Plan
           Nonqualified Stock Option Agreement (Filed as Exhibit 10.3 to Form
           10-Q filed August 4, 1995, Commission File No. 0-23422).
  **10.17 --Form of Drypers Corporation 1995 Key Employee Stock Option Plan
           Incentive Stock Option Agreement (Filed as Exhibit 10.4 to Form 10-Q
           filed August 4, 1995, Commission File No. 0-23422).
 **+10.18 --Employment Agreement dated February 25, 1997, by and between
           Drypers Corporation and Walter V. Klemp. (Filed as Exhibit 10-24 to
           Form 10-K filed March 31, 1997, Commission File No. 0-23422).
 **+10.19 --Employment Agreement dated February 25, 1997, by and between
           Drypers Corporation and Raymond M. Chambers. (Filed as Exhibit 10-25
           to Form 10-K filed March 31, 1997, Commission File No. 0-23422).
 **+10.20 --Employment Agreement dated February 25, 1997, by and between
           Drypers Corporation and Terry A. Tognietti. (Filed as Exhibit 10-26
           to Form 10-K filed March 31, 1997, Commission File No. 0-23422).
 **+10.21 --Employment Agreement dated March 14, 1996, by and between Drypers
           Corporation and Joe D. Tanner. (Filed as Exhibit 10-27 to Form 10-K
           filed March 31, 1997, Commission File No. 0-23422).
 **+10.22 --Employment Agreement dated July 19, 1996, by and between Drypers
           Corporation and David M. Olsen. (Filed as Exhibit 10-28 to Form 10-K
           filed March 31, 1997, Commission File No. 0-23422).
 **+10.23 --Drypers Corporation Amended and Restated 1995 Key Employee Stock
           Option Plan. (Filed as Exhibit 10.28 to Amendment No. 1 to Form S-4
           filed September 15, 1997, Registration Statement No. 333-34071).
 **+10.24 --Drypers Corporation 1996 Non-Employee Director Stock Option Plan.
           (Filed as Exhibit 10.29 to Amendment No. 1 to Form S-4 filed
           September 15, 1997, Registration Statement No. 333-34071).
 **+10.25 --First Amendment to Drypers Corporation Amended and Restated 1995
           Key Employee Stock Option Plan. (Filed as Exhibit 10.30 to Amendment
           No. 1 to Form S-4 filed September 15, 1997, Registration Statement
           No. 333-34071).
  **10.26 --Credit Agreement Dated as of April 1, 1998 by and among Drypers
           Corporation and the Banks which are parties hereto and BankBoston,
           N.A., as Agent. (Filed as Exhibit 10.1 to Form 10-Q filed May 13,
           1998, Commission File No. 023422).
  ***12.1 --Statement Regarding Computation of Ratio of Earnings to Fixed
           Charges.
  ***21.1 --Subsidiaries of Drypers Corporation.
    *23.1 --Consent of Arthur Andersen LLP.
    *23.2 --Consent of Fulbright & Jaworski, L.L.P. (contained in Exhibit 5.1).
    *24.1 --Powers of Attorney (See page II-6).
    *25.1 --Statement of Eligibility under Trust Indenture Act of 1939 of a
           Corporation designated to act as Trustee on Form T-1.
    *99.1 --Form of Letter of Transmittal and related documents.

--------
 * Filed herewith.
** Incorporated by reference to the filing indicated.

*** Previously filed.
+  Management contract or compensatory plan or arrangement filed pursuant to
   Item 14 of Form 10-K.

(b) Financial Statement Schedules

  The following financial statement schedule should be read in conjunction with the financial statements included in this Registration Statement.

      Report of Independent Public Accountants.............................. S-1
      Schedule II--Valuation and Qualifying Accounts........................ S-2

ITEM 22. UNDERTAKINGS.

  We the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act aunt, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 8, 1998.

                                          DRYPERS CORPORATION

                                                   /s/ Walter V. Klemp
                                          By __________________________________
                                                     Walter V. Klemp
                                                  Chairman of the Board
                                            and to Co-Chief Executive Officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                            TITLE                  DATE
             ---------                            -----                  ----

     /s/   Walter V. Klemp           Chairman of the Board, Co-Chief June 8, 1998
____________________________________ Executive Officer and Director
          Walter V. Klemp            (Principal Executive Officer)

     /s/ Terry A. Tognietti          Co-Chief Executive Officer,     June 8, 1998
____________________________________ President--Drypers North
         Terry A. Tognietti          America and Director

   /s/  Raymond M. Chambers          Co-Chief Executive Officer,     June 8, 1998
____________________________________ President--Drypers
        Raymond M. Chambers          International
                                     and Director

    /s/  Philip A. Tuttle*           Director                        June 8, 1998
____________________________________
          Philip A. Tuttle

       /s/ Nolan Lehmann*            Director                        June 8, 1998
____________________________________
           Nolan Lehmann

      /s/ Gary L. Forbes*            Director                        June 8, 1998
____________________________________
           Gary L. Forbes

     /s/ Jonathan P. Foster          Executive Vice President and    June 8, 1998
____________________________________ Chief Financial Officer
         Jonathan P. Foster          (Principal Financial Officer
                                     and Principal Accounting
                                     Officer)

*By  /s/ Walter V. Klemp
---------------------------------

     Walter V. Klemp,

   as attorney in fact

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Drypers Corporation:

  We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Drypers Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Form 10-K and have issued our report thereon dated March 18, 1998. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Financial statement
Schedule II is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This financial statement schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Houston, Texas
March 18, 1998

                                                                     SCHEDULE II

                      DRYPERS CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                          BALANCE   ADDITIONS
                            AT     CHARGED TO                          BALANCE
                         BEGINNING    COST                             AT END
     CLASSIFICATION      OF PERIOD AND EXPENSE DEDUCTIONS(1) OTHER(2) OF PERIOD
     --------------      --------- ----------- ------------- -------- ---------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS:
  Year Ended December
   31, 1995.............  $  238     $  490       $  (395)     $607    $  940
  Year Ended December
   31, 1996.............  $  940     $1,240       $(1,020)       --    $1,160
  Year Ended December
   31, 1997.............  $1,160     $1,532       $  (628)       --    $2,064

--------
(1) Write-offs of uncollectible accounts.
(2) Consolidation of Seler, S.A.'s allowance for doubtful accounts as of July 31, 1995.

                                      S-2